As filed with the U.S. Securities and Exchange Commission on March 11, 2008
Registration No. 333-147874
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE
AMENDMENT NO. 1
TO

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SunTrust Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	6711	58-1575035
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

303 Peachtree Street, NE
Atlanta, GA 30308
(404) 588-7711
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

RAYMOND D. FORTIN
Corporate Executive Vice President and General Counsel
303 Peachtree Street, NE
Atlanta, GA 30308
(404) 588-7711
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

C. WILLIAM BAXLEY	THOMAS O. POWELL
King & Spalding LLP	DAVID W. GHEGAN
1180 Peachtree Street, NE	Troutman Sanders LLP
Atlanta, GA 30309	600 Peachtree Street, NE
(404) 572-4600	Atlanta, GA 30308 (404) 885-3000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the merger described in this document have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT	PROSPECTUS
OF	OF
GB&T BANCSHARES, INC.	SUNTRUST BANKS, INC.

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The boards of directors of GB&T Bancshares, Inc. (“GB&T”) and SunTrust Banks, Inc. (“SunTrust”) have each unanimously agreed to the acquisition of GB&T by SunTrust pursuant to the merger of GB&T with and into SunTrust. SunTrust will be the surviving bank holding company in the merger. GB&T shareholders are being asked to approve the merger at a special meeting of shareholders to be held on April 24, 2008. SunTrust shareholders are not required to approve the merger under Georgia law.

If the merger is completed, GB&T shareholders will receive, for each share of GB&T common stock they own immediately prior to the merger, 0.1562 shares of SunTrust common stock. In addition, each outstanding option to purchase shares of GB&T common stock will be converted into an option to purchase the number of shares of SunTrust common stock (rounded down to the nearest whole share) equal to the number of shares of GB&T common stock subject to the stock option multiplied by 0.1562.

Based upon a maximum of 14,230,796 shares of GB&T common stock and 682,790 options to purchase shares of GB&T common stock (or other equity-based awards) expected to be outstanding as of the effective time of the merger, SunTrust expects to issue, or reserve for issuance, up to 2,329,503 shares of its common stock in connection with the merger. SunTrust common stock is listed on the New York Stock Exchange under the symbol “STI.” GB&T common stock is listed on the Nasdaq Global Select Market under the symbol “GBTB.”

A special meeting of the GB&T shareholders will be held at the Gainesville Civic Center, 830 Green St., NE, Gainesville, Georgia 30501, on Thursday, April 24, 2008 at 10:00 a.m. local time. At the special meeting, you will be asked to approve the Agreement and Plan of Merger, dated November 2, 2007, between SunTrust and GB&T, which is referred to in this proxy statement/prospectus as the “merger agreement.” Approval of the merger agreement requires bank regulatory approvals and the affirmative vote of a majority of the shares of GB&T common stock outstanding on March 5, 2008, the record date.

Your vote is very important. The GB&T board of directors recommends that you vote FOR approval of the merger agreement and FOR the authorization to adjourn, if necessary. The board urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy. You can also vote on the Internet or by telephone by following the instructions on the proxy card.

You should read carefully this entire proxy statement/prospectus and the documents incorporated in this proxy statement/prospectus by reference because they contain important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors Relating to the Merger,” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of SunTrust common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated March 11, 2008 and is first being mailed to the GB&T shareholders on or about March 13, 2008.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SunTrust and GB&T from documents that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 65. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from SunTrust or GB&T at the following addresses:

SunTrust Banks, Inc.	GB&T Bancshares, Inc.
303 Peachtree Street, NE	500 Jesse Jewell Parkway, SE
Mail Code GA — Atlanta — 0634	P.O. Box 2760
Atlanta, GA 30308	Gainesville, GA 30501
(404) 588-7711	(770) 532-1212
Attention: Director of Investor	Attention: Chief Financial Officer
Relations

You also may obtain these documents at the Securities and Exchange Commission’s website, “www.sec.gov,” and you may obtain certain of these documents at SunTrust’s website, “www.suntrust.com,” by selecting “Investor Relations” and then selecting “Financials & Regulatory Filings” and then selecting “SEC Filings,” and at GB&T’s website, “www.gbtbancshares.com,” by selecting “Corporate Information” and then selecting “Documents.” Information contained on the SunTrust and GB&T websites is expressly not incorporated by reference into this proxy statement/prospectus.

If you would like to request documents, please do so before April 17, 2008, in order to receive them before the GB&T special meeting.

GB&T BANCSHARES, INC.
500 Jesse Jewell Parkway SE
P.O. Box 2760
Gainesville, Georgia 30501

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 2008

To the Shareholders of GB&T Bancshares, Inc.:

GB&T will hold a special meeting of shareholders at the Gainesville Civic Center, 830 Green St. NE, Gainesville, Georgia 30501, on Thursday, April 24, 2008 at 10:00 a.m., local time, for the following purposes:

1. Merger.  To approve the Agreement and Plan of Merger, dated November 2, 2007, between SunTrust Banks, Inc. and GB&T Bancshares, Inc., pursuant to which SunTrust will acquire GB&T through the merger of GB&T with and into SunTrust. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

2. Adjournment.  To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies if there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement.

3. Other business.  To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Only shareholders of record at the close of business on March 5, 2008, the record date, are entitled to notice of and to vote at the special meeting or any adjournments of the special meeting. The approval of the merger agreement requires the affirmative vote of a majority of the shares of GB&T common stock outstanding on the record date.

After careful consideration, your board of directors supports the merger and recommends that you vote FOR approval of the merger agreement and FOR the authorization to adjourn, if necessary. Although we do not know of any other matters to be presented at the special meeting, if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

You are cordially invited to attend the special meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card or cast your vote by telephone or the Internet.

By Order of the Board of Directors

Richard A. Hunt
President and Chief Executive Officer

Gainesville, Georgia
March 13, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope or by following the instructions on the proxy card to vote by telephone or the Internet. You may revoke your proxy at any time before it is voted by giving written notice of revocation to GB&T’s chief financial officer, by filing a properly executed proxy of a later date with GB&T’s chief financial officer, or by changing your telephone or Internet vote (if you have used either of these electronic means to submit your prior vote), at or before the meeting. You also may revoke your proxy by attending and voting your shares in person at the meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE GB&T MEETING

About the Merger

Q:	What am I voting on?

A:	SunTrust is proposing to acquire GB&T. You are being asked to vote to approve and adopt the merger agreement and on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. In the merger, GB&T will merge into SunTrust. SunTrust would be the surviving entity in the merger, and GB&T would no longer be a separate company.

Q:	What will I receive in exchange for my GB&T shares?

A:	Upon completion of the merger, you will receive 0.1562 of a share of SunTrust common stock, without interest, for each share of GB&T common stock that you own. You will receive cash in lieu of any fractional shares of SunTrust common stock. The aggregate value of the merger consideration will fluctuate with the market price of SunTrust common stock.

Q:	What are the tax consequences of the merger to me?

A:	The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the “Code”). Assuming that the merger is completed as currently contemplated, you will not recognize any gain or loss for United States federal income tax purposes when you exchange your GB&T shares for SunTrust shares in the merger, except with respect to cash received in lieu of a fractional SunTrust share. The merger is conditioned on the receipt of legal opinions that for United States federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

For a more complete discussion of the United States federal income tax consequences of the merger, see “The Merger — Material United States Federal Income Tax Consequences” beginning on page 50.

Tax matters are complicated and the consequences of the merger to any particular GB&T shareholder will depend on that shareholder’s particular facts and circumstances. You are urged to consult your tax advisor to determine your own tax consequences from the merger.

Q:	Will I continue to receive future dividends?

A:	After considering GB&T’s net loss for the fourth quarter and year ended December 31, 2007, GB&T’s current capital requirements and financial condition, the challenging loan environment and the state of the financial institutions industry generally and discussions with SunTrust, the GB&T board of directors has determined not to declare a dividend in the first quarter of 2008. Although the terms of the merger agreement permit the GB&T board of directors to continue to pay its regular quarterly dividend through the closing of the merger, the GB&T board of directors believed that the payment of a quarterly dividend in the first quarter of 2008 would not be prudent for the reasons mentioned above. If the merger is not completed because the GB&T shareholders fail to approve the merger or for any other reason, any decision by the GB&T board of directors to pay dividends in the future will be determined after consideration of GB&T’s earnings, capital requirements and financial condition, and will depend on cash dividends paid to GB&T by its subsidiary banks.

After completion of the merger, you will be entitled only to dividends on any SunTrust shares you receive in the merger. The holders of SunTrust common stock receive dividends if and when declared by the SunTrust board of directors out of legally available funds. During the first quarter of 2008, SunTrust declared a dividend of $0.77 per share of common stock, an increase of more than 5% over the quarterly dividend paid by SunTrust in 2007. SunTrust declared a dividend of $0.73 per share of common stock during each quarter of 2007. During each quarter of 2006 SunTrust paid a cash dividend of $0.61 per share of common stock. Following the completion of the merger, SunTrust expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and the SunTrust board of directors’ consideration of other relevant factors.

Q:	What is the required vote to approve and adopt the merger agreement?

A:	Holders representing a majority of the outstanding shares of GB&T common stock entitled to vote at the special meeting must vote to approve and adopt the merger agreement to complete the merger. No vote of SunTrust shareholders is required in connection with the merger.

Q:	What happens if I do not vote?

A:	Because the required vote of GB&T shareholders is based upon the number of outstanding shares of GB&T common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote AGAINST approval and adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger agreement and FOR approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q:	How does the GB&T board of directors recommend I vote?

A:	The GB&T board of directors unanimously recommends that GB&T shareholders vote FOR approval and adoption of the merger agreement and FOR the proposal to adjourn the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. The GB&T board of directors has determined that the merger is advisable and in the best interests of GB&T and its shareholders.

Q:	Do I have dissenters’ rights with respect to the merger?

A:	No. Under Georgia law, because SunTrust common stock is the sole consideration you will receive pursuant to the merger, and because SunTrust common stock and GB&T common stock each are listed on a national securities exchange, you have no right to dissent from the merger, demand a judicial determination of the “fair value” of your shares of GB&T common stock and obtain a cash payment for your shares of GB&T common stock. See “The Merger — Dissenters’ Rights” beginning on page 53.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as possible. To complete the merger, we must obtain approval of the GB&T shareholders and satisfy or waive all other closing conditions under the merger agreement, which we currently expect should occur in the second quarter of 2008. However, we cannot assure you when or if the merger will occur. See “The Merger — Conditions to the Completion of the Merger” beginning on page 39. If the merger occurs, SunTrust will promptly make a public announcement of this fact.

Q:	What will happen to my GB&T shares after completion of the merger?

A:	Upon completion of the merger, your shares of GB&T common stock will be canceled and will represent only the right to receive your portion of the merger consideration and any declared but unpaid dividends that you may be owed. In addition, trading in shares of GB&T common stock on the Nasdaq Global Select Market will cease and price quotations for shares of GB&T common stock will no longer be available.

About the GB&T Special Meeting

Q:	When and where is the GB&T special shareholders’ meeting?

A:	The GB&T special shareholders’ meeting will take place at the Gainesville Civic Center, 830 Green St., NE, Gainesville, Georgia 30501, on Thursday, April 24, 2008 at 10:00 a.m. local time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of GB&T common stock at the close of business on March 5, 2008, which is the date the GB&T board of directors has fixed as the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained and referred to in this proxy statement/prospectus, including its appendices, please authorize your shares of GB&T common stock to be voted by returning your completed, dated and signed proxy card in the enclosed return envelope, or follow the instructions on the proxy card to vote by telephone or the Internet, as soon as possible. To be sure your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend the special meeting in person. DO NOT enclose or return your stock certificate(s) with your proxy card. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of the GB&T shareholders and vote your shares in person rather than by signing and returning your proxy card or voting by telephone or the Internet. If you wish to vote in person and your shares are held by a broker, bank or other nominee, you need to obtain a proxy form from the broker, bank or nominee authorizing you to vote your shares held in the broker’s, bank’s or nominee’s name.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	Yes, but your broker, bank or other nominee may vote your shares of GB&T common stock only if you instruct your broker, bank or other nominee how to vote. If you do not provide your broker, bank or other nominee with instructions on how to vote your street name shares, your broker, bank or other nominee will not be permitted to vote them on the merger agreement. You should follow the directions your broker, bank or other nominee provides to ensure your shares are voted at the special meeting. Please check the voting form used by your broker, bank or other nominee to see if it offers telephone or Internet voting.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares of GB&T common stock are registered in your own name, you can do this in one of three ways:

• First, you can deliver to GB&T, prior to the special meeting, a written notice stating that you want to revoke your proxy. The notice should be sent to the attention of the Chief Financial Officer, GB&T Bancshares, Inc., 500 Jesse Jewell Parkway SE, P.O. Box 2760, Gainesville, Georgia 30501, to arrive by the close of business on April 23, 2008.

• Second, prior to the special meeting you can complete and deliver a new proxy card. The proxy card should be sent to the addressee indicated on the pre-addressed stamped envelope enclosed with your initial proxy card to arrive by the close of business on April 23, 2008. The latest dated and signed proxy actually received by this addressee before the special meeting will be counted, and any earlier proxies will be considered revoked. If you submit your proxy electronically through the Internet or by telephone, you can change your vote by submitting a different vote through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

• Third, you can attend the GB&T special meeting and vote in person. Any earlier proxy will thereby be revoked automatically. Simply attending the meeting, however, will not revoke your proxy, as you must vote at the special meeting to revoke a prior proxy.

v

If you are a street name shareholder and you vote by proxy, you may later revoke your proxy’s instructions by informing the holder of record in accordance with that entity’s procedures.

Q:	Why is it important for me to vote?

A:	We cannot complete the merger without holders of a majority of the outstanding shares of GB&T common stock entitled to vote voting in favor of the approval and adoption of the merger agreement.

Q:	What happens if I sell my shares of GB&T common stock before the special meeting?

A:	The record date for the special meeting is March 5, 2008, which is earlier than the date of the special meeting. If you hold your shares of GB&T common stock on the record date you will retain your right to vote at the special meeting. If you transfer your shares of GB&T common stock after the record date but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for shares of GB&T common stock and any dividends that have a record date after the date on which you transfer your shares. The right to receive the merger consideration will pass to the person who owns your shares of GB&T common stock when the merger is completed.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to receive the merger consideration. If the merger agreement is terminated, any GB&T stock certificates that you previously sent to the exchange agent will be promptly returned to you without charge.

How to Get More Information

Q:	Where can I find more information about GB&T and SunTrust?

A:	You can find more information about GB&T and SunTrust from various sources described under the heading “Where You Can Find More Information” beginning on page 65.

Q:	Who do I call if I have questions about the special meeting or the merger?

A:	If you have any question about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

GB&T Bancshares, Inc. 500 Jesse Jewell Parkway, SE P.O. Box 2760 Gainesville, Georgia 30501 Attention: Chief Financial Officer (770) 532-1212

SUMMARY OF THE MERGER

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you, including the appendices. See “Where You Can Find More Information” on page 65. Each item in this summary refers to the page where that subject is discussed in more detail.

Information about the Companies (pages 22 and 23)

SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, GA 30308
(404) 588-7711

SunTrust Banks, Inc., with total assets of $179.6 billion as of December 31, 2007, is one of the nation’s largest financial holding companies, and has its principal offices in Atlanta, Georgia. Through its flagship subsidiary, SunTrust Bank, SunTrust provides deposit, credit and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, equipment leasing, brokerage and capital market services. SunTrust’s client base encompasses a broad range of individuals and families, high-net-worth clients, businesses and institutions. As of December 31, 2007, SunTrust had 1,682 retail and specialized service branches and 2,507 ATMs, which are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia.

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, SE
P.O. Box 2760
Gainesville, GA 30501
(770) 532-1212

GB&T is a multi-bank holding company based in Gainesville, Georgia. All of its business activities are conducted through the 30 branches of its seven wholly-owned bank subsidiaries, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, First National Bank of Gwinnett and Mountain State Bank.

Through its subsidiary banks, GB&T offers a wide range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations that are located in, or conduct a substantial portion of their business in, GB&T’s market areas. GB&T complements its lending operations with an array of retail deposit products and fee-based services to support its clients including checking accounts, money market accounts, savings accounts and certificates of deposit. GB&T also offers a variety of other traditional banking services to its customers, including drive-up and night depository facilities, 24-hour automated teller machines, internet banking, telephone banking and limited trust services.

As of December 31, 2007, GB&T had total consolidated assets of approximately $1.9 billion, total consolidated deposits of approximately $1.5 billion, total consolidated loans of approximately $1.5 billion and total consolidated shareholders’ equity of approximately $218.4 million.

GB&T Will Merge with and into SunTrust (page 25)

The contemplated transaction involves a merger of GB&T with and into SunTrust. SunTrust will survive the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

What GB&T Shareholders Will Receive in the Merger (page 37)

Under the merger agreement, if the merger is completed, you will receive 0.1562 of a share of SunTrust common stock in exchange for each of your shares of GB&T common stock.

No fractional shares of SunTrust common stock will be issued in the merger. Instead, cash will be paid for any fractional share of SunTrust common stock to which you would otherwise be entitled.

The table below shows the closing price of SunTrust common stock, GB&T common stock and the equivalent price per share of GB&T common stock on November 1, 2007 (the last full New York Stock Exchange (“NYSE”) and Nasdaq Global Select Market trading day before public announcement of the merger) and on March 10, 2008 (the last practicable trading date prior to the date of this proxy statement/prospectus). The equivalent price per share of GB&T common stock is calculated by multiplying the SunTrust per share closing price by the exchange ratio of 0.1562, which is the portion of a share of SunTrust common stock that GB&T shareholders will receive in the merger for each share of GB&T common stock that they own.

	SunTrust Closing	GB&T Closing	Equivalent
	Price	Price	Price per Share

November 1, 2007	$69.13	$8.80	$10.80
March 10, 2008	$54.56	$8.03	$8.52

Because the 0.1562 exchange ratio is fixed, but the market price of SunTrust common stock will fluctuate prior to the merger, the equivalent price per share of GB&T common stock also will fluctuate prior to the merger, and you will not know the final equivalent price per share of GB&T common stock when you vote on the merger.

Set forth below is a table showing a range of prices for a share of SunTrust common stock and the corresponding equivalent price per share of GB&T common stock that is to be converted into SunTrust common stock in the merger. The table does not reflect the fact that cash will be paid instead of fractional shares.

Closing Price per Share of	Equivalent Price per Share of
SunTrust Common Stock	GB&T Common Stock

$70.00	$10.93
69.00	10.78
68.00	10.62
67.00	10.47
66.00	10.31
65.00	10.15
64.00	10.00
63.00	9.84
62.00	9.68
61.00	9.53
60.00	9.37
59.00	9.22
58.00	9.06
57.00	8.90
56.00	8.75
55.00	8.59
54.00	8.43
53.00	8.28
52.00	8.12
51.00	7.97
50.00	7.81

SunTrust common stock is traded on the NYSE under the symbol “STI.” GB&T common stock is traded on the Nasdaq Global Select Market under the symbol “GBTB.” We urge you to obtain information on the market value of SunTrust common stock and GB&T common stock that is more recent than that provided in this proxy statement/prospectus. You should obtain current stock price quotations from a newspaper, the Internet or your broker. The merger agreement does not include a price-based termination right or other protection against declines in the market value of SunTrust common stock.

Material United States Federal Income Tax Consequences to GB&T Shareholders (page 50)

It is a condition to the merger that both SunTrust and GB&T receive legal opinions dated as of the date of completion of the merger to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger is treated in this manner for United States federal income tax purposes, you generally will not recognize any taxable gain or loss on the conversion of your shares of GB&T common stock into shares of SunTrust common stock in the merger, except for cash paid instead of fractional shares.

Your holding period for the SunTrust common stock received in the merger, which determines how any gain or loss should be treated for United States federal income tax purposes upon future sales of such SunTrust common stock, generally will include your holding period for the GB&T common stock exchanged in the merger.

You should refer to “The Merger — Material United States Federal Income Tax Consequences” beginning on page 50 for a more complete discussion of the United States federal income tax consequences of the merger.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

SunTrust’s Future Dividend Policy

The holders of SunTrust common stock receive dividends if and when declared by the SunTrust board of directors out of legally available funds. During the first quarter of 2008, SunTrust declared a dividend of $0.77 per share of common stock. SunTrust declared a dividend of $0.73 per share of common stock during each quarter of 2007. During each quarter of 2006 SunTrust paid a cash dividend of $0.61 per share of common stock. Following the completion of the merger, SunTrust expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and the SunTrust board of directors’ consideration of other relevant factors.

The GB&T Board of Directors’ Recommendation to GB&T Shareholders (page 21)

The GB&T board of directors has unanimously approved the merger agreement and has determined that the merger is in the best interests of GB&T shareholders. The GB&T board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement and FOR any adjournment of the special meeting.

Certain Individuals Have Executed Voting Agreements (page 48)

As of the record date, the directors and executive officers of GB&T and their respective affiliates beneficially owned approximately 8% of the outstanding shares of GB&T common stock, including shares subject to options currently exercisable but not exercised. Concurrently with the signing of the merger agreement, individuals who are also directors of GB&T and who beneficially own approximately 8%, in the aggregate, of the outstanding voting power of GB&T executed voting agreements with SunTrust pursuant to which they agreed to vote their shares in favor of the merger.

GB&T’s Financial Advisor Has Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to GB&T Shareholders (page 30)

In deciding to approve the merger, the GB&T board of directors received an opinion from Keefe, Bruyette & Woods, Inc., dated November 1, 2007, as to the fairness from a financial point of view to the holders of GB&T common stock of the consideration to be received in the merger. This opinion is attached as Appendix B. You should read this opinion in its entirety for a discussion of the assumptions, qualifications and limitations set forth in the review by Keefe, Bruyette & Woods, Inc. in rendering its opinion. This opinion does not constitute a recommendation as to how any GB&T shareholder should vote on the merger agreement.

The GB&T Board of Directors’ Reasons for the Merger (page 28)

The GB&T board of directors believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, GB&T and its shareholders. In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the GB&T board of directors consulted with GB&T’s management, as well as its legal and financial advisors, and considered a number of factors, including, but not limited to:

•	its knowledge of the current environment in the financial services industry, including national and economic conditions, continued consolidation, substantially increased operating costs, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, including the recent difficulties in the sub-prime mortgage lending and residential real estate market and the likely effects of these factors on GB&T’s potential growth, development, productivity, profitability and strategic options relative to SunTrust’s, and the historical market prices of GB&T’s common stock;

•	the decline in the prices of financial services stocks generally and, in particular, the declining stock price of GB&T relative to its peers during the time in which the GB&T board of directors was considering SunTrust’s proposal;

•	the financial analyses presented by KBW to the GB&T board of directors, and the opinion delivered to GB&T by KBW to the effect that, as of November 1, 2007, and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the merger consideration specified in the merger agreement was fair from a financial point of view to the holders of shares of GB&T common stock;

•	the GB&T board of directors’ belief that a merger with SunTrust would allow GB&T shareholders to participate in a combined company that would have better future prospects than GB&T was likely to achieve on an independent basis, with greater market penetration in and around GB&T’s historical markets and more diversified customer bases and revenue sources; and

•	SunTrust’s historical stock price, liquidity, and history of paying regular quarterly cash dividends on its common stock (see “Comparative Market Prices and Dividends” beginning on page 9) and the fact that SunTrust’s quarterly dividend payouts would represent a substantial increase over the dividend traditionally paid by GB&T.

You can find a detailed discussion of the background to the merger agreement and GB&T’s reasons for the merger in this proxy statement/prospectus under “The Merger — Background of the Merger” beginning on page 25 and “The Merger — GB&T’s Reasons for the Merger; Recommendation of the Merger by the GB&T Board of Directors” beginning on page 28.

Certain Interests of GB&T Directors and Executive Officers in the Merger (page 54)

Some of the GB&T executive officers and directors have certain interests in the merger in addition to their interests as GB&T shareholders generally. Members of the GB&T board of directors knew about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•	the continuation of employee benefits;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of the GB&T officers and directors for certain liabilities;

•	potential change-in-control payments that may be owed following the merger; and

•	a potential consulting or employment agreement that may be entered into with Richard A. Hunt, GB&T’s President and Chief Executive Officer, following the merger.

The parties anticipate that Richard A. Hunt will be retained by SunTrust following completion of the merger to assist with transitional issues until the end of 2008 and will receive his current salary and health and welfare benefits for such period of time. In addition, as of the date of this proxy statement/prospectus, SunTrust has decided to allocate three seats on one of SunTrust’s local advisory boards to be filled by current members of the GB&T board of directors. SunTrust made this decision following the execution of the merger agreement and made no determination prior to such time as to which individuals, if any, would be selected to serve in such capacity following completion of the merger. The approximate annual compensation for an individual serving in this capacity is $7,000.

Moreover, GB&T directors executed noncompetition agreements with SunTrust concurrently with the signing of the merger agreement.

These interests are more fully described in this proxy statement/prospectus under the heading “The Merger — Certain Interests of GB&T Directors and Executive Officers in the Merger” beginning on page 54.

Quorum and Vote Required to Approve the Merger (page 19)

Shareholders who own GB&T common stock at the close of business on March 5, 2008, the record date, will be entitled to vote at the meeting. A majority of the issued and outstanding shares of GB&T common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger agreement requires the affirmative vote of a majority of the shares of GB&T common stock outstanding on the record date. Approval of the authorization to adjourn the special meeting, if necessary, requires that the number of votes in favor of the proposal exceed the number of votes against the proposal.

The merger does not require approval of the SunTrust shareholders.

Neither SunTrust nor GB&T Shareholders Have Dissenters’ Rights (page 53)

Under Georgia law, GB&T shareholders do not have the right to dissent from the merger and demand a judicial determination of the “fair value” of their shares of GB&T common stock in connection with the merger.

In addition, SunTrust shareholders will not have dissenters’ rights in connection with the merger.

GB&T Shareholders’ Meeting to be Held on April 24, 2008 (page 19)

A special meeting of the GB&T shareholders will be held at the Gainesville Civic Center, 830 Green St., NE, Gainesville, Georgia 30501 on Thursday, April 24, 2008, at 10:00 a.m., local time. At the meeting, the GB&T shareholders will vote on the merger agreement and on the authorization to adjourn the special meeting if there are insufficient votes, in person or by proxy, at the meeting to approve the merger agreement.

The Merger is Expected to Occur in the Second Quarter of 2008 (page 39)

The merger will occur after all the conditions to its completion have been satisfied or, if permissible, waived. Currently, we anticipate that the merger will occur in the second quarter of 2008. However, we cannot assure you that the merger will occur. We must first obtain approval of the GB&T shareholders at the special meeting. If the merger has not been completed by July 31, 2008, either SunTrust or GB&T may terminate the merger agreement so long as the party electing to terminate has not caused the failure of the merger to close by failing to comply with the merger agreement.

GB&T Stock Options Will Convert Into SunTrust Stock Options (page 37)

When the merger is completed, outstanding options to acquire GB&T common stock and other equity-based awards granted to employees and directors under GB&T’s stock option plans and other relevant agreements will automatically convert into options to purchase SunTrust common stock or similar equity-based awards in respect of shares of SunTrust common stock, as the case may be. Subject to certain adjustments to reflect the exchange ratio contemplated by the merger agreement, the GB&T stock options and other equity-based awards will continue to be governed by the terms of the GB&T stock option plans and/or any other relevant agreements under which they were granted, as the case may be.

Completion of the Merger Is Subject to Certain Conditions (page 39)

The completion of the merger depends upon satisfaction of a number of conditions, including the following:

•	approval and adoption of the merger agreement by the GB&T shareholders;

•	approval for listing on the NYSE of the shares of SunTrust common stock issuable pursuant to the merger agreement, subject to official notice of issuance;

•	SunTrust’s registration statement on Form S-4, which includes this proxy statement/prospectus, becoming effective;

•	absence of any legal prohibition on completing the merger;

•	absence of any threatened order, injunction or decree which represents a reasonable probability of preventing completion of the merger or imposing damages that would reasonably be expected to have a material adverse effect on SunTrust, GB&T or the surviving corporation (see “The Merger — Representations and Warranties” beginning on page 40);

•	absence of the enactment of any law that would make completion of the merger illegal;

•	accuracy, as of the closing date of the merger, of the representations and warranties made by each party to the extent specified in the merger agreement;

•	performance of the obligations of, and the covenants made by, each party to the extent specified in the merger agreement;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods; and

•	receipt of tax opinions by each party, dated as of the closing date of the merger, to the effect that for United States federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger Agreement May Be Terminated (page 46)

We may jointly agree to terminate the merger agreement at any time. Either of us also may terminate the merger agreement if:

•	a governmental authority that must grant a regulatory approval denies approval of the merger, and such denial has become final and nonappealable;

•	a governmental entity of competent jurisdiction issues a final and nonappealable order enjoining or otherwise prohibiting the merger;

•	the GB&T shareholders do not approve the merger;

•	the merger is not completed on or before July 31, 2008 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date); or

•	the other party is in breach of any of its covenants, agreements, representations or warranties in the merger agreement, which breach is not cured within 45 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the date of the merger’s completion, result in the failure of any of the conditions relating to tax opinions, regulatory approvals, performance of obligations and covenants, or representations or warranties described under “The Merger — Conditions to the Completion of the Merger” beginning on page 39, provided that the terminating party is not then in breach of any covenant, agreement, representation or warranty contained in the merger agreement.

SunTrust may terminate the merger agreement if the GB&T board of directors:

•	fails to publicly recommend the approval of the merger and the adoption of the merger agreement;

•	in a manner adverse to SunTrust, withdraws, modifies or qualifies its recommendation of the merger and the merger agreement to the GB&T shareholders (or proposes to take such action);

•	in a manner adverse to SunTrust, takes a public action or makes a public statement in connection with the GB&T shareholders’ meeting (including not taking action to convene such meeting) that is inconsistent with its obligations under the merger agreement; or

•	in a manner adverse to SunTrust, recommends any proposal for an Alternative Transaction to the GB&T shareholders (see “The Merger — No Solicitation of Alternative Transactions” beginning on page 44).

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless such party is in breach. However, certain provisions of the merger agreement, including, among others, those provisions relating to expenses and termination fees, will continue in effect despite termination of the merger agreement.

Certain Fees May Be Payable on Termination of the Merger Agreement (page 47)

Under the circumstances described below, GB&T will be required to pay to SunTrust a termination fee of up to $6 million.

The termination fee is payable in full if SunTrust terminates the merger agreement because the GB&T board of directors:

•	does not publicly recommend that the GB&T shareholders approve the merger agreement;

•	in a manner adverse to SunTrust, after recommending approval of the merger agreement, withdraws, modifies or amends its recommendation;

•	in a manner adverse to SunTrust, takes public action or makes a public statement in connection with the GB&T shareholders’ meeting (including not taking action to convene such meeting) that is inconsistent with its obligation to recommend the merger agreement to the GB&T shareholders; or

•	in a manner adverse to SunTrust, recommends a proposal for an Alternative Transaction to the GB&T shareholders (see “The Merger — No Solicitation of Alternative Transactions” beginning on page 44).

If either SunTrust or GB&T terminates because the GB&T shareholders do not approve the merger agreement at the GB&T shareholders’ meeting, and an Alternative Transaction was publicly announced or communicated to the GB&T board of directors on or prior to that time (and has not been withdrawn), then GB&T must pay SunTrust one-third of the termination fee. In this situation, if GB&T executes a definitive agreement with respect to, or completes, an Alternative Transaction within 12 months following the termination, then GB&T must pay SunTrust the remaining two-thirds of the termination fee.

If either SunTrust or GB&T terminates because the GB&T shareholders do not approve the merger agreement at the GB&T shareholders’ meeting and no Alternative Transaction was publicly announced or communicated to the GB&T board of directors on or prior to that time, GB&T must pay all of SunTrust’s out-of-pocket expenses (including expenses of attorneys and other advisors) incurred which relate to or arise out of the negotiation or execution of the merger agreement or any of the transactions contemplated by the merger agreement, in an amount not to exceed $1 million. In this situation, if GB&T executes a definitive agreement with respect to, or completes, an Alternative Transaction within 12 months following the termination, then GB&T must pay SunTrust the full termination fee, less any out-of-pocket expenses previously paid to SunTrust.

If either SunTrust or GB&T terminates because the merger has not been completed by July 31, 2008, and an Alternative Transaction was publicly announced or communicated to the GB&T board of directors on or prior to that time (and has not been withdrawn), then GB&T must pay SunTrust one-third of the termination fee. In this situation, if GB&T executes a definitive agreement with respect to, or completes, an Alternative Transaction within 12 months following the termination, then GB&T must pay SunTrust the remaining two-thirds of the termination fee.

Upon payment of all applicable termination fees and/or out-of-pocket expenses, as the case may be, GB&T will have no further liability to SunTrust due to termination of the merger agreement, or with respect to the failure of the GB&T board of directors to convene the GB&T shareholders’ meeting to vote on the merger and/or recommend that the GB&T shareholders adopt the merger agreement.

We May Amend or Waive Provisions of the Merger Agreement (page 52)

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the GB&T shareholders approve the merger agreement, they must approve any amendment that reduces or changes the form of the consideration that will be received by them or otherwise adversely affects their interests.

SunTrust Will Account for the Merger Using the “Purchase” Method of Accounting (page 53)

SunTrust will account for the merger using the purchase method of accounting. Under the purchase method, SunTrust will record, at fair value, the acquired assets and assumed liabilities of GB&T. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, SunTrust will record goodwill. Based on a closing price of $54.56 of SunTrust common stock on the NYSE on March 10, 2008, management of SunTrust estimates that the total merger consideration (including issuance of common stock and assumption of options on common stock) if the closing occurred on such date would be approximately $124.4 million (based on the number of fully diluted shares of GB&T outstanding on that date). Utilizing information as of December 31, 2007, estimated goodwill is currently expected to total approximately $108.9 million. SunTrust will include in its consolidated results of operations the results of GB&T’s operations after the merger is completed. Due to the fact that the proposed transaction is not material to SunTrust, no pro forma financial information is included in this proxy statement/prospectus, except to the extent included under “Comparative Historical and Pro Forma Per Share Data” beginning on page 11.

Comparison of the Rights of GB&T Shareholders and SunTrust Shareholders (page 56)

The rights of GB&T shareholders are currently governed by GB&T’s articles of incorporation, bylaws and the Georgia Business Corporation Code (the “GBCC”). Following the merger, GB&T shareholders will become SunTrust shareholders, and their rights will be governed by SunTrust’s articles of incorporation, bylaws and the GBCC. A discussion of the rights of GB&T and SunTrust shareholders is set forth in “Comparison of GB&T and SunTrust Shareholders’ Rights” beginning on page 56.

SunTrust Common Stock Issued in the Merger Will Be Listed on the NYSE (page 53)

SunTrust will list the shares of its common stock to be issued in the merger on the NYSE.

Comparative Market Prices and Dividends

SunTrust common stock is listed on the NYSE under the symbol “STI,” and GB&T common stock is listed on the Nasdaq Global Select Market under the symbol “GBTB.” The table below shows the high and low sales prices of SunTrust common stock and GB&T common stock and cash dividends paid and/or declared per share during the periods indicated.

	SunTrust			GB&T
	High	Low	Dividends	High	Low	Dividends

Quarter Ending
March 31, 2008 (through March 10, 2008)	$70.00	$53.30	$0.77	$10.97	$7.81	$0.000
Quarter Ended
December 31, 2007	$78.76	$60.02	$0.73	$13.35	$8.75	$0.095
September 30, 2007	90.47	73.61	0.73	17.14	12.85	0.095
June 30, 2007	94.18	78.16	0.73	18.80	15.91	0.095
March 31, 2007	87.43	80.76	0.73	22.28	17.53	0.090
Quarter Ended
December 31, 2006	$85.64	$76.75	$0.61	$22.86	$20.55	$0.090
September 30, 2006	81.59	75.11	0.61	22.00	20.20	0.090
June 30, 2006	78.33	72.56	0.61	22.85	20.55	0.090
March 31, 2006	76.75	69.68	0.61	22.70	20.31	0.085
Quarter Ended
December 31, 2005	$75.46	$65.32	$0.55	$23.60	$19.53	$0.085
September 30, 2005	75.77	68.85	0.55	24.24	20.25	0.085
June 30, 2005	75.00	69.60	0.55	24.50	18.89	0.085
March 31, 2005	74.18	69.00	0.55	25.01	21.02	0.076

The table below shows the closing prices of SunTrust common stock and GB&T common stock on November 1, 2007, the last full NYSE and Nasdaq Global Select Market trading day before public announcement of the proposed merger.

SunTrust historical	$69.13
GB&T historical	$8.80
GB&T pro forma equivalent(1)	$10.80

(1)	Reflects the pro forma equivalent closing price of the SunTrust common stock that would be received by GB&T shareholders in the merger based on an exchange ratio of 0.1562 of a share of SunTrust common stock for each share of GB&T common stock.

The market prices of both SunTrust common stock and GB&T common stock will fluctuate prior to the merger. You should obtain current stock price quotations for SunTrust common stock and GB&T common stock.

SunTrust Selected Consolidated Historical Financial Data

The following is selected consolidated financial data for SunTrust for the years ended December 31, 2003 through 2007. The selected consolidated financial data are derived from SunTrust’s audited consolidated financial statements. SunTrust’s consolidated financial statements for each of the five fiscal years ended December 31, 2003 through 2007 were audited by an independent registered public accounting firm. The summary below should be read in conjunction with SunTrust’s audited consolidated financial statements, and the related notes thereto, and the other detailed information included in SunTrust’s 2007 Annual Report on Form 10-K, which is incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 65.

	Year Ended December 31
	2007	2006	2005	2004	2003
	(In millions except per share and other data)

Summary of Operations
Interest, fees and dividend income	$10,035.9	$9,792.0	$7,731.3	$5,218.4	$4,768.8
Interest expense	5,316.4	5,131.6	3,152.3	1,533.2	1,448.5

Net interest income	4,719.5	4,660.4	4,579.0	3,685.2	3,320.3
Provision for loan losses	664.9	262.5	176.9	135.6	313.6

Net interest income after provision for loan losses	4,054.6	4,397.9	4,402.1	3,549.6	3,006.7
Noninterest income	3,428.7	3,468.4	3,155.0	2,604.4	2,303.0
Noninterest expense	5,233.8	4,879.9	4,690.7	3,897.0	3,400.6

Income before provision for income taxes	2,249.5	2,986.4	2,866.4	2,257.0	1,909.1
Provision for income taxes	615.5	869.0	879.2	684.1	576.8

Net income	1,634.0	2,117.4	1,987.2	1,572.9	1,332.3
Preferred stock dividends	30.3	7.7	—	—	—

Net income available to common shareholders	$1,603.7	$2,109.7	$1,987.2	$1,572.9	$1,332.3

Net interest income — FTE	$4,822.2	$4,748.4	$4,654.5	$3,743.6	$3,365.3
Total revenue — FTE	8,250.9	8,216.8	7,809.5	6,348.0	5,668.3
Per Average Common Share
Diluted
Net income	$4.55	$5.82	$5.47	$5.19	$4.73
Basic
Net income	4.59	5.87	5.53	5.25	4.79
Dividends paid per average common share	2.92	2.44	2.20	2.00	1.80
Selected Average Balances
Total assets	$177,795.5	$180,315.1	$168,088.8	$133,754.3	$122,325.4
Consumer and commercial deposits	98,020.2	97,175.3	93,355.0	77,091.5	69,443.7
Total shareholders’ equity	17,808.0	17,546.7	16,526.3	11,469.5	9,083.0
As of December 31
Total assets	$179,573.9	$182,161.6	$179,712.8	$158,869.8	$125,250.5
Long-term debt	22,956.5	18,992.9	20,779.2	22,127.2	15,313.9
Preferred stock	500.0	500.0	—	—	—

GB&T Selected Consolidated Historical Financial Data

The following is selected consolidated financial data for the years ended December 31, 2003 through 2007. The selected consolidated financial data are derived from GB&T’s audited consolidated financial statements. GB&T’s consolidated financial statements for each of the five fiscal years ended December 31, 2003 through 2007 were audited by an independent registered public accounting firm. The summary below should be read in conjunction with GB&T’s audited consolidated financial statements, and the related notes thereto, and the other detailed information included in GB&T’s 2007 Annual Report on Form 10-K, which is incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 65.

	Year Ended December 31
	2007	2006	2005	2004	2003
	(In thousands except per share and other data)

Summary Income Statement
Interest income	$137,105	$126,575	$90,185	$58,274	$46,792
Interest expense	72,647	57,393	33,836	17,952	15,288
Net interest income	64,458	69,182	56,979	40,322	31,504
Provision for loan losses	23,727	15,744	5,916	1,406	1,406

Net interest income after provision for loan losses	40,731	53,438	51,063	38,916	30,098
Other income	11,364	10,513	11,631	11,778	9,928
Other expense	68,015	50,159	44,825	36,180	29,693

Income (loss) before provision for income taxes	(15,920)	13,792	17,869	14,514	10,333
Provision for income taxes	(3,431)	4,271	5,878	4,676	2,608

Net income (loss)	$(12,489)	$9,521	$11,991	$9,838	$7,725

Summary Balance Sheet Data
Total loans	$1,500,704	$1,497,701	$1,231,410	$955,880	$709,958
Allowance for loan losses	27,369	24,676	12,773	11,061	8,726
Net loans(1)	1,473,335	1,473,025	1,218,637	944,819	701,232
Total assets	1,939,012	1,900,376	1,584,094	1,274,136	944,278
Total deposits	1,495,432	1,480,168	1,197,026	928,603	728,629
Subordinated debt	29,898	29,898	29,898	29,898	15,464
Shareholders’ equity(2)	218,399	233,338	198,711	174,715	96,843
Net Income (Loss) Per Share (3)
Diluted	$(0.87)	$0.68	$0.93	$1.04	$1.03
Basic	(0.88)	0.70	0.96	1.05	1.06
Cash dividends declared	0.38	0.36	0.33	0.30	0.29
Book value	15.35	16.51	15.54	14.84	11.40
Selected Average Balances
Total loans	$1,528,509	$1,379,203	$1,131,883	$807,340	$608,131
Intangible assets	92,282	84,108	70,947	42,030	17,331
Total assets	1,962,831	1,776,709	1,496,792	1,082,701	813,134
Total deposits	1,525,203	1,374,419	1,123,577	834,100	637,688
Shareholders’ equity	234,960	223,112	198,004	118,271	73,114
Other Data
Common shares outstanding	14,231	14,132	12,784	11,772	8,493
Basic average shares outstanding	14,192	13,652	12,562	9,340	7,313
Diluted average shares outstanding	14,325	13,956	12,880	9,472	7,469

(1)	Net loans include the outstanding principal balances of loans less unearned income, net deferred fees and the allowance for loan losses.

(2)	The increase in shareholders’ equity for the years ended December 31, 2006, 2005 and 2004 related to business combinations was 15%, 12% and 34%, respectively. Net income less dividends declared represented 2%, 4% and 7% of the total increase for the same periods, respectively. The net loss plus dividends declared represented 8% of the total decrease for the year ended December 31, 2007.

(3)	The per share financial data presented in this summary has been adjusted to give effect to the five-for-four stock split accomplished in the form of a stock dividend on June 18, 2004.

Comparative Historical and Pro Forma Per Share Data

Summarized below is the per share information for SunTrust and GB&T on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that have been filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 65.

The pro forma combined information gives effect to the merger accounted for as a purchase. The pro forma calculations reflect that all GB&T shareholders will receive per share stock consideration of 0.1562 of a share of SunTrust common stock for each outstanding share of GB&T common stock. The pro forma information is prepared under the assumption that the merger occurred as of the beginning of the fiscal periods presented (or in the case of shareholders’ equity, as of the date specified). You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger.

Year Ended
December 31,
2007

SunTrust Historical
Net income per common share:
Basic	$4.59
Diluted	4.55
Dividends	2.92
Book value at end of period	50.38
SunTrust Pro Forma Combined
Net income per common share:
Basic	$4.55
Diluted	4.50
Dividends(1)	2.92
Book value at end of period	50.50
GB&T Historical
Net income per common share:
Basic	$(0.88)
Diluted	(0.87)
Dividends	0.38
Book value at end of period	15.35
GB&T Pro Forma (equivalent)(2)
Net income per common share:
Basic	$0.71
Diluted	0.70
Dividends	0.46
Book value at end of period	7.89

(1)	Same as SunTrust’s historical because no change in dividend policy is anticipated as a result of the merger.

(2)	Equivalent pro forma per share data represent the pro forma per share amounts attributed to one share of GB&T common stock that has been exchanged for SunTrust common stock. Equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by an implied exchange ratio of 0.1562.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements” beginning on page 16, you should carefully consider the matters described below. You should also consider the risk factors discussed in SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2007, and the risk factors discussed in GB&T’s Annual Report on Form 10-K for the year ended December 31, 2007, in determining whether to adopt and approve the merger agreement.

Because the market price of SunTrust common stock will fluctuate, you cannot be sure of the market value of the SunTrust common stock that you will receive in the merger.

Each share of GB&T common stock you own will be converted into the right to receive 0.1562 shares of SunTrust common stock. The price of SunTrust common stock you receive may vary from the price of SunTrust common stock on the date the merger was announced, and may differ on the date that this document is mailed to GB&T shareholders and on the date of the meeting of GB&T shareholders.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the values and perceptions of financial services stocks generally, changes in SunTrust’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond SunTrust’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of SunTrust common stock you will receive upon completion of the merger. Additionally, the value of the shares of SunTrust common stock received by a GB&T shareholder may decline immediately after, including, as a result of, the completion of the merger.

Combining the two companies may be more difficult, costly or time-consuming than we expect.

SunTrust and GB&T have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process for this acquisition could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect SunTrust’s ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If SunTrust has difficulties with the integration process, it might not achieve the economic benefits expected to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause SunTrust to lose customers or cause customers to remove their deposits or loans from SunTrust’s banks and move their business to competing financial institutions.

The loss of key personnel may adversely affect SunTrust.

After the completion of the merger, SunTrust expects to integrate GB&T’s business into its own. The integration process and SunTrust’s ability to successfully conduct GB&T’s business after the merger will require the experience and expertise of key employees of GB&T. Therefore, the ability to successfully integrate GB&T’s operations with those of SunTrust, as well as the future success of the combined company’s operations, will depend, in part, on SunTrust’s ability to retain key employees of GB&T following the merger. SunTrust may not be able to retain these or other key employees for the time period necessary to complete the integration process or beyond. The loss of such employees could adversely affect SunTrust’s ability to successfully conduct its business in the markets in which GB&T now operates, which could have an adverse effect on SunTrust’s financial results and the value of its common stock.

The merger agreement limits GB&T’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit GB&T’s ability to discuss competing third-party proposals to acquire all or a significant part of GB&T. In addition, GB&T has agreed to pay SunTrust a fee of $6 million if the transaction is terminated because GB&T decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of GB&T from considering or proposing that acquisition even if it were prepared to pay a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire GB&T than it might otherwise have proposed to pay.

Certain GB&T directors and executive officers have interests in the merger that are different from, or in addition to, their interests as shareholders.

GB&T executive officers and SunTrust negotiated the terms of the merger agreement. The GB&T and SunTrust boards of directors approved the merger agreement and the GB&T board of directors recommended that its shareholders vote to approve the merger agreement. In considering these facts and the other information in this proxy statement/prospectus, you should be aware that certain GB&T directors and executive officers have interests in the merger other than their interests as shareholders. The GB&T board of directors was aware of these interests at the time it approved the merger. These interests may cause GB&T’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger — Certain Interests of GB&T Directors and Executive Officers in the Merger” beginning on page 54 for more information.

If the merger is not consummated by July 31, 2008, either GB&T or SunTrust may choose not to proceed with the merger.

Either GB&T or SunTrust may terminate the merger agreement if the merger has not been completed by July 31, 2008, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

GB&T shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

GB&T shareholders currently have the right to vote in the election of the GB&T board of directors and on other matters affecting GB&T. When the merger occurs, each GB&T shareholder that receives shares of SunTrust common stock will become a shareholder of SunTrust with a percentage ownership in the combined company that is much smaller than the shareholder’s percentage ownership of GB&T. In fact, it is expected that the former shareholders of GB&T as a group will own less than 1% of the outstanding shares of SunTrust immediately after the merger. Because of this, GB&T’s shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of GB&T.

The shares of SunTrust common stock to be received by GB&T shareholders as a result of the merger will have different rights from the shares of GB&T common stock.

Upon completion of the merger, GB&T shareholders will become SunTrust shareholders and their rights as shareholders will be governed by the articles of incorporation and bylaws of SunTrust. The rights associated with GB&T common stock are different than the rights associated with SunTrust common stock. See “Comparison of GB&T and SunTrust Shareholders’ Rights” beginning on page 56.

HomeTown Bank of Villa Rica, one of GB&T’s bank subsidiaries, is subject to a cease-and-desist order.

On November 26, 2007, HomeTown Bank of Villa Rica (“HomeTown Bank”), a wholly owned subsidiary of GB&T, entered into a Stipulation and Consent Agreement with the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance agreeing to the issuance of a Cease and Desist Order (the “Order”). The Order became effective on December 6, 2007. The FDIC and the Georgia Department of Banking and Finance found that HomeTown Bank had engaged in unsafe and unsound practices and violated various banking laws and regulations. HomeTown Bank, without admitting or denying the alleged charges, stipulated to the findings in the Stipulation and Consent Agreement and consented to the issuance of the Order.

Under the terms of the Order, HomeTown Bank has agreed to take a number of affirmative steps, including, among other things: increasing the participation of the board of directors in the affairs of HomeTown Bank; assessing the qualifications and experience of management to comply with the requirements of the Order and operate HomeTown Bank in a safe and sound manner; achieving and maintaining a Tier 1 Capital ratio equal to or exceeding 7.0% of HomeTown Bank’s total assets; in addition to a fully funded loan reserve, developing a plan to meet the minimum risk-based capital requirements as described in the FDIC Statement of Policy on Risk-Based Capital; eliminating certain assets classified as “loss,” “doubtful” or “substandard”; performing a risk segmentation analysis and reducing concentrations in the loan portfolio; establishing effective systems for loan review and grading, loan documentation, and allowance for loan and lease losses; and establishing a written strategic business plan. Over the past several months, HomeTown Bank has begun the implementation of many of the items contained in the Order and many of the conditions imposed by the Order are extensions of these actions. We can make no assurance that HomeTown Bank will be able to implement the steps required under the Order or to otherwise satisfy the bank regulatory agencies. If HomeTown Bank is not able to accomplish the objectives required under the Order and the completion of the merger is delayed, it could have a material adverse effect on GB&T’s financial condition and results of operations.

GB&T has reported that its internal control over financial reporting is not effective, and any unidentified material weaknesses could cause GB&T to fail to meet its SEC and other reporting requirements.

In connection with an evaluation of the effectiveness of GB&T’s internal control over financial reporting for the year ended December 31, 2007, management determined that GB&T’s internal control over financial reporting was not effective, as demonstrated by a material weakness in the controls over loan approval procedures related to loan proceeds disbursement on construction and development loans, and problem loan identification and reporting. GB&T can provide no assurances that these material weaknesses have been fully corrected or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be discovered in the future. If GB&T fails to remediate any such material weaknesses, its operating results or client relationships could be adversely affected or it may fail to meet its SEC reporting requirements or its financial statements may contain a material misstatement.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives or of preventing fraud due to its inherent limitations, regardless of how well designed or implemented. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Because of these limitations, there is a risk that material misstatements or instances of fraud may not be prevented or detected on a timely basis by GB&T’s internal control over financial reporting.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of SunTrust and GB&T and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements relating to the benefits of the merger, including the cost savings and accretion to reported earnings estimated to result from the merger;

•	statements relating to revenues of the combined company after the merger; and

•	statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

These forward-looking statements have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under “Risk Factors Relating to the Merger” above, as well as the following factors:

•	expected cost savings and revenue synergies from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	the businesses may not be integrated successfully following the merger;

•	disruption from the merger may make it more difficult for the combined company to maintain relationships with clients, customers, depositors, employees or suppliers;

•	competitive pressures among financial services companies, and the effect of such pressures on pricing, spending and third-party relationships may intensify;

•	costs or difficulties related to the integration of the businesses of SunTrust and GB&T may be greater than expected;

•	changes in consumer spending and saving habits may have a negative impact on our businesses;

•	weakness in the economy and in the real estate market, including specific weakness within the geographic footprint of the combined company, may adversely affect the combined company;

•	weakness in the real estate markets, including the secondary residential mortgage loan markets, may adversely affect the combined company;

•	adverse changes in general business or economic conditions, including customers’ ability to repay debt obligations, could have a material adverse effect on the combined company’s financial condition and results of operations;

•	changes in market interest rates or capital markets could adversely affect the combined company’s revenues and expenses, the value of assets and obligations, costs of capital or liquidity;

•	the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on the combined company’s earnings;

•	the combined company may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm the combined company’s liquidity, results of operations and financial condition;

•	customers could pursue alternatives to bank deposits, causing the combined company to lose a relatively inexpensive source of funding;

•	customers may decide not to use banks to complete their financial transactions, which could affect the combined company’s net income;

•	the combined company will have businesses other than banking, including asset management and commercial paper conduit businesses, which are subject to a variety of risks;

•	hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business;

•	negative public opinion could damage the combined company’s reputation and adversely impact business and revenues;

•	the combined company will rely on other companies for key components of its business infrastructure;

•	the combined company will rely on its systems, employees and certain counterparties, and certain failures could materially adversely affect the combined company’s operations;

•	the combined company will depend on the accuracy and completeness of information about clients and counterparties;

•	regulation by state and federal agencies could adversely affect the combined company’s business, revenues and profit margins;

•	competition in the financial services industry is intense and could adversely affect the combined company’s business, revenues, and profit margins;

•	future legislation could harm the combined company’s competitive position;

•	maintaining or increasing market share of the combined company will depend on market acceptance and regulatory approval of new products and services;

•	SunTrust’s ability to receive dividends from its subsidiaries, which accounts for most of SunTrust’s revenues, could affect the combined company’s liquidity and ability to pay dividends;

•	significant legal actions could subject the combined company to substantial uninsured liabilities;

•	recently declining values of residential real estate may increase the credit losses of the combined company, which would negatively affect financial results;

•	deteriorating credit quality, particularly in real estate loans, may adversely affect the combined company;

•	disruptions in the combined company’s ability to access global capital markets may negatively affect the combined company’s capital resources and liquidity;

•	SunTrust has in the past, and the combined company may in the future, pursue acquisitions, which could affect costs and from which the combined company may not be able to realize anticipated benefits;

•	the combined company will depend on the expertise of key personnel without whom its operations may suffer;

•	the combined company may be unable to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact the combined company’s ability to implement its business strategy;

•	the combined company’s accounting policies and methods are key to how the combined company will report financial condition and results of operations, and may require management to make estimates about matters that are uncertain;

•	changes in the combined company’s accounting policies or in accounting standards could materially affect how the combined company reports its financial results and condition;

•	the stock price of the combined company may be volatile;

•	the combined company’s disclosure controls and procedures may fail to prevent or detect all errors or acts of fraud;

•	financial instruments carried at fair value may expose the combined company to certain market risks;

•	the combined company’s revenues derived from investment securities may be volatile and subject to a variety of risks;

•	the combined company may enter into transactions with affiliated off-balance sheet entities that could result in current or future gains or losses or the possible consolidation of those entities;

•	weakness in residential property values and mortgage loan markets could adversely affect the combined company;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which SunTrust and GB&T are doing business, may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations, pricing or services.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the Securities and Exchange Commission by SunTrust and GB&T. See “Where You Can Find More Information” beginning on page 65.

Forward-looking statements speak only as of the date hereof or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to SunTrust or GB&T or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither SunTrust nor GB&T undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF GB&T SHAREHOLDERS

Purpose

You have received this proxy statement/prospectus because the GB&T board of directors is soliciting your proxy for the special meeting of shareholders to be held on Thursday, April 24, 2008 at the Gainesville Civic Center, 830 Green St., NE, Gainesville, Georgia 30501, at 10:00 a.m. local time. Each copy of this proxy statement/prospectus mailed to holders of GB&T common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•	the merger agreement;

•	the adjournment of the special meeting to allow time for further solicitation of proxies if there are insufficient votes present to approve the merger agreement; and

•	any other matters that are properly brought before the meeting, or any adjournments of the meeting.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or follow the instructions on the proxy card to vote on the Internet or by telephone. If you do not return your properly executed card or do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and as an abstention from the proposal to adjourn the special meeting.

Record Date; Quorum and Vote Required

The record date for the special meeting is March 5, 2008. The GB&T shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of the record date, there were 14,230,796 shares of GB&T common stock issued and outstanding and entitled to vote at the meeting, held by approximately 3,789 holders of record.

The presence, in person or by proxy, of a majority of the shares of GB&T common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of GB&T common stock outstanding on the record date entitles its holder to one vote on any matter that properly comes before the special meeting and any adjournment of that meeting.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of GB&T common stock as of the record date for the special meeting. Approval of the authorization to adjourn the special meeting requires that the number of votes in favor of the proposal exceed the number of votes against the proposal. A broker non-vote (discussed below) will not count as a vote cast on the proposal to adjourn the special meeting and will not affect the outcome of that vote.

To determine the presence of a quorum at the meeting, GB&T will count as present at the meeting the shares of GB&T common stock present in person but not voting and the shares of common stock for which GB&T has received proxies but with respect to which the holders of such shares have abstained.

Share Ownership of Management and Certain Shareholders

As of the record date, GB&T’s directors and executive officers and their affiliates beneficially owned approximately 8%, in the aggregate, of the outstanding shares of GB&T common stock, including shares subject to options currently exercisable but not exercised.

Concurrently with the signing of the merger agreement, individuals who are also GB&T’s directors and who beneficially own approximately 8% of the outstanding voting power of GB&T executed voting agreements with SunTrust pursuant to which they agreed to vote their shares in favor of the merger. See “The Merger — Description of Voting Agreements” beginning on page 48.

As of the date of this proxy statement/prospectus, the only known beneficial holder of more than 5% of GB&T’s common stock is Dimensional Fund Advisors LP, 1299 Ocean Avenue, Santa Monica, California, 90401. According to its Schedule 13G filed February 6, 2008, with respect to securities owned as of December 31, 2007, Dimensional Fund Advisors LP was deemed to be the beneficial owner of 1,035,716 shares of GB&T common stock, representing approximately 7.3% of the outstanding voting power of GB&T. According to its Schedule 13G, Dimensional Fund Advisors LP has sole voting power as to 1,035,716 shares, shared voting power as to no shares, sole dispositive power with respect to 1,035,716 shares and shared dispositive power with respect to no shares. Moreover, according to its Schedule 13G, Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice to GB&T’s chief financial officer prior to the date of the meeting revoking your proxy;

•	submitting to GB&T’s chief financial officer a signed proxy card dated later than your initial proxy; or

•	submitting a different vote through the Internet or by telephone, as the case may be, if you submitted your proxy via one of these electronic methods.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement and FOR authorization to adjourn the special meeting, if necessary. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. The GB&T board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement and the proposal to authorize the adjournment of the special meeting, if necessary.

If you hold shares of GB&T in a broker’s name (sometimes called “street name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger agreement. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, however, a broker non-vote is the same as a vote against the merger agreement. For purposes of the vote on the proposal to adjourn and on other matters properly brought at the special meeting, broker non-votes will not be counted.

Each of SunTrust and GB&T will pay its costs and expenses in connection with the merger and related transactions, except that each of the parties will pay one-half of the costs and expenses for printing and mailing this proxy statement/prospectus and one-half of all filing and other fees paid to the Securities and Exchange Commission in connection with the merger. GB&T will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of GB&T may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no compensation for doing so. GB&T will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to those beneficial owners. In addition, GB&T has engaged Innisfree M&A Incorporated, a proxy solicitation firm, to assist in soliciting proxies and will pay a fee of approximately $25,000 in connection with such engagement.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

No Dissenters’ Rights

Pursuant to Section 14-2-1302(c) of the GBCC, the holders of GB&T common stock are not entitled to dissenters’ rights with respect to the merger because GB&T common stock is listed on the Nasdaq Global Select Market and the GB&T shareholders are receiving shares of SunTrust common stock, which is listed on the NYSE, as consideration in the merger. Therefore, although holders of GB&T common stock may vote against the merger, they will not have the right under Georgia law to demand from GB&T an appraisal proceeding to determine the “fair value” of their shares. A holder of GB&T common stock who receives shares of SunTrust common stock in the merger and who does not wish to be a SunTrust shareholder may elect to sell his or her shares at any time in the public market at the value set by the market.

Recommendation of the GB&T Board of Directors

The GB&T board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and believes that the merger is in the best interests of GB&T and its shareholders. The GB&T board of directors recommends that you vote FOR approval of the merger agreement and FOR the authorization to adjourn the special meeting, if necessary.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, the GB&T board of directors, among other things, consulted with its legal advisor, Troutman Sanders LLP, regarding the legal terms of the merger agreement, and with Keefe, Bruyette & Woods, Inc., its financial advisor, which rendered a fairness opinion to the GB&T board of directors. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “The Merger — Background of the Merger” beginning on page 25 and “The Merger — GB&T’s Reasons for the Merger; Recommendation of the Merger by the GB&T Board of Directors” beginning on page 28.

INFORMATION ABOUT SUNTRUST

SunTrust Banks, Inc., with assets of $179.6 billion as of December 31, 2007, is one of the nation’s largest financial services holding companies.

Through its flagship subsidiary, SunTrust Bank, SunTrust provides deposit, credit and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, equipment leasing, brokerage and capital market services. SunTrust’s client base encompasses a broad range of individuals and families, high-net-worth clients, businesses and institutions.

SunTrust enjoys strong market positions in some of the highest-growth markets in the United States and also serves clients in selected markets nationally. Its priorities include consistency in financial performance, quality in customer service and a strong commitment to all segments of the communities it serves.

As of December 31, 2007, SunTrust had 1,682 retail and specialized service branches and 2,507 ATMs, which are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides clients with a selection of technology-based banking channels including Internet, PC and Telephone Banking. SunTrust’s internet address is “www.suntrust.com.”

As of December 31, 2007, SunTrust had total assets under advisement of $250.0 billion. This includes $208.4 billion in trust assets as well as $41.6 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio grew to $114.6 billion as of December 31, 2007.

For more information about SunTrust’s business, reference is made to SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 65.

The principal office of SunTrust is located at 303 Peachtree Street, NE, Atlanta, Georgia 30308, telephone number (404) 588-7711.

INFORMATION ABOUT GB&T

General

GB&T was incorporated under the laws of the State of Georgia in 1997. All of GB&T’s activities are currently conducted through its wholly-owned subsidiaries, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987, and its divisions Southern Heritage Bank, Lumpkin County Bank and Bank of Athens; United Bank & Trust Company, which was acquired as a result of a merger with UB&T Financial Services Corporation in March 2000; Community Trust Bank, which was acquired as a result of a merger with its holding company, Community Trust Financial Services Corporation, on June 30, 2001; HomeTown Bank of Villa Rica, which was acquired as a result of a business combination on November 30, 2002; First National Bank of the South, which was acquired as a result of a merger with its holding company, Baldwin Bancshares, Inc., on August 31, 2003; First National Bank of Gwinnett, which was acquired as a result of a merger with its holding company, FNBG Bancshares, Inc., on March 1, 2005; and Mountain State Bank, which was acquired as a result of a merger with its holding company, Mountain Bancshares, Inc. on May 1, 2006.

GB&T has three subsidiary trusts, GB&T Bancshares Statutory Trust I, GB&T Bancshares Statutory Trust II and Southern Heritage Statutory Trust I, which own subordinated debentures carrying the same rate of interest as the trust preferred securities issued to finance the investment in such debentures. As of December 31, 2007, GB&T had $29.9 million in aggregate principal amount of trust preferred securities outstanding.

At December 31, 2007, GB&T had total consolidated assets of approximately $1.9 billion, total consolidated deposits of approximately $1.5 billion, total consolidated loans of approximately $1.5 billion, and total consolidated shareholders’ equity of approximately $218.4 million. GB&T had consolidated net loss for the year ended December 31, 2007 of $12.5 million, or $(0.87) per diluted share, compared to consolidated net income of $9.5 million, or $0.68 per diluted share, for the year ended December 31, 2006.

For more information about GB&T’s business, reference is made to GB&T’s Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 65.

The principal office of GB&T is located at 500 Jesse Jewell Parkway, SE, P.O. Box 2760, Gainesville, Georgia, 30501, telephone number (770) 532-1212.

Recent Developments

On November 26, 2007, HomeTown Bank of Villa Rica (“HomeTown Bank”), a wholly owned subsidiary of GB&T, entered into a Stipulation and Consent Agreement with the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance agreeing to the issuance of a Cease and Desist Order (the “Order”). The Order became effective on December 6, 2007. The FDIC and the Georgia Department of Banking and Finance found that HomeTown Bank had engaged in unsafe and unsound practices and violated various banking laws and regulations. HomeTown Bank, without admitting or denying the alleged charges, stipulated to the findings in the Stipulation and Consent Agreement and consented to the issuance of the Order.

Among other things, the Order addresses the supervision and education of HomeTown Bank’s board of directors, HomeTown Bank’s management team, HomeTown Bank’s equity capital and reserves in relation to the volume and quality of assets held, HomeTown Bank’s level of poor quality loans, the Bank’s allowance for loan and lease losses (“ALLL”), HomeTown Bank’s lending and collection practices, HomeTown Bank’s routine and internal controls policies, and alleged violations of certain laws, regulations and FDIC statements of policy.

Under the terms of the Order, HomeTown Bank has agreed to take a number of affirmative steps, including, among other things: increasing the participation of the board of directors in the affairs of HomeTown Bank; assessing the qualifications and experience of management to comply with the requirements of the Order and operate HomeTown Bank in a safe and sound manner; achieving and maintaining a Tier 1 Capital ratio equal to or exceeding 7.0% of HomeTown Bank’s total assets; in addition to a fully funded loan reserve, developing a plan to meet the minimum risk-based capital requirements as described in the FDIC Statement of Policy on Risk-Based Capital; eliminating certain assets classified as “loss,” “doubtful” or “substandard”; performing a risk segmentation analysis and reducing concentrations in the loan portfolio; establishing effective systems for loan review and grading, loan documentation, and allowance for loan and lease losses; and establishing a written strategic business plan. Over the past several months, HomeTown Bank has begun the implementation of many of the items contained in the Order and many of the conditions imposed by the Order are extensions of these actions.

THE MERGER

The following description of the material information pertaining to the merger, including the summary of the material terms and provisions of the merger agreement, which is incorporated by reference, and the financial advisory opinion, is qualified in its entirety by reference to the more detailed appendices to this proxy statement/prospectus. We urge you to read all of the appendices to this proxy statement/prospectus in their entirety.

Transaction Structure

The SunTrust board of directors and the GB&T board of directors each has approved the merger agreement, which provides for the merger of GB&T with and into SunTrust. SunTrust will be the surviving corporation in the merger. Completion of the merger is anticipated to occur in the second quarter of 2008. Each share of SunTrust common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of SunTrust, and each share of GB&T common stock issued and outstanding at the effective time of the merger will be converted into shares of SunTrust common stock, as described below. See “— Merger Consideration” beginning on page 37.

The SunTrust articles of incorporation will be the articles of incorporation of the surviving corporation after completion of the merger, and the SunTrust bylaws will be the bylaws of the surviving corporation. Following the merger, the SunTrust board of directors will serve as the directors of the surviving corporation.

The merger agreement provides that SunTrust may change the structure of the merger. No such change may alter the kind or amount of consideration to be provided to GB&T shareholders, adversely affect the tax consequences to GB&T shareholders in the merger or the tax treatment of either GB&T or SunTrust, or materially impede or delay completion of the merger.

Background of the Merger

The GB&T board of directors has periodically reviewed with GB&T senior management the state of the business and competitive position of GB&T and developments and trends affecting GB&T and its business, including consolidation in the industry and markets in which GB&T operates. The GB&T board of directors and senior management also periodically discussed various potential strategic options for GB&T, including those directed at strengthening GB&T’s shareholder value through business, credit quality and marketing initiatives, as well as the possibility of strategic business combinations with other financial institutions.

More recently, the GB&T board of directors and senior management began analyzing the recent downward trends in credit and asset quality both at GB&T and for financial institutions in general. In addition to these conditions, problems in the loan portfolio at one of GB&T’s banking subsidiaries, HomeTown Bank of Villa Rica, were brought to light in a regulatory examination in early 2007 relating primarily to several loan relationships originated by the president of that bank. After investigation, it became clear that the bank did not follow numerous bank loan policies and procedures, including loan approval authorities, collateral requirements, adequate documentation requirements, and other underwriting guidelines. In connection with the discoveries at HomeTown Bank of Villa Rica, management identified apparent internal control deficiencies and undertook to tighten its internal controls and implement more stringent credit administration policies over the next several months. Management was concerned that a breakdown in internal controls at one of its subsidiaries created the possibility that such deficiencies could manifest themselves at other subsidiary banks. Over the course of the several months leading up to the announcement of the merger, management became concerned that these deficiencies, coupled with the continuing struggles of the financial institutions sector in general, could lead to a more rapid deterioration in the quality of GB&T’s loans.

In early summer of 2007, Richard A. Hunt, President and Chief Executive Officer of GB&T, was approached by representatives of several larger financial institutions with respect to their views regarding the banking industry and their respective companies’ strategic direction, which led to informal conversations about potential business combinations with each of those larger financial institutions. Upon Mr. Hunt’s conveying these conversations to the GB&T board of directors, the GB&T board of directors had preliminary discussions about the relative benefits and risks involved in a potential business combination with a larger partner as opposed to remaining independent. Those discussions and Mr. Hunt’s conversations with those financial institutions did not proceed beyond the exploratory stage, and no understanding with respect to the terms of any potential transaction was discussed or reached.

In the wake of these conversations, general economic trends and the credit and asset quality issues associated with the problems at HomeTown Bank of Villa Rica, the GB&T board of directors invited representatives of Keefe, Bruyette & Woods, Inc. (“KBW”) to its strategic planning meeting on July 28, 2007 to discuss the range of strategic alternatives that could be considered to enhance shareholder value, including possible business combinations or a sale of GB&T.

At this strategic planning meeting, KBW gave a presentation covering, among other items:

•	the current climate for commercial bank valuations and sale transactions;

•	financial institution valuation processes;

•	GB&T’s current stock price as a percentage of its 52-week high relative to other institutions, including Georgia banks and bank holding companies with market capitalization greater than $100 million;

•	the current bank merger and acquisition environment and recent transactions;

•	average historical transaction valuations as multiples of tangible book value and earnings;

•	the current condition of GB&T and comparisons with its peer group with respect to demographics; loan, deposit and asset growth; nonperforming assets as a percentage of assets; and other metrics; and

•	strategic alternatives including remaining independent or partnering with a larger company.

KBW identified a list of institutions which might be interested in pursuing a transaction with GB&T and discussed the potential value of such acquirors over time as compared to the potential valuation of an independent GB&T over the same time period. At that meeting, the GB&T board of directors reviewed the list of potential buyers and, in light of KBW’s familiarity with GB&T and their knowledge of and substantial experience with the financial institutions industry and the mergers and acquisition environment in general, authorized KBW to approach ten institutions to determine their interest in a possible business combination.

On August 17, 2007, GB&T executed an engagement letter with KBW to render exclusive advisory services to GB&T in connection with the possible sale of GB&T. From August 17, 2007 through mid-September 2007, KBW engaged the authorized potential transaction partners in discussions regarding a potential combination with GB&T. As a result of these discussions, KBW received initial interest in a business transaction from, and provided a confidential information memorandum describing GB&T and its business to, five of these institutions. KBW requested that each party make a preliminary proposal to GB&T concerning a possible business combination by September 29, 2007.

On October 3, 2007, KBW representatives attended a meeting of the GB&T board of directors to deliver a report on the preliminary proposals received. KBW advised the GB&T board of directors that, after the five parties’ review of the confidential information memorandum, only SunTrust had submitted a nonbinding preliminary proposal. This proposal was subject to SunTrust’s due diligence investigation and review. The proposal was based on GB&T’s publicly available financial statements for the quarter ended June 30, 2007 and provided that, assuming satisfactory due diligence results, GB&T would merge with and into SunTrust, and SunTrust would issue to the GB&T shareholders consideration in the form of SunTrust common stock at an exchange ratio which, as of such date, was valued at $19.50 per share of GB&T common stock. KBW representatives delivered a presentation summarizing the offer and the process for moving ahead, should the GB&T board of directors choose to do so. During the presentation, KBW representatives cautioned that, during SunTrust’s due diligence period, any perceived or actual continued erosion in GB&T’s financial condition and, in particular, asset quality, may cause SunTrust to downgrade its offer. The GB&T board of directors evaluated the advantages and disadvantages of the proposal. After a thorough review, the GB&T board of directors authorized KBW and management, with the assistance of Troutman Sanders LLP, to negotiate with SunTrust to determine whether a definitive agreement could be reached.

During the following two weeks, SunTrust conducted its due diligence investigation through use of an on-line, secure data site. On October 11 and 12, 2007, SunTrust representatives continued their due diligence investigation at the offices of Troutman Sanders LLP, during which they reviewed requested loan files from various GB&T subsidiary banks, as well as other material documents, financial records, board minutes and corporate governance documents, and conducted interviews with GB&T senior management. KBW, on behalf of GB&T, requested that SunTrust submit a revised proposal reflecting the results of its due diligence by October 19, 2007, which proposal would include a mark-up of the proposed definitive merger agreement previously circulated by GB&T. SunTrust indicated that it needed more time to complete and analyze its due diligence, and SunTrust continued its due diligence and analysis over the next week.

On October 29, 2007, SunTrust submitted a final bid letter and a mark-up of the proposed merger agreement to KBW offering to acquire GB&T in a merger providing for consideration to GB&T shareholders of SunTrust common stock at a fixed exchange ratio of 0.1562 shares of SunTrust common stock for each share of GB&T common stock at the closing. As of Friday, October 26, 2007, based on the market value of SunTrust’s common stock, this exchange ratio represented a valuation of $11.50 per share of GB&T common stock. This final indication of interest was set to expire and become null and void at 5:00 p.m. (Atlanta, Georgia time) on November 2, 2007, unless sooner rejected or accepted by GB&T.

The GB&T board of directors met on October 29, 2007 at 4:00 p.m. to discuss the SunTrust offer. At this meeting, the GB&T board of directors listened to the views of each member of GB&T’s executive management team regarding the potential advantages and disadvantages of GB&T remaining independent as well as their views on the proposed SunTrust merger transaction. A representative of KBW gave a presentation reviewing the points made at the October 3, 2007 meeting and analyzing the changes that had occurred in the financial services market in general and at GB&T in particular since SunTrust’s preliminary offer. More specifically, KBW updated the GB&T board of directors on certain metrics used in its previous presentation, including current market conditions, the worsening asset quality at GB&T, GB&T’s impending negative earnings report for the third quarter of 2007, and GB&T’s declining stock price. The GB&T board of directors then discussed with the KBW representative the potential relative benefits and risks of the potential business combination with SunTrust as opposed to developing, enhancing or revising GB&T’s current business model and continuing to operate as an independent company, and engaged the representative from KBW and executive management of GB&T in a lengthy question-and-answer session regarding the current state of GB&T, the practical expectations for GB&T going forward on an independent basis, and the value that the GB&T shareholders could reasonably expect to realize over time under either the merger or remaining independent scenarios. The GB&T board of directors also received a presentation from Troutman Sanders LLP detailing the responsibilities of the directors with respect to their fiduciary duties to GB&T and its shareholders and the directors’ role in considering GB&T’s strategic alternatives. After counsel’s presentation, the GB&T board of directors discussed in more detail the continuing credit and asset problems at GB&T, the potential regulatory enforcement action at HomeTown Bank of Villa Rica pending at the time, and the views of GB&T senior management and KBW regarding the status of GB&T, its future and its prospects. After taking into consideration those factors and the factors described under “GB&T’s Reasons for the Merger; Recommendation of the Merger by the GB&T Board of Directors” immediately below, the GB&T board of directors concluded that final negotiations with SunTrust should go forward in order to arrive at a definitive merger agreement and to determine whether a more favorable exchange ratio could be obtained.

On October 30 and October 31, 2007, representatives from KBW and Troutman Sanders engaged in further discussion and negotiation with representatives from SunTrust and SunTrust’s counsel, King & Spalding LLP, regarding the exchange ratio and terms of the proposed merger agreement. As part of the negotiations, SunTrust, through King & Spalding, proposed forms of a voting agreement and a noncompetition agreement for all GB&T directors to sign as a condition to executing the final merger agreement. SunTrust sought voting agreements from each of the directors in an effort to evidence those individuals’ support of the transaction and sought noncompetition agreements to prevent those individuals from competing with SunTrust following the merger in the counties in which GB&T operates. Following these discussions, the SunTrust board of directors voted, in a meeting held at 5:00 p.m. on November 1, 2007, to approve the merger with GB&T providing for consideration to GB&T shareholders of common stock at the same conversion ratio of

0.1562 shares of SunTrust common stock for each share of GB&T common stock. As of November 1, 2007, based on the market value of SunTrust’s common stock, this exchange ratio represented a valuation of $10.80 per share of GB&T common stock.

At 6:00 p.m. on November 1, 2007, the GB&T board of directors convened a meeting to consider the offer from SunTrust and the merger agreement. Representatives from Troutman Sanders LLP presented a summary of the merger agreement and its terms. During the presentation, members of the GB&T board of directors asked a number of questions clarifying the legal and business implications of the transaction. After this discussion, KBW rendered to the GB&T board of directors KBW’s oral opinion (which was subsequently confirmed in writing), as described under “Opinion of Keefe, Bruyette & Woods, Inc., GB&T’s Financial Advisor” beginning on page 30, that, as of November 1, 2007 and based upon and subject to the assumptions made, matters considered and limitations described in the opinion, the merger consideration proposed by SunTrust was fair, from a financial point of view, to holders of GB&T common stock. Following extensive review and discussion among the directors and final negotiations of the merger agreement and the respective voting and noncompetition agreements, the GB&T board of directors voted unanimously to approve the merger with SunTrust and adopt the merger agreement, and each director agreed to enter into a voting agreement and noncompetition agreement.

The merger agreement between GB&T and SunTrust was executed by the parties, and the voting agreements and noncompetition agreements were executed by the directors and SunTrust, on the morning of November 2, 2007. The transaction was announced later that morning before opening of the market by a press release issued by SunTrust and GB&T.

GB&T’s Reasons for the Merger; Recommendation of the Merger by the GB&T Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the GB&T board of directors consulted with GB&T’s management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of GB&T’s business, operations, financial condition, earnings and prospects and of SunTrust’s business, operations, financial condition, earnings and prospects;

•	its knowledge of the current environment in the financial services industry, including national and economic conditions, continued consolidation, substantially increased operating costs, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, including the recent difficulties in the sub-prime mortgage lending and residential real estate markets and the likely effects of these factors on GB&T’s potential growth, development, productivity, profitability and strategic options relative to SunTrust’s, and the historical market prices of GB&T’s common stock;

•	the decline in the prices of financial services stocks generally and, in particular, the declining stock price of GB&T relative to its peers during the time in which the GB&T board of directors was considering SunTrust’s proposals;

•	the possibility of a regulatory enforcement action at HomeTown Bank of Villa Rica;

•	the presentation by GB&T management and its financial advisors concerning the operations, financial condition and prospects of GB&T, including the high percentage of non-performing assets, deteriorating credit quality, declining earnings (historical and projected), the declining price of GB&T’s common stock, and the expected financial impact of the merger on the combined company, including pro forma assets, earnings and deposits;

•	the financial analyses presented by KBW to the GB&T board of directors, and the opinion delivered to GB&T by KBW to the effect that, as of November 1, 2007, and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the merger consideration specified in the merger agreement was fair from a financial point of view to the holders of shares of GB&T common stock;

•	the fact that, based on the closing prices of GB&T and SunTrust common stock on November 1, 2007 (the date immediately prior to the execution of the merger agreement) of $8.80 and $69.13, respectively, and based upon the per share merger consideration of 0.1562 shares of SunTrust common stock, the implied value of the merger consideration for the GB&T shareholders represented a premium of approximately 22.7% over the November 1, 2007 closing price;

•	the GB&T board of directors’ belief that a merger with SunTrust would allow GB&T shareholders to participate in a combined company that would have better future prospects than GB&T was likely to achieve on an independent basis, with greater market penetration in and around its historical markets and more diversified customer bases and revenue sources;

•	SunTrust’s historical stock price, liquidity, and history of paying regular quarterly cash dividends on its common stock (see “Comparative Market Prices and Dividends” on page 9 and the fact that SunTrust’s quarterly dividend payouts would represent a substantial increase over the dividend traditionally paid by GB&T;

•	the possibility that the dividend payable to GB&T’s shareholders would have to be suspended or significantly reduced because of GB&T’s recent earnings results;

•	the regulatory and other approvals required in connection with the merger and the likelihood that, once the merger agreement had been entered into, the merger would be completed;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes, which would generally allow GB&T shareholders receiving SunTrust common stock in the merger to avoid recognizing gain or loss upon the conversion of shares of GB&T common stock into such shares of SunTrust common stock; and

•	the complementary aspects of the GB&T and SunTrust businesses, including customer focus and geographic coverage.

In addition to the perceived advantages of the merger discussed above, the GB&T board of directors also discussed various risks and disadvantages of the merger, including:

•	the challenges of combining the businesses, assets and workforces of two major companies and SunTrust’s past experience in this regard;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	SunTrust’s demand that the merger agreement contain various provisions, including provisions restricting GB&T’s solicitation of third party acquisition proposals, requiring GB&T to hold a special meeting of its shareholders to vote on approval of the merger agreement and providing for the payment of a termination fee in certain events, all of which the GB&T board of directors understood could limit the willingness of a third party to propose a competing business combination transaction with GB&T.

The foregoing discussion of the factors considered by the GB&T board of directors is not intended to be exhaustive, but, rather includes all material factors considered by the GB&T board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the GB&T board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The GB&T board of directors considered all these factors as a whole, determined that the advantages clearly outweighed the disadvantages, and overall considered current conditions to be favorable to, and to support, its determination to go forward with the merger. It should be noted that this explanation of the GB&T board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” above.

For the reasons set forth above, the GB&T board of directors has unanimously approved and adopted the merger agreement as advisable and in the best interests of GB&T and its shareholders and recommends that the GB&T shareholders vote FOR the approval and adoption of the merger agreement.

Opinion of Keefe, Bruyette & Woods, Inc., GB&T’s Financial Advisor

GB&T engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist GB&T in analyzing and effecting a transaction with SunTrust. GB&T selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with GB&T and its business.

As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On November 1, 2007, the GB&T board of directors held a meeting to evaluate the proposed merger with SunTrust. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of that date, the merger consideration in the merger was fair to the GB&T shareholders from a financial point of view.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated in this document by reference. The GB&T shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the GB&T board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the GB&T shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any GB&T shareholder as to how the shareholder should vote at the GB&T special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement,

•	Annual Reports to Shareholders and the Annual Reports on Form 10-K for the three years ended December 31, 2006, 2005 and 2004 of GB&T,

•	Annual Reports to Shareholders and the Annual Reports on Form 10-K for the three years ended December 31, 2006, 2005 and 2004 of SunTrust,

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of GB&T for the fiscal quarters ended March 31, 2007 and June 30, 2007 and certain other communications from GB&T to its respective shareholders,

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of SunTrust for the fiscal quarters ended March 31, 2007 and June 30, 2007 and certain other communications from SunTrust to its respective shareholders, and

•	other financial information concerning the businesses and operations of GB&T and SunTrust, including financial information for the fiscal quarter ended September 30, 2007, furnished to KBW by GB&T and SunTrust for purposes of KBW’s analysis;

•	held discussions with members of GB&T senior management and SunTrust regarding

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for SunTrust and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	reviewed the market prices, valuation multiples, financial condition and results of operations for GB&T and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon GB&T management as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for SunTrust and GB&T are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of SunTrust or GB&T, and KBW did not examine any books and records or review individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by GB&T’s senior management. GB&T does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of GB&T common stock or shares of SunTrust common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, GB&T and SunTrust. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the GB&T board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the GB&T board of directors or GB&T management with respect to the fairness of the merger consideration.

The following is a summary of the material analyses performed by KBW in connection with its November 1, 2007 opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the GB&T board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary

KBW calculated the merger consideration to be paid as a multiple of GB&T’s book value per share, tangible book value per share, latest twelve months’ earnings per share and estimated 2007 earnings per share. KBW also calculated the merger consideration to be paid as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate merger consideration and GB&T’s tangible equity divided by core deposits. Additionally, KBW has adjusted throughout its analyses the financial data to exclude any non-recurring income and expenses and any extraordinary items. The merger consideration was based on a fixed exchange ratio of 0.1562 shares of SunTrust common stock for each share of GB&T common stock, with 100% of the merger consideration being in SunTrust common stock. These computations were based on GB&T’s stated book value per share of $16.22 as of September 30, 2007, tangible book value per share of $9.75 as of September 30, 2007, latest twelve months’ earnings per share of ($0.09) as of September 30, 2007 and core deposits of $1.08 billion as of September 30, 2007. Based on those assumptions and SunTrust’s closing price of $69.13 as of November 1, 2007, the per share consideration of $10.80 would represent 67% of book value per share, 111% of tangible book value per share, 270 times estimated 2007 earnings per share and a Core Deposit Premium of 1.5%. The multiple of GB&T’s latest twelve months’ earnings per share was not meaningful.

Selected Transaction Analysis

KBW reviewed certain financial data related to a set of comparable bank transactions announced since December 31, 2004 with deal values between $50.0 million and $400.0 million where the target’s ratio of non-performing assets to assets at announcement was greater than 1.2% (11 transactions).

KBW compared multiples of price to various factors for the proposed merger to the same multiples for the comparable group’s mergers at the time those mergers were announced. The results were as follows:

Comparable Transactions

	Median		Low		High		SunTrust/GB&T Merger

Price/Stated Book Value	203%		87%		369%		67%
Price/Tangible Book Value	223%		150%		369%		111%
Price/Latest Twelve Months’ Earnings Per Share	21.0	x	17.5	x	56.1	x	Not Meaningful

KBW also analyzed the financial data for the period ended September 30, 2007 for GB&T and reporting periods prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

Comparable Targets

	Median	Low	High	GB&T

Tangible Equity/Assets	7.86%	5.79%	11.23%	7.42%
Non-Performing Assets/Assets	1.48	1.21	3.81	4.53
Reserves/NPAs	75.1	19.6	96.1	36.4
Return on Average Assets (Year-to-Date Annualized)	0.82	(0.14)	1.54	0.04
Return on Average Equity (Year-to-Date Annualized)	8.03	(1.15)	18.71	0.29
Efficiency Ratio (Last Twelve Months)	68	35	107	73

No company or transaction used as a comparison in the above analysis is identical to SunTrust, GB&T or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Discounted Cash Flow Analysis

Using discounted dividends analysis, KBW estimated the present value of the future stream of dividends that GB&T could produce over the next five years, under various circumstances, assuming GB&T performed in accordance with management’s earnings forecasts for 2008 and earnings are grown 12.0% annually from 2009 to 2013. KBW then estimated the terminal values for GB&T stock at the end of the period by applying multiples ranging from 10.0x to 12.0x projected earnings in year six. The cash flows were then discounted to present values using different discount rates (ranging from 16.0% to 20.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of GB&T common stock. This discounted dividend analysis indicated reference ranges of between $7.53 and $10.46 per share of GB&T common stock. These values compare to the consideration offered by SunTrust to GB&T in the merger of $10.80 per share of GB&T common stock as of November 1, 2007.

Relative Stock Price Performance

KBW also analyzed the price performance of SunTrust common stock from December 31, 2004 to November 1, 2007 and compared that performance to the performance of the Philadelphia Exchange/Keefe, Bruyette & Woods Bank Index (“Keefe Bank Index”) over the same period. The Keefe Bank Index is a market cap weighted price index composed of 24 major commercial and savings banks stocks. The Keefe Bank Index is traded on the Philadelphia Exchange under the symbol “BKX”. This analysis indicated the following cumulative changes in price over the period:

SunTrust	(6.4)%
Keefe Bank Index	(6.1)

Selected Peer Group Analysis

KBW compared the financial performance and market performance of SunTrust to those of a group of comparable bank holding companies. The comparisons were based on:

•	various financial measures, including

•	earnings performance,

•	operating efficiency,

•	capital, and

•	asset quality; and

•	various measures of market performance, including

•	price to book value,

•	price to earnings, and

•	dividend yield.

To perform this analysis, KBW used the financial information as of and for the quarter ended September 30, 2007 and market price information as of November 1, 2007. The 13 companies in the peer group included select publicly traded banks as defined in SunTrust’s investor presentation. This peer group includes Bank of America Corporation, BB&T Corporation, Comerica Incorporated, Fifth Third Bancorp, First Horizon National Corporation, KeyCorp, M&T Bank Corporation, National City Corporation, PNC Financial Services Group, Inc., Regions Financial Corporation, U.S. Bancorp, Wachovia Corporation and Wells Fargo & Company. This analysis was based on First Call’s 2007 and 2008 published earnings estimates for the 13 companies in the peer group and SunTrust. “First Call” is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning SunTrust’s financial performance:

Selected Peer Group:

	Median	Low	High	SunTrust

Return on Average Equity (GAAP)	12.24%	1.15%	22.68%	9.60%
Return on Average Assets (GAAP)	1.33	0.07	2.10	0.95
Return on Average Tangible Equity (Cash)	23.94	1.65	43.00	16.93
Return on Average Tangible Assets (Cash)	1.49	0.09	2.31	1.04
Net Interest Margin	3.44	2.61	4.57	3.18
Efficiency Ratio	57	44	87	63
Leverage Ratio	7.14	6.10	9.61	7.30
Tangible Equity/Assets	5.42	3.30	8.26	6.03
Non-Performing Assets/Assets	0.47	0.19	0.79	0.67
Latest Twelve Months’ Net Charge-Offs/Average Loans	0.34	0.15	0.83	0.31
Loan Loss Reserve/Total Loans	1.05	0.74	1.52	0.85

KBW’s analysis showed the following concerning SunTrust’s market performance:

Selected Peer Group

	Median		Low		High		SunTrust

Price/Stated Book Value Per Share	150%		91%		277%		138%
Price/Tangible Book Value Per Share	276		136		519		237
Price/2007 GAAP Estimated Earnings Per Share	11.0	x	9.3	x	28.0	x	12.5	x
Price/2007 Cash Estimated Earnings Per Share	10.8		9.3		26.4		12.1
Price/2008 GAAP Estimated Earnings Per Share	10.6		8.9		13.7		11.3
Price/2008 Cash Estimated Earnings Per Share	10.5		8.7		13.3		10.9
Dividend Yield	5.6%		3.0%		7.5%		4.2%

KBW also compared the financial performance and market performance of GB&T to those of a group of comparable banks and bank holding companies. The comparisons were based on:

•	various financial measures, including

•	earnings performance,

•	operating efficiency,

•	capital, and

•	asset quality; and

•	various measures of market performance, including

•	price to book value, and

•	price to earnings.

To perform this analysis, KBW used the financial information as of and for the quarter ended September 30, 2007. The 10 companies in the peer group included select publicly traded banks in high growth markets in the southeastern United States. This peer group includes Capital City Bank Group, Inc., CenterState Banks of Florida, Inc., Fidelity Southern Corporation, Green Bankshares, Inc., PAB Bankshares, Inc., Pinnacle Financial Partners, Inc., SCBT Financial Corporation, Seacoast Banking Corporation of Florida, Security Bank Corporation and TIB Financial Corp. This analysis was based on First Call’s 2007 and 2008 published earnings estimates for the 10 companies in the peer group. KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning GB&T’s financial performance:

Selected Peer Group

	Median	Low	High	GB&T

Return on Average Equity (GAAP)	7.70%	0.52%	13.30%	(10.72)%
Return on Average Assets (GAAP)	0.80	0.05	1.23	(1.27)
Return on Average Tangible Equity (Cash)	10.07	1.19	23.34	(17.19)
Return on Average Tangible Assets (Cash)	0.83	0.09	1.37	(1.30)
Net Interest Margin	3.91	3.11	5.32	3.62
Efficiency Ratio	66	54	77	81
Leverage Ratio	9.27	8.10	11.49	9.42
Tangible Equity / Assets	6.81	5.72	9.35	7.42
Loans/Deposits	100	84	115	100
Non-Performing Assets / Assets	0.66	0.18	2.40	4.53
Latest Twelve Months’ Net Charge-Offs/Average Loans	0.12	(0.02)	0.44	0.77
Loan Loss Reserve/Total Loans	1.18	0.95	1.44	2.12

KBW’s analysis showed the following concerning GB&T’s market performance:

Selected Peer Group

	Median		Low		High		GB&T

Price/Stated Book Value Per Share	122%		61%		155%		54%
Price/Tangible Book Value Per Share	163		104		290		90
Price/2007 GAAP Estimated Earnings Per Share	15.7	x	11.1	x	22.0	x	Not Meaningful
Price/2007 Cash Estimated Earnings Per Share	14.6		10.9		20.6		Not Meaningful
Price/2008 GAAP Estimated Earnings Per Share	14.2		10.3		21.7		Not Meaningful
Price/2008 Cash Estimated Earnings Per Share	13.6		10.0		20.3		Not Meaningful
Dividend Yield	2.7%		0.0%		4.7%		4.3%

Contribution Analysis

KBW analyzed the relative contribution of each of GB&T and SunTrust to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity and latest twelve months’ earnings. This analysis excluded any purchase accounting adjustments. The pro forma ownership analysis assumed the aggregate deal value was in the form of 100% SunTrust stock and was based on SunTrust’s closing price of $69.13 on November 1, 2007. The results of KBW’s analysis are set forth in the following table:

Category	SunTrust	GB&T

Assets	98.9%	1.1%
Gross Loans	98.8	1.2
Deposits	98.7	1.3
Equity	98.7	1.3
Tangible Equity	98.7	1.3
Latest Twelve Months’ Earnings (GAAP)	100.0	Not Meaningful
Latest Twelve Months’ Earnings (Cash)	100.0	Not Meaningful
Estimated Pro Forma Ownership	99.4	0.6

Other Analyses

KBW reviewed the relative financial and market performance of SunTrust and GB&T to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for SunTrust.

The GB&T board of directors has retained KBW as an independent contractor to act as financial advisor to GB&T regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to GB&T and SunTrust. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of GB&T and SunTrust for KBW’s own account and for the accounts of its customers.

GB&T and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. GB&T has agreed to pay KBW at the time of closing a cash fee equal to 1.0% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of GB&T in the transaction. This fee is contingent upon the closing of the transaction. Pursuant to the KBW engagement agreement, GB&T also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of GB&T common stock, except for shares held by SunTrust or any of the subsidiaries of SunTrust or GB&T (other than in a fiduciary capacity), will be converted into the right to receive 0.1562 shares of SunTrust common stock (the “Exchange Ratio”). The aggregate value of the merger consideration will fluctuate with the market price of SunTrust common stock.

No fractional shares of SunTrust common stock will be issued in the merger. Instead, SunTrust will make a cash payment to each GB&T shareholder who otherwise would receive a fractional share. See “— Conversion of Shares; Exchange of Stock Certificates; Fractional Shares” beginning on page 38.

Treatment of Options

Each outstanding option to acquire GB&T common stock granted under GB&T’s stock option plans will be converted automatically at the effective time of the merger into an option to purchase SunTrust common stock and will continue to be governed by the terms of the GB&T stock option plans and related grant agreements under which it was granted, except that:

•	the number of shares of SunTrust common stock subject to the new SunTrust stock option will be equal to the product of the number of shares of GB&T common stock subject to the GB&T stock option and the Exchange Ratio, rounded down to the nearest whole share; and

•	the exercise price per share of SunTrust common stock subject to the new SunTrust stock option will be equal to the exercise price per share of GB&T common stock under the GB&T stock option divided by the Exchange Ratio, rounded up to the nearest whole cent.

In any event, with respect to stock options that are intended to be incentive stock options under the Code, the above formulas will be adjusted, if necessary, in a manner to comply with Section 424(a) of the Code.

Treatment of Other Stock Based Awards

Each outstanding award of shares of GB&T common stock (including restricted GB&T common stock, restricted stock units, performance stock units, deferred stock units and dividend equivalents) or account measured in respect of shares of GB&T common stock will be converted automatically at the effective time of the merger into a similar instrument in respect of shares of SunTrust common stock. The number of shares of SunTrust common stock subject to each converted award or account will equal the product of the number of shares of GB&T common stock subject to the GB&T award or account and the Exchange Ratio, rounded down to the nearest whole share.

Conversion of Shares; Exchange of Stock Certificates; Fractional Shares

The conversion of GB&T common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. As soon as reasonably practicable after the completion of the merger, Computershare Trust Company, N.A., as exchange agent, will exchange, pursuant to the terms of the merger agreement, certificates representing shares of GB&T common stock for shares of SunTrust common stock and cash in lieu of fractional shares of SunTrust common stock.

Fractional Shares

No fractional shares of SunTrust common stock will be issued in the merger. Instead, SunTrust will make a cash payment to each GB&T shareholder who otherwise would receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of SunTrust common stock otherwise issuable to such shareholder by the average closing price per share of SunTrust common stock on the NYSE for the five trading days ending on November 1, 2007.

Letter of Transmittal and Exchange Procedures

Soon after the completion of the merger, the exchange agent will send a letter of transmittal to those persons who were GB&T shareholders of record at the effective time of the merger. This mailing will contain instructions on how to surrender shares of GB&T common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for GB&T common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the person claiming such loss, theft or destruction, and, if reasonably required by SunTrust or the exchange agent, the posting by such person of a bond in an amount reasonably necessary as indemnity against any claim that may be made against the exchange agent with respect to the certificate in question.

One year after the effective time of the merger, any merger consideration held by the exchange agent that remains undistributed to the former GB&T shareholders may be paid to SunTrust. Thereafter, any former GB&T shareholder who has not already complied with the surrender and exchange procedures may look only to SunTrust for payment of its claims for SunTrust common stock, cash in lieu of fractional shares or any dividends or distributions with respect to SunTrust common stock, all without any interest thereon.

If any merger consideration is to be issued or paid in the name of a person other than the person in whose name the GB&T common stock certificate being surrendered in exchange for the merger consideration is registered, it will be a condition of the payment and issuance of such merger consideration that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange pay or establish the prior payment or inapplicability of any transfer or other taxes required by reason of the payment of the merger consideration in the name of a person other than the registered holder of the GB&T common stock certificate.

Withholding

The exchange agent will be entitled to deduct and withhold from any cash in lieu of fractional shares otherwise payable to any GB&T shareholder the amounts that SunTrust or the exchange agent (as the case may be) is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Effective Time

The merger will be completed when the parties file a certificate of merger with the Secretary of State of the State of Georgia. In general, the parties will complete the merger no later than five business days after the conditions to the merger set forth in the merger agreement have been satisfied or waived, unless the parties agree otherwise. However, if the final condition to the merger set forth in the merger agreement is satisfied or waived during the two weeks immediately before the end of a fiscal quarter of SunTrust, then SunTrust may postpone completion of the merger until the first full week after the end of that fiscal quarter.

The parties anticipate that the merger will be completed during the second quarter of 2008. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, SunTrust and GB&T will complete the merger. If the merger is not completed on or before July 31, 2008, either SunTrust or GB&T may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “— Conditions to the Completion of the Merger” immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurances as to whether, or when, all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of SunTrust and GB&T to complete the merger are subject to the following conditions:

•	approval of the merger agreement by the GB&T shareholders;

•	approval by the NYSE of listing of the shares of SunTrust common stock to be issued in the merger, subject to official notice of issuance;

•	effectiveness of the registration statement, of which this proxy statement/prospectus constitutes a part, for the SunTrust shares to be issued in the merger;

•	absence of any order, injunction or decree of a court or agency of competent jurisdiction (an “Injunction”) which prohibits completion of the merger;

•	absence of any threatened Injunction which represents a reasonable probability of preventing the completion of the merger or imposing damages that would reasonably be expected to have a material adverse effect on SunTrust (see “— Representations and Warranties” immediately below), GB&T or the surviving corporation (measured in the case of GB&T or the surviving corporation with respect to the business and financial condition of GB&T only);

•	absence of any statute, rule, regulation, order, injunction or decree which prohibits or makes illegal completion of the merger;

•	accuracy of the other party’s representations and warranties contained in the merger agreement, except, in the case of most of such representations and warranties, where the failure to be accurate has not had, and is not reasonably likely to have, a material adverse effect on the party making the representations and warranties (see “— Representations and Warranties” immediately below);

•	performance by the other party of its obligations and covenants contained in the merger agreement in all material respects;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods; and

•	the receipt by each party of an opinion of its counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization under Section 368(a) of the Code;

provided, however, that if GB&T’s counsel fails to deliver such opinion to GB&T, at SunTrust’s sole election, SunTrust’s counsel may provide such opinion to GB&T.

Representations and Warranties

Each of GB&T and SunTrust has made representations and warranties to the other in the merger agreement as to:

•	corporate existence, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	governmental and third party consents necessary to complete the merger;

•	accuracy and sufficiency of SEC and other regulatory filings;

•	conformity of financial statements with applicable accounting principles and fairness of presentation of consolidated financial positions;

•	fees payable to financial advisors in connection with the merger;

•	absence of material adverse changes;

•	legal proceedings and regulatory actions;

•	certain tax matters;

•	compliance with laws and court orders; and

•	accuracy of information included in this document.

Moreover, GB&T has made representations and warranties to SunTrust in the merger agreement as to:

•	depository insurance;

•	employment matters, employee benefits plans and labor relations;

•	enforceability and absence of default in material contracts;

•	derivative transactions and risk management instruments;

•	investment securities and commodities;

•	property;

•	intellectual property;

•	environmental matters;

•	leases;

•	securitization transactions;

•	receipt of a fairness opinion;

•	administration of fiduciary accounts;

•	lack of applicability of any anti-takeover law to the merger;

•	loan portfolio, doubtful loans and non-performing assets and adequacy of loan loss reserves;

•	administration of fiduciary accounts; and

•	internal controls and procedures.

SunTrust also has made representations and warranties to GB&T regarding the validity of the shares of SunTrust common stock to be issued in connection with the merger.

Significant portions of the representations and warranties of SunTrust and GB&T are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, when used in connection with SunTrust, GB&T or the surviving corporation, a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries (taken as a whole) or on the ability of such party to complete the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally; (2) changes in the laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or their interpretations by courts or governmental authorities; (3) changes in global or national political conditions (including national emergencies, the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally; (4) consummation or public disclosure of the merger agreement or the transactions contemplated therein; (5) actions or omissions of SunTrust or GB&T taken with the prior written consent of the other in contemplation of the transactions contemplated or required by the merger agreement; or (6) the application of SunTrust’s credit quality standards (as opposed to GB&T’s credit quality standards) in determining GB&T’s non-performing assets. However, under the terms of the merger agreement, a material adverse effect will be deemed to occur to the extent the conditions discussed in clauses (1), (2) or (3) have a disproportionate impact on either SunTrust or GB&T, as the case may be, in comparison to the banking industry generally.

The representations and warranties in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

GB&T has agreed, with respect to itself and each of its subsidiaries during the period from the date of the merger agreement until the completion of the merger (except as provided for in the merger agreement or with the prior written consent of SunTrust), that it will:

•	conduct its business in the ordinary course in all material respects;

•	use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

•	take no action that is intended to or would be reasonably expected to adversely affect or materially delay the ability of GB&T or SunTrust to obtain any necessary regulatory or governmental approvals required to complete the merger or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

In addition, GB&T has agreed, with respect to itself and each of its subsidiaries during the period from the date of the merger agreement until the completion of the merger (except as provided for in the merger agreement or with the prior written consent of SunTrust), that it will not:

•	other than in the ordinary course of business consistent with past practice (1) incur any indebtedness for borrowed money, (2) become responsible for the obligations of any other individual, corporation or other entity or (3) make any loan or advance or capital contribution to, or investment in, any person;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for:

•	regular quarterly cash dividends per share of GB&T common stock consistent with past practice, subject to the provisions of the merger agreement (See “— Dividends” beginning on page 53),

•	dividends paid by any of the subsidiaries of GB&T to GB&T or to any of its wholly owned subsidiaries,

•	the acceptance of shares of GB&T common stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of GB&T stock options, or the vesting of restricted stock or other GB&T stock based awards, in accordance with past practice and the terms of the applicable award agreements, or

•	open market purchases pursuant to GB&T retirement savings or dividend reinvestment plans;

•	grant any GB&T stock options, restricted shares or other stock based award with respect to shares of GB&T common stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or other securities, except pursuant to the exercise of GB&T stock options or the settlement of any GB&T stock based awards outstanding as of the date of the merger agreement;

•	except as required by applicable law or the terms of any GB&T employee benefit plan, and except for certain retention arrangements, subject to the written consent of SunTrust, with a limited number of key employees whose retention is reasonably necessary to consummate the merger (which, in any event, may not extend past the date of the completion of the merger without the consent of SunTrust),

•	increase the wages, salaries, incentive compensation or incentive compensation opportunities of any officer, employee or director of GB&T or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any officer, employee or director (excepting, with respect to employees who are not GB&T directors or officers, normal increases made in the ordinary course of business consistent with past practices),

•	pay any bonus, other than bonuses to employees who are not executive officers or directors made in the ordinary course of business and consistent with past practices, or

•	establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any current GB&T employee benefit plan;

•	except in the ordinary course of business consistent with past practice or pursuant to contracts in force on the date of the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a subsidiary or cancel, release or assign any material amount of indebtedness to any person or any claims held by any person;

•	except as required by applicable law or by regulations or policies imposed by a governmental authority, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management or other banking, operating and servicing policies;

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division, or acquire any assets or make any investments which would be material to GB&T, other than in connection with foreclosures and settlements in lieu of foreclosure in the ordinary course of business consistent with prudent banking practices;

•	open, close, sell or acquire any branches;

•	take any action, or knowingly fail to take any action, which action or failure to act would reasonably be likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	amend its articles of incorporation or bylaws, or otherwise take any action to exempt any person (other than SunTrust or its subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	except in furtherance of loan collection efforts in the ordinary course of business, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting GB&T or any of its subsidiaries to any material restriction on its current or future business or operations (including the future business and operations of the surviving corporation in the merger);

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties in the merger agreement being or becoming untrue in any material respect, or in any conditions to the merger not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, generally accepted accounting principles or regulatory guidelines;

•	file any tax return (other than in the ordinary course of business), amend any tax return, make any significant change in any method of tax or accounting (other than as required by applicable law, generally accepted accounting principles or regulatory guidelines), make or change any tax election, enter into any closing agreements, settle or compromise any tax liability, claim or assessment in excess of $100,000;

•	surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to GB&T or any of its subsidiaries;

•	take any action relating to the filing of any tax return or the payment of any tax, if such action would have the effect of increasing the tax liability of GB&T or any of its subsidiaries for any period ending after the completion of the merger or decreasing any tax attribute of GB&T or any of its subsidiaries existing as of completion of the merger;

•	except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material contract or make any change in any instrument or agreement governing the terms of any of its securities, material leases or material contracts (other than normal renewals of contracts and leases without material adverse changes of terms);

•	take any action that would materially impede or materially delay the ability of GB&T or SunTrust to obtain any necessary approvals of any regulatory agency or governmental entity required for the completion of the transactions contemplated by the merger agreement;

•	fail to comply with the terms of any regulatory orders issued by any governmental entity;

•	make capital expenditures, other than in the ordinary and usual course of business consistent with past practice;

•	file any application to establish, or relocate or terminate the operations of, any banking office of GB&T or any of its subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, the actions mentioned above.

SunTrust has agreed, with respect to itself and its subsidiaries during the period from the date of the merger agreement until the completion of the merger (except as provided for in the merger agreement or with the prior written consent of GB&T), that it will not:

•	amend, repeal or otherwise modify its articles of incorporation or its bylaws in a manner that would adversely effect the GB&T shareholders or the merger;

•	take any action, or knowingly fail to take any action, which action or failure to act would reasonably be likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to completion of the merger not being satisfied;

•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement;

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties in the merger agreement being or becoming untrue in any material respect, or in any conditions to the merger not being satisfied; or

•	agree to take, make any commitment to take, or adopt any resolution of its board of directions in support of, the actions mentioned above.

Furthermore, at the time of or before the completion of the merger, GB&T has agreed, consistent with generally accepted accounting principles and to the extent not inconsistent with applicable laws, to work with SunTrust in good faith to establish collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with guidelines used in the SunTrust system for GB&T’s loan losses, current classified assets, investment portfolio and commercial, multi-family and residential mortgage loans. SunTrust has agreed, prior to completion of the merger, to provide GB&T with the assistance and direction necessary to conform any of GB&T’s policies, practices, procedures and asset dispositions which are mutually agreeable to the parties. No adjustment to GB&T’s general valuation allowances or reserves will be made until immediately before the merger is completed, and any actions taken by GB&T at the request of SunTrust pursuant to this review process will not be deemed a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or any other provision of the merger agreement and will not be considered in determining whether any such breach, violation or failure to satisfy has occurred.

Reasonable Best Efforts to Obtain Required Shareholder Vote

GB&T will take all steps necessary to duly call and hold a meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon the approval of the merger agreement. The GB&T board of directors will use its reasonable best efforts to obtain the approval of the GB&T shareholders in respect of the foregoing. Subject to certain provisions in the merger agreement (see “— No Solicitation of Alternative Transactions” immediately below), the GB&T board of directors will affirmatively recommend that the GB&T shareholders vote in favor of the merger and approve the merger agreement. Moreover, GB&T will submit the merger agreement to its shareholders for approval at the shareholder meeting even if the GB&T board of directors has withdrawn, modified or qualified its recommendation, and GB&T will not subject to a vote of its shareholders certain other transaction proposals (see “— No Solicitation of Alternative Transactions” immediately below) at any GB&T shareholder meeting.

No Solicitation of Alternative Transactions

GB&T has agreed that GB&T, GB&T’s subsidiaries and the officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GB&T or any of its subsidiaries will not, directly or indirectly, (1) solicit, initiate, encourage, facilitate (including by way of furnishing information), or take any other action designed to facilitate any inquiries or proposals involving GB&T or any of its subsidiaries that, if consummated, would constitute an Alternative Transaction, (2) participate in any discussions or negotiations regarding an Alternative Transaction or (3) enter into any agreement regarding an Alternative Transaction.

For purposes of the merger agreement, the term “Alternative Transaction” means any of (1) a transaction pursuant to which any person (or group of persons) (other than SunTrust or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of GB&T common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the merger, whether from GB&T or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation or other business combination involving GB&T (other than the merger), (3) any transaction pursuant to which any person (or group of persons) (other than SunTrust or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of GB&T and securities of the entity surviving any merger or business combination including any of GB&T’s subsidiaries) of GB&T, or any of its subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of GB&T and its subsidiaries, taken as a whole, immediately before such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving GB&T or any of its subsidiaries, other than transactions contemplated by the merger agreement, as a result of which the holders of shares of GB&T immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation of such transaction in substantially the same proportion as the holders held the shares of GB&T common stock immediately before such transaction occurred.

The merger agreement permits GB&T to comply with Rule 14d-9 and Rule 14e-2(a) under the Securities Exchange Act of 1934, provided that such compliance does not limit or modify the effect of other provisions in the merger agreement. In addition, if GB&T receives a proposal for an Alternative Transaction, GB&T may engage in discussions and negotiations with, or provide nonpublic information to, the person making that proposal only if:

•	the GB&T board of directors receives the proposal for an Alternative Transaction prior to the GB&T shareholders meeting;

•	the GB&T board of directors, after consultation with outside legal counsel, reasonably determines in good faith that the failure to engage in those discussions or provide information would cause it to violate its fiduciary duties under applicable law;

•	the GB&T board of directors concludes in good faith that the proposal for an Alternative Transaction constitutes or is reasonably likely to result in a Superior Proposal (as described below); and

•	GB&T enters into a confidentiality agreement with the person making the inquiry or proposal on terms that are no less favorable to GB&T than those in the confidentiality agreement between SunTrust and GB&T.

For purposes of the merger agreement, the term “Superior Proposal” means a proposal for an Alternative Transaction that the GB&T board of directors in good faith determines would (if consummated) result in a transaction that is more favorable from a financial point of view to GB&T shareholders than the merger, (1) after receiving the financial advice of a nationally recognized investment banking firm, (2) after taking into account the likelihood of consummation of such transaction on the terms provided (as compared to the terms of the merger agreement) and (3) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law. For purposes of defining a “Superior Proposal” in the merger agreement, each reference to “25%” in the definition of “Alternative Transaction” will be deemed to be a reference to “a majority.”

GB&T must notify SunTrust, both orally and in writing, within 24 hours after receipt of (1) a proposal for an Alternative Transaction, (2) any material modification or material amendment to any proposal for an Alternative Transaction, (3) any request for nonpublic information relating to GB&T or any of its subsidiaries or (4) any request for access to the properties, books or records of GB&T or any of its subsidiaries by any person that informs the GB&T board of directors or any subsidiary that it is considering making, or has made, a proposal for an Alternative Transaction. The notice must identify the identity of the party making the proposal for an Alternative Transaction, requesting nonpublic information or requesting access to books and records, as well as the material terms of the proposal (or any modification or amendment to such proposal, as the case may be). GB&T must keep SunTrust informed of any material changes in the status, and any material changes or modifications in the terms of, any such request for information or proposal for an Alternative

Transaction, and must notify SunTrust, both orally and in writing, within 24 hours if GB&T enters into discussions or negotiations concerning any proposal for an Alternative Transaction.

If at any time prior to obtaining approval of the merger by the GB&T shareholders, GB&T receives a proposal for an Alternative Transaction (or a subsequent amended proposal for an Alternative Transaction) that the GB&T board of directors concludes in good faith constitutes a Superior Proposal (after giving effect to any adjustments offered by SunTrust pursuant to the procedure described immediately below), the GB&T board of directors may withdraw its recommendation of the merger agreement, so long as GB&T:

•	provides prior written notice to SunTrust, at least five days in advance, of its intention to withdraw its recommendation in response to a Superior Proposal (including the material terms and conditions of the Superior Proposal and the identity of the party making the Superior Proposal);

•	contemporaneously provides with such written notice a copy of all relevant proposed transaction agreements with the party making the Superior Proposal, along with other material documents; and

•	negotiates, along with its financial and legal advisors, in good faith with SunTrust, during the five day period between giving notice of the Superior Proposal and withdrawing its recommendation of the merger agreement, to make adjustments to the terms and conditions of the merger agreement so that the proposal in question no longer constitutes a Superior Proposal.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by GB&T shareholders, in any of the following ways:

•	by mutual consent of SunTrust and GB&T in a written instrument, if the board of directors of each party so determines by a majority vote of its entire board of directors;

•	by either SunTrust or GB&T, if any governmental entity that must grant regulatory approval for the conditions to completion of the merger to be satisfied has denied such approval, and such denial has become final and nonappealable;

•	by either SunTrust or GB&T, if any governmental entity of competent jurisdiction has issued a final and nonappealable order enjoining or otherwise prohibiting the merger;

•	by either SunTrust or GB&T, if GB&T shareholders representing a majority of the shares of common stock entitled to vote on the merger do not approve the merger at a duly held meeting of shareholders;

•	by either SunTrust or GB&T, if the merger is not completed on or before July 31, 2008, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements contained in the merger agreement;

•	by either SunTrust or GB&T, if (1) the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured within 45 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the date of the merger’s completion, result in the failure of any of the conditions relating to tax opinions, regulatory approvals, performance of obligations and covenants, or representations or warranties described under “— Conditions to the Completion of the Merger”; or

•	by SunTrust, if the GB&T board of directors fails to publicly recommend the approval of the merger and the adoption of the merger agreement or, in a manner adverse to SunTrust, (1) withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, the recommendation of the merger and the merger agreement to the GB&T shareholders, (2) takes any public action or makes any public statement in connection with the meeting where the GB&T shareholders are to vote upon the merger (including not taking action to convene such meeting) that is inconsistent with its obligation to recommend the merger to the GB&T shareholders under the merger agreement or (3) recommends any proposal for an Alternative Transaction to the GB&T shareholders (see “— No Solicitation of Alternative Transactions” above).

Termination Fees

The merger agreement provides that GB&T may be required to pay a termination fee to SunTrust of up to $6 million in the following circumstances:

•	If SunTrust terminates the merger agreement because (1) the GB&T board of directors did not publicly recommend that the GB&T shareholders approve the merger agreement, (2) in a manner adverse to SunTrust, after recommending that the GB&T shareholders approve the merger agreement, the GB&T board of directors withdrew, modified or amended its recommendation, (3) in a manner adverse to SunTrust, the GB&T board of directors took public action or made a public statement in connection with the meeting where the GB&T shareholders are to vote upon the merger (including not taking action to convene such meeting) that was inconsistent with its obligation to recommend the merger to the GB&T shareholders under the merger agreement or (4) in a manner adverse to SunTrust, the board of directors recommended a proposal for an Alternative Transaction (see “— No Solicitation of Alternative Transactions” above) to the GB&T shareholders, then GB&T must pay SunTrust the full termination fee.

•	If (1) the merger agreement is terminated by either party because the required shareholder vote of GB&T was not obtained at the GB&T shareholders’ meeting and (2) an Alternative Transaction was publicly announced or otherwise communicated to the GB&T board of directors on or before the date of the GB&T shareholders’ meeting (a “Public Proposal”) that has not been withdrawn, then GB&T must pay SunTrust one-third of the termination fee. If, within 12 months after this termination of the merger agreement, GB&T enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, the remaining two-thirds of the termination fee will become payable to SunTrust.

•	If (1) the merger agreement is terminated by either party because the require shareholder vote of GB&T was not obtained at the GB&T shareholders’ meeting and (2) no Alternative Transaction was publicly announced or communicated to the GB&T board of directors on or prior to that time, GB&T must pay SunTrust, in an amount not to exceed $1 million, all of SunTrust’s out-of-pocket expenses (including expenses of attorneys and other advisors) it incurred which relate to or arise out of the negotiation or execution of the merger agreement or any of the transactions contemplated by the merger agreement. If, within 12 months after this termination of the merger agreement, GB&T enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, GB&T will owe SunTrust the full termination fee, less any out-of-pocket expenses previously paid by GB&T.

•	If (1) the merger agreement is terminated by either party because the merger has not been completed by July 31, 2008 and (2) a Public Proposal with respect to an Alternative Transaction was made and not withdrawn before the merger agreement was terminated, then GB&T must pay SunTrust one-third of the termination fee. If, within 12 months after this termination of the merger agreement, GB&T enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, the remaining two-thirds of the termination fee will become payable to SunTrust.

Upon payment of all applicable termination fees and/or out-of-pocket expenses, as the case may be, GB&T will have no further liability to SunTrust at law or in equity with respect to such termination, or with respect to the failure of the GB&T board of directors to convene a GB&T shareholders’ meeting to vote on the merger and/or recommend that the GB&T shareholders adopt the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void and there will be no liability on the part of SunTrust or GB&T or their respective officers or directors, except that:

•	neither party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the treatment of confidential information and, if applicable, the termination fee and/or expenses described immediately above, will survive the termination.

Description of Voting Agreements

Concurrently with the signing of the merger agreement, individuals who are also GB&T’s directors and who beneficially own approximately 8%, in the aggregate, of the outstanding voting power of GB&T executed voting agreements with SunTrust pursuant to which they agreed to vote their shares in favor of the merger (the “Voting Agreements”). Pursuant to the terms of the Voting Agreements, these individuals have agreed that at any meeting of the GB&T shareholders and at any adjournment thereof, and in connection with any action of the GB&T shareholders taken by written consent, such individuals will, unless SunTrust votes such individuals’ shares directly pursuant to the proxy granted by the Voting Agreements, (1) vote (or cause to be voted) their shares, in person or by proxy, in favor of adopting the merger agreement and approving the merger, (2) vote (or cause to be voted) their shares, by person or by proxy, against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of GB&T contained in the merger agreement or that would result in any of the conditions to the obligations of GB&T under the merger agreement not being fulfilled, and (3) vote (or cause to be voted) their shares, by person or by proxy, against any extraordinary corporate transaction (other than the merger) involving GB&T or any of its subsidiaries, including, but not limited to any Alternative Transaction.

The Voting Agreements grant SunTrust an irrevocable proxy to vote these individuals’ shares of GB&T common stock on the matters set forth above.

Additionally, the Voting Agreements provide that these individuals will not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of or limit their right to vote their shares, and will not take any action which would have the effect of preventing or disabling them from performing their obligations under the Voting Agreements.

For the term of the Voting Agreements, the individuals have agreed that neither they nor any of their representatives or affiliates will (1) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Alternative Transaction, (2) furnish any information in connection with or in response to an Alternative Transaction or an inquiry or indication of interest that could lead to an Alternative Transaction, (3) participate in any discussions or negotiations regarding any Alternative Transaction, (4) enter into any contract or agreement regarding any Alternative Transaction, or (5) approve, endorse or recommend, or otherwise make or authorize any statement, recommendation or solicitation in support of, any Alternative Transaction (see “— No Solicitation of Alternative Transactions” above).

The Voting Agreements provide that, notwithstanding anything contained in the Voting Agreements to the contrary, (1) these individuals make no agreement or understanding in any capacity other than in their capacity as record holders and beneficial owners of GB&T common stock, (2) nothing in the Voting Agreements will be construed to limit or affect any action or inaction of these individuals in their capacities as directors or officers of GB&T, and (3) these individuals will have no liability to SunTrust or any of SunTrust’s affiliates for any action or inaction they may take in their capacities as directors or officers of GB&T.

The Voting Agreements will terminate upon the earlier of the consummation of the merger or the termination of the merger agreement according to its terms.

Regulatory Approvals Required for the Merger

Federal Notices and Approvals

The merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHCA”).

Section 3 of the BHCA requires the Federal Reserve Board, when considering transactions such as the merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders), the future prospects of the existing and proposed institutions and the effect of the transaction on the convenience and needs of the communities to be served and the effectiveness of the institutions in combating money laundering activities. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

The BHCA prohibits the Federal Reserve Board from approving a merger if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the insured depository institution subsidiaries of SunTrust and GB&T in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board. The Federal Reserve Board frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings on the application. Such comments and hearings could delay the regulatory approvals required for consummation of the merger.

The merger may not be completed until the 30th day (or, with the consent of the relevant agencies, the 15th day) following the date of the requisite Federal Reserve Board approval, during which period the United States Department of Justice may comment adversely on the merger (which has the effect of extending the waiting period to the 30th day following approval) or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.

The parties received the necessary regulatory approval from the Federal Reserve Board on February 8, 2008.

State Notices and Approvals

The merger also will be subject to approval by the Commissioner of the Georgia Department of Banking and Finance (the “Georgia Commissioner”) pursuant to Section 606 of Title 7, Chapter 1 of the Georgia Code. The Georgia Commissioner is required by statute to determine if (1) the merger would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the State of Georgia; or (2) its effect in any section of the State of Georgia would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Georgia Commissioner finds that the anticompetitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Georgia Commissioner also must take into consideration the financial and managerial resources and future prospects of the company or companies and the banks concerned and the convenience and needs of the communities to be served.

The parties received the necessary regulatory approval from the Georgia Department of Banking and Finance on January 25, 2008.

Material United States Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the merger to holders of GB&T common stock and to SunTrust and GB&T. This discussion is based upon the Code, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of GB&T common stock.

This discussion assumes that you hold your shares of GB&T common stock as capital assets and does not address the tax consequences that may be relevant if you receive special treatment under some United States federal income tax laws. Shareholders receiving this special treatment include but are not limited to:

•	persons who are not “United States persons” (as defined in Section 7701(a)(30) of the Code);

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who are subject to alternative minimum tax;

•	holders of options granted by GB&T, or persons who received their GB&T common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who have a functional currency other than the U.S. dollar; and

•	persons who hold shares of GB&T common stock as part of a hedge, constructive sale, straddle, conversion transaction or other integrated transaction.

Prior to the effectiveness of the registration statement, SunTrust will receive an opinion of King & Spalding LLP, and GB&T will receive an opinion of Troutman Sanders LLP (or, if applicable, an opinion of King & Spalding LLP), rendered on the basis of facts, representations of facts, covenants and assumptions set forth or referred to in such opinions, which such counsel will assume to be consistent with those existing at the effective time of the merger. The respective opinions will state that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The following discussion assumes that the merger will be treated in this manner.

Treatment of GB&T Shareholders Receiving SunTrust Common Stock

GB&T shareholders who receive SunTrust common stock in exchange for their GB&T common stock will recognize no gain or loss for federal income tax purposes, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of SunTrust common stock.

Tax Basis and Holding Period

Your tax basis in the SunTrust common stock received in the merger (including any fractional share interest deemed received and redeemed as described below) will equal your tax basis in the GB&T common stock surrendered in the merger. Your holding period in the shares of SunTrust common stock received in the merger (including any fractional share interest deemed received and redeemed as described below) will include your holding period for the shares of GB&T common stock surrendered in exchange therefor. If you have differing bases or holding periods in respect of your shares of GB&T common stock, you should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of SunTrust common stock received in the merger.

Cash Received in Lieu of Fractional Shares

If you receive cash in lieu of a fractional share of SunTrust common stock, you will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by SunTrust subject to Section 302 of the Code. As a result, you will generally recognize capital gain or loss equal to the difference between the amount of cash received and the portion of your adjusted tax basis in the shares of GB&T common stock allocable to the fractional share. Such gain or loss will be long-term capital gain or loss for United States federal income tax purposes if you have held your shares of GB&T common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual is generally subject to a maximum United States federal income tax rate of 15%.

Backup Withholding

Unless you comply with certain reporting or certification procedures or are an “exempt recipient” (i.e., in general, corporations and certain other entities), you may be subject to a backup withholding tax of 28% with respect to any cash payments in lieu of a fractional share of SunTrust common stock you receive pursuant to the merger. Foreign shareholders should consult their tax advisors with respect to the application of withholding rules to any cash payments in lieu of a fractional share of SunTrust common stock received pursuant to the merger.

Reporting Requirements

You will be required to retain records pertaining to the merger and will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Tax Opinions at Closing

Neither SunTrust nor GB&T will be obligated to complete the merger unless, in the case of SunTrust, it has received a further opinion of King & Spalding LLP, and, in the case of GB&T, it has received a further opinion of Troutman Sanders LLP (or, if applicable, an opinion of King & Spalding LLP), at the time of the merger, each stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be rendered on the basis of facts, representations of facts, covenants and assumptions set forth or referred to in such opinions.

Opinions of counsel are not binding on the Internal Revenue Service or the courts. Neither SunTrust nor GB&T has requested, nor do they intend to request, an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, it is possible that the Internal Revenue Service and the courts will disagree with the conclusions reflected in such opinions.

Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to consult your own tax advisor regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver

At any time prior to the completion of the merger, each of SunTrust and GB&T may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Amendment

Subject to compliance with applicable law, SunTrust and GB&T may amend the merger agreement at any time before or after approval of the merger agreement by the GB&T shareholders. However, after any approval of the merger agreement by the GB&T shareholders, there may not be (other than as contemplated by the terms of the merger agreement), without their further approval, (1) any amendment of the merger agreement that alters or changes the amount or the form of the consideration to be delivered to the GB&T shareholders, if such alteration or change would adversely affect the holders of any GB&T security, (2) any amendment to SunTrust’s articles of incorporation that would adversely affect the holders of any GB&T security or (3) any amendment of the merger agreement that alters or changes the terms and conditions of the merger agreement, if such alteration or change would adversely affect the holders of any GB&T security.

Employee Benefit Plans and Existing Agreements

The merger agreement provides that for the 12 month period following the completion of the merger, SunTrust will continue to provide to persons actively employed by GB&T or one of its subsidiaries at the time of the merger’s completion and who continue in employment with SunTrust or any of its subsidiaries (a “Continuing Employee”), employee benefits that are substantially similar to those provided to SunTrust employees. SunTrust will have a reasonable period of time following completion of the merger to transition a Continuing Employee from GB&T’s employee benefits plans to benefit plans maintained by SunTrust.

For purposes of determining a Continuing Employee’s eligibility to participate, vesting and entitlement to benefits (other than for purposes of benefit accrual), SunTrust will give full credit for the service a Continuing Employee had with GB&T or one of its subsidiaries prior to completion of the merger. For purposes of eligibility to participate in SunTrust’s retirement plan, a Continuing Employee’s benefits under such plan will be calculated under the personal pension account formula, and the Continuing Employee’s service with GB&T or one of its subsidiaries will be recognized for purposes of eligibility to participate, vesting and pay credits for the Continuing Employee’s personal pension account.

If a Continuing Employee who does not have an employment, change-in-control or severance agreement with GB&T or any of its subsidiaries is involuntarily terminated by SunTrust during the 12 months following completion of the merger, the Continuing Employee’s right to severance pay will be determined in accordance with SunTrust’s severance pay plan.

SunTrust is obligated under the merger agreement to honor all GB&T employment agreements, retention agreements, change-in-control agreements and deferred compensation agreements in effect as of November 2, 2007. Prior to completion of the merger, SunTrust retains the right to offer certain GB&T employees retention agreements to assist in the voluntary retention of GB&T employees following completion of the merger.

Stock Exchange Listing

SunTrust common stock is listed on the NYSE. SunTrust has agreed to cause the shares of SunTrust common stock to be issued in the merger to be listed on the NYSE. It is a condition to completion of the merger that those shares be listed on the NYSE, subject to official notice of issuance.

Expenses

Except as discussed in “-— Termination of the Merger Agreement” above, the merger agreement provides that each of SunTrust and GB&T will pay its own fees and expenses in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement. However, SunTrust and GB&T will share equally the costs and expenses of printing and mailing this proxy statement/prospectus, as well as all filing and other fees paid to the Securities and Exchange Commission in connection with the merger.

Dividends

Prior to completion of the merger, SunTrust and GB&T will coordinate with each other on the declaration, record and payment dates for dividends, if any, on GB&T common stock and SunTrust common stock so that GB&T shareholders will not receive more than one dividend during any single quarter.

After considering GB&T’s net loss for the fourth quarter and year ended December 31, 2007, GB&T’s current capital requirements and financial condition, the challenging loan environment and the state of the financial institutions industry generally and discussions with SunTrust, the GB&T board of directors has determined not to declare a dividend in the first quarter of 2008. Although the terms of the merger agreement permit the GB&T board of directors to continue to pay its regular quarterly dividend through the closing of the merger, the GB&T board of directors believed that the payment of a quarterly dividend in the first quarter of 2008 would not be prudent for the reasons mentioned above.

Dissenters’ Rights

The GBCC provides that shareholders of a corporation who are voting on a merger or consolidation generally are entitled to dissent from the transaction and obtain a judicial determination of the “fair value” of their shares. Dissenters’ rights are not available to the holders of shares of a corporation, such as GB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the corporation’s articles of incorporation or the resolutions of the corporation’s board of directors approving the transaction provide otherwise, or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders (except for cash payments in lieu of fractional shares). Neither GB&T’s articles of incorporation nor the resolutions of the GB&T board of directors authorizing the merger provide for additional dissenters’ rights. Moreover, SunTrust common stock is listed on the NYSE. Therefore, GB&T shareholders are not entitled to dissenters’ rights by reason of the merger.

Anticipated Accounting Treatment

SunTrust will account for the merger using the purchase method of accounting. Under the purchase method, SunTrust will record, at fair value, the acquired assets and assumed liabilities of GB&T. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, SunTrust will record goodwill. Based on a closing price of $54.56 of SunTrust common stock on the NYSE on March 10, 2008, management of SunTrust estimates that the total merger consideration (including issuance of common stock and assumption of options on common stock) if the closing occurred on such date would be approximately $124.4 million (based on the number of fully diluted shares of GB&T outstanding on that date). Utilizing information as of December 31, 2007, estimated goodwill is currently expected to total approximately $108.9 million. SunTrust will include in its consolidated results of operations the results of GB&T’s operations after the merger is completed. Due to the fact that the proposed transaction is not material to SunTrust, no pro forma financial information is included in this proxy statement/prospectus, except to the extent included under “Comparative Historical and Pro Forma Per Share Data” above.

Certain Interests of GB&T Directors and Executive Officers in the Merger

Some of GB&T’s directors and executive officers have certain interests in the transaction in addition to their interests generally as GB&T shareholders. These interests are described below. The GB&T board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement and making its recommendation to GB&T shareholders.

GB&T Stock Options

Prior to the execution of the merger agreement, GB&T’s directors and executive officers held options to purchase an aggregate of 73,909 shares of GB&T common stock with a weighted average exercise price of $15.33 per share. All of these options have vested or will vest upon the consummation of the merger. Each option that remains outstanding at the effective time of the merger will be converted into an option to purchase the number of whole shares of SunTrust common stock equal to the number of shares of GB&T common stock subject to the stock option multiplied by 0.1562, rounded down to the nearest whole share. The exercise price per share of the SunTrust stock option will equal the exercise price for the GB&T stock option divided by 0.1562, rounded up to the nearest whole cent.

Employee Benefits

For a period of 12 months following the effective time of the merger, SunTrust has agreed to provide officers and employees of GB&T who continue employment with SunTrust or its subsidiaries with employee benefits, salaries or wages, and annual bonus opportunities that are available for similarly situated employees of SunTrust or its affiliates or subsidiaries. SunTrust will also give GB&T’s employees credit for their years of service with GB&T for purposes of eligibility and vesting (but not benefit accrual) under SunTrust’s employee benefit plans.

Employment Agreements and Change in Control Agreements

SunTrust will honor GB&T’s employment agreements and change-in-control agreements with certain officers and employees, including any change-in-control payments required to be made thereunder. GB&T entered into change-in-control agreements with its executive officers, Richard A. Hunt and Gregory L. Hamby. In the event of a change in control of GB&T, the terms of the agreements become in effect for a certain term and provide certain compensation. The agreements with Messrs. Hunt and Hamby are terminable by the employee upon two weeks’ notice to GB&T which, if terminated within 90 days of the effective date of the merger, will entitle the officer to the compensation recited therein, to be paid in a lump sum.

In addition, it is anticipated that Richard A. Hunt, GB&T’s President and Chief Executive Officer, will be retained by SunTrust following completion of the merger to assist with transitional issues until the end of 2008 and will receive his current salary and health and welfare benefits for such period of time.

Indemnification and Insurance

SunTrust has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under GB&T’s articles of incorporation and bylaws as in effect on November 2, 2007, the date of the merger agreement, with respect to matters occurring prior to or at the effective time of the merger will survive the merger. In addition, SunTrust has agreed to cause the GB&T officers and directors to be covered by GB&T’s directors’ and officers’ liability insurance policy (or a substitute policy) for six years following the effective time of the merger, subject to certain conditions (including a limitation that to maintain such policy, SunTrust will not be required to spend in excess of 200% of the annual premiums currently paid by GB&T).

Advisory Board Positions

In addition, as of the date of this proxy statement/prospectus, SunTrust has decided to allocate three seats on one of SunTrust’s local advisory boards to be filled by current members of the GB&T board of directors. SunTrust made this decision following the execution of the merger agreement and had made no determination prior to such time as to which individuals, if any, would be selected to serve in such capacity following completion of the merger. The approximate annual compensation for an individual serving in this capacity is $7,000.

Noncompetition Agreements

Concurrently with the signing of the merger agreement, each director of GB&T entered into a noncompetition agreement pursuant to which such individual agreed not to compete with SunTrust. Subject to certain individualized exceptions, the agreements provide that each individual shall not provide any management services or business advice to any person or entity with respect to any activities or efforts which compete with SunTrust’s business, whether as a director, officer, employee or independent contractor of any such person or entity, in the counties of Baldwin, Bartow, Carroll, Clarke, Cobb, Dawson, Forsyth, Gwinnett, Hall, Lumpkin, Paulding, Polk and Putnam in the State of Georgia, for a period of one year following the consummation of the merger.

Restrictions on Resales by Affiliates

Shares of SunTrust common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of SunTrust common stock issued to any GB&T shareholder who may be deemed to be an “affiliate” of SunTrust after completion of the merger. Former GB&T shareholders who were affiliates of GB&T prior to completion of the merger and who are not affiliates of SunTrust after the completion of the merger may sell their shares of SunTrust common stock received in the merger at any time. Former GB&T shareholders who are or become affiliates of SunTrust after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of SunTrust. This proxy statement/prospectus does not cover resales of SunTrust common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

DESCRIPTION OF SUNTRUST CAPITAL STOCK

General

The authorized capital stock of SunTrust consists of 750 million shares of SunTrust common stock, par value $1.00 per share, and 50 million shares of SunTrust preferred stock, no par value. As of February 20, 2008, 350,829,847 shares of SunTrust common stock were outstanding, and 5,000 shares of SunTrust preferred stock were outstanding. The preferred stock may be issued in one or more series with such terms and at such times and for such consideration as the SunTrust board of directors determines. As of the date hereof, 2,329,503 shares of SunTrust common stock were reserved for issuance in accordance with the merger agreement and up to 40,000,000 shares of SunTrust common stock were reserved for issuance under various employee stock option or other benefit plans. As of the date hereof, 5,010 shares of SunTrust preferred stock were reserved for issuance in accordance with a stock purchase contract between SunTrust and SunTrust Preferred Capital I, a trust subsidiary of SunTrust.

The following summary of the terms of the capital stock of SunTrust is not intended to be complete and is subject in all respects to the applicable provisions of the GBCC, and is qualified by reference to the articles of incorporation and bylaws of SunTrust. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 65.

Common Stock

The outstanding shares of SunTrust common stock are fully paid and nonassessable. Holders of SunTrust common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of SunTrust common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The SunTrust common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

Subject to the preferences applicable to any shares of SunTrust preferred stock outstanding at the time, holders of SunTrust common stock are entitled to dividends when and as declared by the SunTrust board of directors from legally available funds and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

The board of directors of SunTrust may, without further action by the SunTrust shareholders, issue one or more series of SunTrust preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. SunTrust currently has outstanding 5,000 shares of Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). Holders of SunTrust’s Series A Preferred Stock have certain voting rights to elect directors in the event of the failure to pay dividends when due on the Series A Preferred Stock or other stock ranking on a parity with the Series A Preferred Stock. Additionally, so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time will be required to:

•	authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Series A Preferred Stock; or

•	amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof.

Anti-Takeover Provisions

In addition to the ability to issue preferred stock, SunTrust’s articles of incorporation and bylaws contain additional provisions that may make it less likely that SunTrust management would be changed or that someone would acquire voting control of SunTrust without the consent of the SunTrust board of directors. For example, SunTrust’s articles of incorporation contain supermajority voting requirements for approval of a business combination transaction unless certain fair price criteria are met.

COMPARISON OF GB&T AND SUNTRUST SHAREHOLDERS’ RIGHTS

Each of SunTrust and GB&T is incorporated under Georgia law. Upon completion of the merger, the articles of incorporation and bylaws of SunTrust in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, the rights of former GB&T shareholders will be determined by reference to the SunTrust articles of incorporation and bylaws and the GBCC. The material differences between the rights of holders of GB&T common stock and the rights of holders of SunTrust common stock, resulting from the differences in their governing documents are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of SunTrust common stock under applicable Georgia law, the SunTrust articles of incorporation and the SunTrust bylaws or the rights of the holders of GB&T common stock under applicable Georgia law, the GB&T articles of incorporation and GB&T bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the GBCC and the governing corporate instruments of SunTrust and GB&T, to which the holders of GB&T common stock are referred. Copies of the governing corporate instruments of SunTrust and GB&T are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 65.

Authorized Capital

SunTrust’s articles of incorporation authorize the board of directors to issue 750,000,000 shares of common stock, par value $1.00, and 50,000,000 shares of preferred stock, no par value. As of February 20, 2008, 350,829,847 shares of common stock were outstanding and 5,000 shares of preferred stock were outstanding.

GB&T’s articles of incorporation authorize the board of directors to issue 20,000,000 shares of common stock, no par value. As of February 20, 2008, 14,230,796 shares of common stock were outstanding.

Shareholder Nominations and Proposals for Business

SunTrust’s bylaws provide that to be properly brought before a meeting of the shareholders, business and proposals must be:

•	specified in the notice of the meeting;

•	otherwise properly brought before the meeting by or at the direction of the board of directors; or

•	brought by shareholders who comply with the advance notice requirements set forth in the bylaws. The advance notice requirements in the SunTrust bylaws provide that for shareholder business or a shareholder proposal to be brought before a meeting, the shareholder must give notice of the business or proposal in writing to the corporate secretary not less than 120 days prior to the first anniversary of the date on which SunTrust first mailed proxy materials for the previous year’s annual meeting regardless of any postponements or adjournments, provided that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the previous year’s annual meeting, then the shareholder notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the notice of the date of the meeting was mailed and the day on which the public disclosure of the date of the meeting was made.

The SunTrust bylaws provide that nominations of directors may be made:

•	at a shareholders meeting by or at the direction of the board of directors;

•	by any nominating committee or person appointed by the board of directors; or

•	by any SunTrust shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures.

Nominations must also be submitted in writing to the corporate secretary.

To be timely, the shareholder’s written notice must be delivered to SunTrust’s executive offices in writing not less than 120 days prior to the first anniversary of the date on which SunTrust first mailed proxy materials for the previous year’s annual meeting regardless of any postponements or adjournments, provided that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the previous year’s annual meeting, then the shareholder’s written notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the notice of the date of the meeting was mailed and the day on which the public disclosure of the date of the meeting was made.

GB&T’s bylaws do not contain advance notice provisions for shareholder proposals or nominees. In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by GB&T at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in rules promulgated under the Exchange Act, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before GB&T begins to print and mail its proxy materials.

Special Meeting of Shareholders

Under the GBCC, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the articles of incorporation or the bylaws. In addition, the GBCC provides that a special meeting of shareholders may also be called by the holders of at least 25% of all votes entitled to be cast on any issue proposed to be considered at a special meeting or such greater or lesser percentages as the articles of incorporation or the bylaws provide.

SunTrust’s bylaws allow the chairman, the president or the board of directors to call a special meeting, and provide that a special meeting shall be called by the board of directors upon written demand of the holders of more than 50% of the outstanding common stock.

GB&T’s bylaws provide that a special meeting of shareholders may be called by the board of directors or upon written request of the holders of at least 25% of all of the shares of common stock of GB&T entitled to vote in an election of directors.

Business Combinations Involving Interested Shareholders

The SunTrust articles of incorporation provide that any business combination with or involving an interested shareholder or an affiliate of an interested shareholder requires the affirmative vote of the holders of at least 75% of the then outstanding common stock of SunTrust, including the affirmative vote of the holders of at least 75% of the then outstanding common stock not beneficially owned by the interested shareholder.

Business combination is defined to include the following:

•	a merger or consolidation of the company or any subsidiary with an “interested shareholder” (defined generally as a person beneficially owning 10% or more of the outstanding common stock of the corporation) or an affiliate of an interested shareholder;

•	a sale or other disposition with or to any interested shareholder of assets having a fair market value in excess of $1,000,000;

•	the issuance by SunTrust of securities to any interested shareholder or an affiliate of an interested shareholder in exchange for cash or other consideration in excess of $1,000,000;

•	the adoption of any plan for liquidation or dissolution proposed by an interested shareholder; or

•	any reclassification of securities or subsidiary merger which increases the equity ownership of any interested shareholder.

The restrictions are not applicable if the business combination has been approved by 3/4 of all the directors of the company or if the transaction meets all of the fair price criteria set forth in the SunTrust articles of incorporation intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

The fair price requirements are designed to deter unfriendly acquisitions that do not satisfy the specified fair price requirements.

The GBCC authorizes Georgia corporations to adopt a provision which prohibits business combinations with interested shareholders occurring within five years of the date a person first becomes an interested shareholder. For purposes of this statute, “business combinations” are defined to include mergers, sales of 10% or more of the corporation’s net assets, and certain issuances of securities, all involving the corporation and any interested shareholder. With limited exceptions, the Georgia business combination statute requires approval of a subject transaction in one of three ways:

•	prior to such person becoming an interested shareholder, the corporation’s board of directors must have approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	the interested shareholder must acquire at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors of the corporation and its affiliates and associates) in the same transaction in which such person becomes an interested shareholder; or

•	subsequent to becoming an interested shareholder, such person acquires additional shares resulting in ownership of at least 90% of the voting stock, other than shares owned by officers, directors of the corporation and its affiliates and associates, and obtains the approval of the business combination by the holders of a majority of the shares entitled to vote thereon, exclusive of the shares held beneficially by the interested shareholder and its affiliates and shares owned by officers, directors and their affiliates and associates.

SunTrust has elected in its articles of incorporation to be governed by the business combination statute.

For purposes of both the fair price provisions of the SunTrust bylaws and the business combination statute, an “interested shareholder” is defined as a person or entity that is the beneficial owner of 10% or more of the voting power of SunTrust’s voting stock, or a person or entity that is an affiliate of SunTrust and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of SunTrust’s voting stock.

GB&T has not elected in its articles of incorporation to be governed by the business combination statute and has no analogous business combination or fair price provisions in its articles of incorporation.

Number of Directors

The SunTrust bylaws provide that the number of the board of directors shall be fixed by the board of directors. In addition, the SunTrust bylaws provide that in the absence of the board setting the number, the number shall be 15. Presently, the SunTrust board of directors consists of 18 members.

GB&T’s articles of incorporation provide that its board of directors shall consist of at least seven, but not more than 25, members, the exact number to be determined from time to time by resolution of the board of directors. The number of directors may not be increased or decreased by more than two in any one year.

Policy on Majority Voting

Although SunTrust’s articles of incorporation and bylaws do not so provide, SunTrust’s corporate governance guidelines state that in any uncontested election of directors, any nominee who receives a greater number of “withheld” votes than votes “for” his or her election will tender his or her resignation from the board of directors for consideration by SunTrust’s Governance and Nominating Committee within five days of the shareholders’ meeting at which the election occurred. The Governance and Nominating Committee will consider such resignation and will make a recommendation to SunTrust’s board of directors concerning acceptance or rejection of such resignation within 45 days of the shareholders’ meeting at which the election occurred. The Governance and Nominating Committee will also consider a range of possible alternatives concerning the tendered resignation which may be appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, and rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Governance and Nominating Committee to have substantially resulted in the “withheld” votes.

The SunTrust board of directors will take formal action on the Governance and Nominating Committee’s recommendation no later than 75 days following the date of the shareholders’ meeting at which the election occurred. Following the decision of the board of directors, SunTrust will publicly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the board of directors’ decision together with a full explanation of the process by which the decision was made and, if applicable, the reason or reasons for rejecting the tendered resignation.

No SunTrust director who, in accordance with this policy, is required to tender his or her resignation will participate in the Governance and Nominating Committee’s deliberations or recommendation, or the SunTrust board of directors’ deliberations or recommendation, with respect to accepting or rejecting his or her resignation as a director.

SunTrust will include or summarize this policy on majority voting, as may be amended from time to time, in SunTrust’s proxy statement for each meeting of its shareholders (annual or special) at which directors are to be elected.

GB&T’s articles of incorporation, bylaws and corporate governance policies and guidelines contain no analogous policy or provision.

Removal of Directors

SunTrust’s bylaws provide that directors may be removed at any time without cause only by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon, including the affirmative vote of at least 75% of the outstanding shares not beneficially owned by a 10% or greater shareholder.

GB&T’s bylaws provide that the entire board of directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. The GB&T board of directors may remove a director from office if such director is adjudicated incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days after his election, accept the office in writing or by attendance at a meeting of the board of directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the board of directors for four consecutive meetings without having been excused by the board of directors.

Indemnification

SunTrust’s bylaws provide that SunTrust shall indemnify an individual who is made a party to a proceeding because he or she is or was a director, officer or employee if he or she conducted himself or herself in good faith and, in the case of conduct in his or her official capacity, he or she reasonably believed his or her conduct was in the best interest of SunTrust, or in all other cases, he or she reasonably believed his or her conduct was at least not opposed to the best interests of SunTrust, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction, or upon plea of nolo contendere or its equivalent is not determinative that a person met the appropriate standard of conduct.

SunTrust’s bylaws further provide that SunTrust shall not indemnify a person in connection with:

•	a proceeding by or in right of SunTrust, except for reasonable expenses if it is determined that the person has met the standard of conduct set forth in the preceding paragraph; or

•	for conduct if the person is judged liable for improperly receiving a personal benefit, whether or not involving action in his official capacity.

SunTrust’s bylaws provide that upon receipt of a claim for indemnification by an employee, officer or director, SunTrust must make a determination that indemnification is permissible under the circumstances. The determination shall be made by:

•	if there are two or more disinterested directors, a majority vote of the disinterested directors or a majority of the members of a committee of two or more disinterested directors;

•	special legal counsel selected either by the board of directors as provided in the previous clause or, if there are fewer than two disinterested directors, then by all directors; or

•	the shareholders, excluding any shares under the control of a director who does not qualify as a director who does not qualify as disinterested.

Pursuant to the SunTrust bylaws, the authorization of indemnification is made in the same manner as the determination set forth above, provided that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, then the authorization shall be made by the entire board of directors.

The SunTrust bylaws permit SunTrust to advance expenses to directors and officers as long as the director, officer, employee or agent receiving an advance:

•	furnishes SunTrust a written affirmation of his good faith belief that he has met the applicable standards of conduct; and

•	undertakes to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified.

The SunTrust bylaws permit an employee, officer or director who is a party to a proceeding because he or she is an employee, officer or director to apply for indemnification or advancement of expenses to the court conducting the proceeding or to another court of competent jurisdiction. The court shall order indemnification or advancement of expenses if it determines (1) the person is entitled to indemnification under the SunTrust bylaws; or (2) in view of all the relevant circumstances, it is fair and reasonable to indemnify or advance expenses, even if (x) the person has not met the standard of conduct or (y) the person was judged liable in a proceeding by or in right of SunTrust or for receiving an improper benefit, but in the case of clause (y) only for reasonable expenses, unless a SunTrust articles of incorporation, a SunTrust bylaw or a contract or resolution approved by the shareholders otherwise provides. If the court determines that indemnification or advancement of expenses is appropriate, it may order SunTrust to pay the reasonable expenses incurred by the employee, officer or director in bringing the judicial proceeding to determine indemnification or advancement of expenses. The court may summarily determine, without a jury, SunTrust’s obligation to advance expenses.

Finally, the SunTrust bylaws provide that the shareholders may vote, by majority of all the votes cast excluding the votes of any shares under the control of an interested director, to indemnify a person made party to a proceeding, including a proceeding by or in right of SunTrust, without regard to any other limits in the SunTrust bylaws except for:

•	any appropriation in violation of duty with respect to any business opportunity of SunTrust;

•	intentional misconduct or knowing violations of law;

•	unlawful distributions; or

•	any transaction in which the person received an unlawful benefit.

GB&T’s bylaws provide that GB&T shall indemnify any person, his heirs, executors, or administrators, for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of GB&T or by serving at the request of GB&T as a director, trustee, officer, employee, or agent of another entity. However, GB&T may not indemnify any such person in relation to any matter in an action, suit or proceeding in which he has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to GB&T or such other entity. Additionally, GB&T may not indemnify any such person in relation to any matter in such action, suit or proceeding which has been the subject of a compromise settlement unless the indemnification is approved by a court of competent jurisdiction, the shareholders holding a majority of the outstanding GB&T stock or a majority of the board of directors then in office, excluding any directors who are party to the same or substantially the same action, suit or proceeding.

GB&T’s bylaws provide that GB&T may advance expenses incurred by its directors, trustees, officers, employees or agents in defending an action, suit or proceeding covered under its indemnification provisions if authorized by the board of directors. However, such payment will be made only if GB&T receives an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified by GB&T.

Personal Liability of Directors

SunTrust’s articles of incorporation eliminate a director’s personal liability for monetary damages to SunTrust or any of its shareholders for any action taken as a director, except that such liability is not eliminated for:

•	any appropriation, in violation of such director’s duties, of any business opportunity of SunTrust;

•	acts or omissions which involve intentional misconduct or a knowing violation of law;

•	unlawful distributions; or

•	any transaction from which the director received an improper personal benefit.

SunTrust’s articles of incorporation provide that if at any time Georgia law is amended to further eliminate or limit the liability of a director, then the liability of each SunTrust director shall be limited to the fullest extent permitted thereby.

GB&T’s articles of incorporation do not provide for elimination of director liability to GB&T or its shareholders. However, GB&T’s articles of incorporation and bylaws provide that GB&T’s officers and directors may be indemnified by GB&T for their actions as officers and directors to the maximum extent permitted by law.

Votes on Extraordinary Corporate Transactions

Under the GBCC, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

In addition, the SunTrust articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, is required to amend or adopt any provision inconsistent with the fair price provisions of the SunTrust articles of incorporation or Article II (Directors) of the SunTrust bylaws. Also, any amendment or repeal of any part of Article X of the SunTrust bylaws effected by the directors shall require the affirmative vote of at least 75% of the full board of directors following at least ten days prior written notice to all directors of the specific proposal.

GB&T’s articles of incorporation do not contain requirements in addition to the GBCC provisions.

Consideration of Other Constituencies

SunTrust’s articles of incorporation provides that the SunTrust board of directors, when evaluating any offer of a person (as defined in the SunTrust articles of incorporation), other than SunTrust itself, to (1) make a tender or exchange offer for any equity security of SunTrust or any other security of SunTrust convertible into any equity security, (2) merge or consolidate SunTrust with another person, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of SunTrust (an “Acquisition Proposal”), shall, in connection with the exercise of its business judgment in determining what is in the best interests of SunTrust and its shareholders, give due consideration to all relevant factors, including without limitation the consideration being offered in the Acquisition Proposal in relation to the then current market price, but also in relation to the then-current value of SunTrust in a freely negotiated transaction and in relation to the SunTrust board’s then estimate of the future value of SunTrust as an independent entity, the social and economic effects on the employees, customers, suppliers and other constituents of SunTrust and its subsidiaries and on the communities in which SunTrust and its subsidiaries operate or are located and the desirability of maintaining independence from any other entity.

GB&T’s articles of incorporation do not contain an analogous provision.

Amendment of Articles of Incorporation

The GBCC provides that certain relatively technical amendments to a corporation’s articles of incorporation may be adopted by the directors without shareholder action. Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation, unless the GBCC, the articles of incorporation, or a bylaw adopted by the shareholders requires a greater number of affirmative votes.

SunTrust’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, is required to amend or adopt any provision inconsistent with the fair price provisions of the SunTrust articles of incorporation.

GB&T’s articles of incorporation do not provide additional requirements for amending the articles of incorporation beyond the GBCC requirements.

Amendment of Bylaws

Under the GBCC, shareholder action is generally not necessary to amend the bylaws, unless the articles of incorporation provide otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders do, however, have the right to amend, repeal or adopt bylaws, except for bylaws that restrict the power of the board to manage the business.

SunTrust’s articles of incorporation provide that, notwithstanding any provision of SunTrust’s bylaws the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, or the vote of 75% or more of the directors is required to amend Article II (Directors) of the SunTrust bylaws. Also, any amendment or repeal of any part of Article X of the SunTrust bylaws effected by the directors shall require the affirmative vote of at least 75% of the full board of directors following at least ten days prior written notice to all directors of the specific proposal.

Dividend Restrictions

Payment of dividends on SunTrust and GB&T common stock is subject to the GBCC, which provides that dividends may be paid in cash, property or stock unless the company is insolvent or the dividend payment would render it insolvent.

In addition, GB&T’s bylaws provide that dividends may be paid only out of the retained earnings of GB&T, only when GB&T meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code of Georgia, and only in compliance with the regulations of the Georgia Department of Banking and Finance regarding payment of dividends. SunTrust’s bylaws contain no such provision.

LEGAL MATTERS

The validity of the SunTrust common stock to be issued to GB&T shareholders pursuant to the merger was passed upon by Raymond D. Fortin, Corporate Executive Vice President, General Counsel and Corporate Secretary of SunTrust. As of February 14, 2008, Mr. Fortin beneficially owned 110,469 shares of SunTrust common stock, which includes options to purchase and other forfeitable rights with respect to 88,863 shares which he is deemed to own beneficially pursuant to Rule 13d-3.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited SunTrust’s consolidated financial statements included in SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of SunTrust’s internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this proxy statement/prospectus. SunTrust’s financial statements as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements as of December 31, 2006 incorporated in this proxy statement/prospectus by reference to SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP has neither examined nor compiled any projections that may be reflected in this proxy statement/prospectus, and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to SunTrust’s historical financial information. It does not extend to any prospective financial information and should not be read to do so.

GB&T’s consolidated financial statements and the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference to GB&T’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of Mauldin & Jenkins, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The audit report on GB&T’s internal control over financial reporting as of December 31, 2007 expresses an opinion that management did not maintain effective internal control over financial reporting because of a material weakness described in their report.

SHAREHOLDER PROPOSALS

SunTrust

If the merger is completed, GB&T shareholders will become SunTrust shareholders.

Bylaw Provisions and Inclusion in This Year’s Proxy Statement

In accordance with SunTrust’s bylaws, a shareholder who desired to present a proposal for consideration at the 2008 annual meeting must have delivered the proposal to the address set forth below so that it was received no later than the close of business on November 10, 2007. The submission must have included the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in SunTrust’s stock transfer records), the class and number of SunTrust shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have had in the proposal. Proposals must have been addressed to SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.

Presentation at Meeting

For any proposal that was not submitted for inclusion in the 2008 proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2008 annual meeting, SEC rules generally permit management to vote proxies in its discretion (1) provided SunTrust advises shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter, if SunTrust received notice of the proposal before the close of business on January 24, 2008; and (2) provided SunTrust advised shareholders in the 2008 proxy statement that such proxy will confer such authority, if SunTrust does not receive notice of the proposal before the close of business on January 24, 2008. Notices of intention to present proposals at the 2008 annual meeting must have been addressed to SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.

GB&T

GB&T will hold its 2008 annual meeting only if the merger is not consummated.

Inclusion in This Year’s Proxy Statement

Shareholder proposals intended to be presented at GB&T’s 2008 annual meeting must have been received by GB&T by December 20, 2007 in order to be eligible for inclusion in GB&T’s proxy statement and form of proxy for that meeting. Such proposals must have been directed to GB&T Bancshares, Inc., P.O. Box 2760, Gainesville, Georgia 30503, Attention: Chief Financial Officer.

Presentation at Meeting

For any proposal that is not submitted for inclusion in the 2008 proxy statement, but is instead sought to be presented directly at the 2008 annual meeting, management will be able to vote proxies in its discretion if GB&T: (1) received notice of the proposal before the close of business on March 4, 2008 and advised shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) did not receive notice of the proposal prior to the close of business on March 4, 2008. Notices of intention to present proposals at the 2008 annual meeting of must have been addressed to GB&T Bancshares, Inc., P.O. Box 2760, Gainesville, Georgia 30503, Attention: Chief Financial Officer.

WHERE YOU CAN FIND MORE INFORMATION

SunTrust and GB&T file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document that SunTrust or GB&T files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, SunTrust’s and GB&T’s SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. SunTrust’s SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of SunTrust’s public filings at the New York Stock Exchange, you should call 212-656-5060.

SunTrust filed a registration statement on Form S-4 to register with the SEC the SunTrust common stock to be issued to GB&T shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SunTrust in addition to being a proxy statement of GB&T for the special meeting of GB&T shareholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

SunTrust Banks Inc. (file no. 001-08918)

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Current Reports on Form 8-K dated February 16, 2007 (Form 8-K/A filed on January 7, 2008), February 12, 2008 (except Item 7.01 and the related Exhibit 99.1 included in Item 9.01), February 26, 2008 and February 28, 2008; and

•	The description of SunTrust common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating that description.

GB&T Bancshares, Inc. (file no. 000-24203)

•	Annual Report on Form 10-K for the year ended December 31, 2007; and

•	The description of GB&T common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the GB&T special meeting or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

SunTrust has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to SunTrust, and GB&T has supplied all such information relating to GB&T.

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

SunTrust Banks, Inc.	GB&T Bancshares, Inc.
303 Peachtree Street, NE	500 Jesse Jewell Parkway
Mail Code GA–Atlanta–0634	P.O. Box 2760
Atlanta, Georgia 30308	Gainesville, Georgia 30501
Telephone: (404) 588-7711	Telephone: (770) 532-1212
Attn: Director of Investor Relations	Attn: Chief Financial Officer

You may also get more information at SunTrust’s website, “www.suntrust.com,” by selecting “Investor Relations” and then selecting “Financials & Regulatory Filings” and then selecting “SEC Filings,” and at GB&T’s website, “www.gbtbancshares.com,” by selecting “Corporate Information” and then selecting “Documents.” Information contained on the SunTrust and GB&T websites is expressly not incorporated by reference into this proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to vote on the proposals described in this document. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated March 11, 2008. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of SunTrust common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and between
SUNTRUST BANKS, INC.
and
GB&T BANCSHARES, INC.
DATED AS OF NOVEMBER 2, 2007

A-i

A-ii

A-iii

Defined Term	Section

1997 Plan	1.5(a)
2007 Plan	1.5(a)
Adjusted Option	1.5(c)
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Assumed Stock-Based Award	1.5(e)
BHC Act	3.1(b)
Certificate	1.4(d)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
COBRA	6.6(c)
Code	Recitals
Confidentiality Agreement	6.2(c)
Covered Employees	6.6(a)
DBF	3.4
Derivative Transactions	3.14(a)
DPC Common Shares	1.4(b)
Effective Time	1.2
EGTRRA	3.11(c)
Environmental Laws	3.18
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(c)
Expense Reimbursement	8.3(b)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form S-4	3.4
GAAP	3.1(c)
GB&T	Preamble
GB&T Articles	3.1(b)
GB&T Benefit Plans	3.11(a)
GB&T Board	3.3(a)
GB&T Bylaws	3.1(b)
GB&T Capitalization Date	3.2(a)
GB&T Common Stock	1.4(b)
GB&T Contract	3.13(a)
GB&T Disclosure Schedule	Art. III
GB&T Insiders	6.13
GB&T Options	1.5(c)

A-iv

Defined Term	Section

GB&T Regulatory Agreement	3.5(b)
GB&T Requisite Regulatory Approvals	7.3(d)
GB&T SEC Reports	3.5(c)
GB&T Shareholder Meeting	6.3(a)
GB&T Stock-Based Award	1.5(e)
GB&T Stock Plans	1.5(a)
GB&T Subsidiary	3.1(c)
GBCC	1.1(a)
Georgia Certificate of Merger	1.2
Governmental Entity	3.4
Holder	2.2(a)
HSR Act	3.4
Indemnified Parties	6.7(a)
Injunction	7.1(d)
Insurance Amount	6.7(c)
Intellectual Property	3.17
IRS	3.10(a)
knowledge	9.4
Leased Properties	3.16
Letter of Transmittal	2.2(a)
Liens	3.2(b)
Loan(s)	3.25(a)
Market Price	2.2(f)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)
NYSE	2.2(f)
Notice Period	6.10(c)
Other Regulatory Approvals	3.4
Owned Properties	3.16
Permitted Encumbrances	3.16
Per Share Amount	1.4(c)
person	9.4
Policies, Practices and Procedures	3.15(b)
Property Lease	3.19
Proxy Statement	3.4
Public Proposal	8.3(b)
Real Property	3.16
Regulatory Agencies	3.5(a)
Sarbanes-Oxley Act	3.5(c)
SEC	3.4
Section 16 Information	6.13
Securities Act	3.2(a)

A-v

Defined Term	Section

SERP	3.11(c)
Subsidiary	3.1(c)
SunTrust	Preamble
SunTrust Articles	4.1(b)
SunTrust Bylaws	4.1(b)
SunTrust Capitalization Date	4.2(a)
SunTrust Common Stock	1.4(a)
SunTrust Disclosure Schedule	Art. IV
SunTrust Preferred Stock	4.2(a)
SunTrust Regulatory Agreement	4.5(b)
SunTrust Requisite Regulatory Approvals	7.2(d)
SunTrust SEC Reports	4.5(c)
SunTrust Stock Plans	4.2(a)
SunTrust Subsidiary	3.1(c)
Superior Proposal	6.10(a)
Surviving Corporation	Recitals
Tax(es)	3.10(b)
Tax Return	3.10(c)
Termination Fee	8.3(b)
Trust Account Common Shares	1.4(b)
Voting Agreements	Recitals
Voting Debt	3.2(a)
WARN Act	6.6(c)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of November 2, 2007 (this “Agreement”), by and among GB&T BANCSHARES, INC., a Georgia corporation (“GB&T”), and SUNTRUST BANKS, INC. (“SunTrust”), a Georgia corporation.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of GB&T and SunTrust have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which GB&T will, on the terms and subject to the conditions set forth in this Agreement, merge with and into SunTrust (the “Merger”), so that SunTrust is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, concurrently with the execution of this Agreement, each individual included on Schedule A attached hereto has executed an agreement (collectively, the “Voting Agreements”) between such individual and SunTrust governing the voting of all shares of GB&T Common Stock (as defined herein) owned by such individual at the GB&T Shareholders Meeting (as defined herein); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time GB&T shall merge with and into SunTrust. SunTrust shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of GB&T shall cease.

(b) SunTrust may at any time change the method of effecting the combination (including by providing for the merger of GB&T and a wholly owned subsidiary of SunTrust) if and to the extent SunTrust deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of GB&T’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. GB&T shall, if requested by SunTrust, enter into one or more amendments to this Agreement prior to the Effective Time to effect any change permitted by the foregoing sentence.

1.2  Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Georgia Certificate of Merger”) that shall be filed with the Secretary of State of the State of Georgia on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Georgia Certificate of Merger.

1.3  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

1.4  Conversion of GB&T Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of SunTrust, GB&T or the holder of any of the following securities:

(a) Each share of common stock, $1.00 value per share, of SunTrust (the “SunTrust Common Stock”) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, no par value per share, of GB&T issued and outstanding immediately before the Effective Time (the “GB&T Common Stock”) that are owned, directly or indirectly, by GB&T or SunTrust (other than shares of GB&T Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) and other than shares of GB&T Common Stock held, directly or indirectly, by GB&T or SunTrust in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of SunTrust and no other consideration shall be delivered in exchange therefor.

(c) Subject to Section 1.4(e), each share of GB&T Common Stock, except for shares of GB&T Common Stock owned by GB&T or SunTrust or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares and DPC Common Shares), shall be converted into the right to receive, without interest, that fraction of a fully paid and nonassessable share of SunTrust Common Stock (the “Merger Consideration”) equal to 0.1562 (the “Exchange Ratio”).

(d) All of the shares of GB&T Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GB&T Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (and, in the case of any fractional shares, cash in lieu thereof), into which the shares of GB&T Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of GB&T Common Stock become entitled in accordance with Section 2.2(c).

(e) If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of SunTrust Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

1.5  Stock Options and Other Stock-Based Awards.

(a) Unless otherwise noted, the provisions of this Section 1.5 pertain to all plans sponsored by GB&T under which options and other stock-based amounts are awarded, including the GB&T 2007 Omnibus Incentive Plan (the “2007 Plan”) and the GB&T Stock Option Plan of 1997 (the “1997 Plan”) (collectively, the “GB&T Stock Plans”); provided, however, that any accelerated vesting performed pursuant to this Section 1.5 shall only be performed if required by the terms of the applicable GB&T Stock Plan as in effect on the date hereof without any further action by GB&T.

(b) As of the Effective Time, if required by and in accordance with the terms of the applicable GB&T Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the GB&T Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such GB&T Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of GB&T Common Stock granted to employees or directors of GB&T or any of its Subsidiaries under any of the GB&T Stock Plans that is outstanding immediately before the

Effective Time (collectively, the “GB&T Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such GB&T Option immediately before the Effective Time (taking into account any accelerated vesting of such GB&T Options in accordance with the terms thereof, including terms approved by the GB&T Board before the date of this Agreement as described on Section 1.5(c) of the GB&T Disclosure Schedule (as defined in Article III)), the number of whole shares of SunTrust Common Stock that is equal to the number of shares of GB&T Common Stock subject to such GB&T Option immediately before the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of SunTrust Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of GB&T Common Stock subject to such GB&T Option immediately before the Effective Time divided by the Exchange Ratio. In the case of any GB&T Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the above formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code.

(d) As of the Effective Time, SunTrust shall assume the obligations and succeed to the rights of GB&T under the GB&T Stock Plans with respect to the Adjusted Options. GB&T and SunTrust agree that before the Effective Time each of the GB&T Stock Plans shall be amended, to the extent possible without requiring shareholder approval of such amendments, if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of GB&T Options granted to any employee or director of GB&T or any of its Subsidiaries under a GB&T Stock Plan that is outstanding immediately before the Effective Time pursuant to this Section 1.5 and the substitution of SunTrust for GB&T thereunder to the extent appropriate to effectuate the assumption of such GB&T Stock Plans by SunTrust. From and after the Effective Time, all references to GB&T (other than any references relating to a “change in control” of GB&T) in each GB&T Stock Plan and in each agreement evidencing any award of GB&T Options shall be deemed to refer to SunTrust, unless SunTrust determines otherwise.

(e) As of the Effective Time, each right of any kind, contingent or accrued, to receive shares of GB&T Common Stock or benefits measured by the value of a number of shares of GB&T Common Stock, and each award of any kind consisting of shares of GB&T Common Stock, granted under any other GB&T Benefit Plan (including restricted stock, restricted stock units, performance stock units, deferred stock units and dividend equivalents), other than GB&T Options (each, a “GB&T Stock-Based Award”), whether vested or unvested, which is outstanding or unsatisfied immediately prior to the Effective Time, shall cease to represent a right or award with respect to shares of GB&T Common Stock and shall be converted, at the Effective Time, into a right or award with respect to shares of SunTrust Common Stock (an “Assumed Stock-Based Award”), on the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the GB&T Stock-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in the GB&T Stock Plans or other GB&T Benefit Plan or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby). The number of shares of SunTrust Common Stock subject to each such Assumed Stock-Based Award shall be equal to the number of shares of GB&T Common Stock subject to the GB&T Stock-Based Award, multiplied by the Exchange Ratio (rounded down to the nearest whole share of SunTrust Common Stock). All dividend equivalents credited to the account of each holder of a GB&T Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time.

(f) SunTrust shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of SunTrust Common Stock upon the exercise of the Adjusted Options and settlement of the Assumed Stock-Based Awards. On or as soon as reasonably practicable following the Closing Date (and in no event more than ten business days after the Closing Date), SunTrust shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act (as defined below) with respect to the issuance of the shares of SunTrust Common Stock subject to the Adjusted Options and the Assumed Stock-Based Awards and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

1.6  Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.7 Board of Directors; Officers.  At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of SunTrust immediately prior to the Effective Time and the officers of the Surviving Corporation shall consist of the officers of SunTrust immediately prior to the Effective Time.

1.8 Articles of Incorporation.  At the Effective Time, the Articles of Incorporation of SunTrust shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws.  At the Effective Time, the Bylaws of SunTrust shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Deposit of Merger Consideration.  At or before the Effective Time, SunTrust shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreeable to GB&T, or SunTrust’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent ( the “Exchange Agent”) hereunder certificates representing the number of shares of SunTrust Common Stock sufficient to deliver, and SunTrust shall instruct the Exchange Agent to timely deliver, the aggregate Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f)) (collectively, the “Exchange Fund”) and SunTrust shall instruct the Exchange Agent to timely pay such cash in lieu of fractional shares, in accordance with this Agreement.

2.2 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (“Holder”) of Certificate(s) that immediately before the Effective Time represented outstanding shares of GB&T Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor in accordance with Section 2.2(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of GB&T Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor in respect of the shares of GB&T Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to SunTrust Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SunTrust Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of SunTrust Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of SunTrust Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the SunTrust Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing GB&T Common Stock that is not registered in the stock transfer records of GB&T, the proper amount of shares of SunTrust Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such GB&T Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of SunTrust that the Tax has been paid or is not applicable.

The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, SunTrust) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of SunTrust Common Stock otherwise payable pursuant to this Agreement to any holder of GB&T Common Stock such amounts as the Exchange Agent or SunTrust, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SunTrust, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of GB&T Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SunTrust, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of GB&T of the shares of GB&T Common Stock that were issued and outstanding immediately before the Effective Time other than to settle transfers of GB&T Common Stock that occurred before the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of SunTrust Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to SunTrust Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SunTrust. In lieu of the issuance of any such fractional share, SunTrust shall pay to each former shareholder of GB&T who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the arithmetic average of the last reported per share sales prices of SunTrust Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for each of the five full consecutive NYSE trading days ending on the trading day immediately prior to the date of this Agreement (the “Market Price”) by (ii) the fraction of a share (after taking into account all shares of GB&T Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of SunTrust Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of GB&T as of the first anniversary of the Effective Time may be paid to SunTrust. In such event, any former shareholders of GB&T who have not theretofore complied with this Article II shall thereafter look only to SunTrust with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the SunTrust Common Stock deliverable in respect of each share of GB&T Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

Notwithstanding the foregoing, none of SunTrust, GB&T, the Exchange Agent or any other person shall be liable to any former holder of shares of GB&T Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by SunTrust or the Exchange Agent, the posting by such person of a bond in such amount as SunTrust may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GB&T

GB&T has delivered a disclosure schedule (the “GB&T Disclosure Schedule”) to SunTrust in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of GB&T’s covenants contained herein; provided, however, that the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on GB&T. Except as set forth on the GB&T Disclosure Schedule, and subject to the standard set forth in Section 9.2, GB&T hereby represents and warrants to SunTrust as follows:

3.1  Corporate Organization.

(a) GB&T is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. GB&T has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) GB&T is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Articles of Incorporation of GB&T, as amended (the “GB&T Articles”), and the Bylaws of GB&T (the “GB&T Bylaws”), as in effect as of the date of this Agreement, have previously been made available to SunTrust.

(c) Each of GB&T’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each GB&T Subsidiary, copies of which have previously been made available to SunTrust, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary,” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “GB&T Subsidiary” and “SunTrust Subsidiary” shall mean any direct or indirect Subsidiary of GB&T and SunTrust, respectively.

(d) The deposit accounts of GB&T’s bank Subsidiaries are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2  Capitalization.

(a) The authorized capital stock of GB&T consists of 20,000,000 shares of GB&T Common Stock, of which, as of October 31, 2007 (the “GB&T Capitalization Date”), 14,230,796 shares were issued and outstanding. As of the GB&T Capitalization Date, no shares of GB&T Common Stock were reserved for issuance except for shares of GB&T Common Stock reserved for issuance in connection with stock options under the GB&T Stock Plans, of which 3,000,000 were authorized and options to purchase 695,496 shares of GB&T Common Stock were outstanding as of the GB&T Capitalization Date. All of the issued and outstanding shares of GB&T Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of GB&T having the right to vote on any matters on which its shareholders may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the GB&T Stock Plans as set forth herein, GB&T does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of GB&T Common Stock, Voting Debt or any other equity securities of GB&T or any securities representing the right to purchase or otherwise receive any shares of GB&T Common Stock, Voting Debt or other equity securities of GB&T. As of the date of this Agreement, and except as set forth in Section 3.2(a) of the GB&T Disclosure Schedule, there are no contractual obligations of GB&T or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GB&T or any equity security of GB&T or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of GB&T or its Subsidiaries or (ii) pursuant to which GB&T or any of its Subsidiaries is or could be required to register shares of GB&T capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than the GB&T Options or as set forth on Section 3.2(a) of the GB&T Disclosure Schedule, no equity-based awards are outstanding as of the GB&T Capitalization Date. Except as set forth on Section 3.2(a) of the GB&T Disclosure Schedule, since January 1, 2007 through the date hereof, GB&T has not (A) issued or repurchased any shares of GB&T Common Stock, Voting Debt or other equity securities of GB&T other than (1) the issuance of shares of GB&T Common Stock in connection with the exercise of stock options to purchase GB&T Common Stock granted under the GB&T Stock Plans that were outstanding on January 1, 2007 or (2) shares repurchased pursuant to the authority of the GB&T Board as described in the GB&T SEC Reports, or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the GB&T Stock Plans. Each option granted under a GB&T Stock Plan (1) was granted in compliance with all applicable laws and all the terms and conditions of the GB&T Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of GB&T Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the option granted under a GB&T Stock Plan was actually granted, and (4) qualified for the tax and accounting treatment afforded to such option granted under a GB&T Stock Plan in a G B&T’s tax returns and GB&T’s financial statements, respectively.

(b) Except as set forth on Section 3.2(b) of the GB&T Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of GB&T are owned by GB&T, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such GB&T Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Section 3.2(c) of the GB&T Disclosure Schedule sets forth GB&T’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a GB&T Subsidiary, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

3.3  Authority; No Violation.

(a) GB&T has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GB&T (the “GB&T Board”). The GB&T Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of GB&T and its shareholders, has recommended that GB&T’s shareholders vote in favor of the Merger, on substantially the terms and conditions set forth in this Agreement, and has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to GB&T’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GB&T Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of GB&T are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GB&T and (assuming due authorization, execution and delivery by SunTrust) constitutes the valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by GB&T nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the terms or provisions of this Agreement, will (i) violate any provision of the GB&T Articles or the GB&T Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to GB&T, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GB&T or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GB&T or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4  Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the Federal Reserve Act, as amended, and the Georgia Department of Banking and Finance (the “DBF”) and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of GB&T’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(f), (d) the filing of the Georgia Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable rules and regulations of the Nasdaq Global Select Market, (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SunTrust Common Stock pursuant to this Agreement and approval of listing of such SunTrust Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by GB&T of the Merger and the other transactions contemplated by this Agreement.

No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by GB&T of this Agreement.

3.5  Reports; Regulatory Matters.

(a) Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule, GB&T and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any applicable industry self-regulatory organization, and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of GB&T and its Subsidiaries, or as disclosed in the GB&T SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of GB&T, investigation into the business, disclosures or operations of GB&T or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule or as disclosed in the GB&T SEC Reports, since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of GB&T, investigation into the business, disclosures or operations of GB&T or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule, there is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of GB&T or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule, since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of GB&T or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in GB&T’s ordinary course of business or as disclosed in the GB&T SEC Reports).

(b) Except as set forth on Section 3.5(b) of the GB&T Disclosure Schedule or as disclosed in the GB&T SEC Reports, neither GB&T nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004 a recipient of any supervisory letter from, or since January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity (each item in this sentence, a “GB&T Regulatory Agreement”), nor has GB&T or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such GB&T Regulatory Agreement. Except as set forth on Section 3.5(b) of the GB&T Disclosure Schedules, to the knowledge of GB&T, there has not been any event or occurrence since January 1, 2004 that would result in a determination that GB&T’s bank Subsidiaries are not “well capitalized” and “well managed” as a matter of U.S. federal banking law, and there has been no notification or communication from any Governmental Entity (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(c) GB&T has previously made available to SunTrust an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by GB&T since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date of this Agreement (the “GB&T SEC Reports”). No such GB&T SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all GB&T SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of GB&T has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6  Financial Statements.

(a) The financial statements of GB&T and its Subsidiaries included (or incorporated by reference) in the GB&T SEC Reports (including the related notes, where applicable), as well as the financial statements of GB&T and its Subsidiaries for the fiscal quarter ended September 30, 2007 that have been provided to SunTrust (including any notes thereto), (i) have been prepared from, and are in accordance with, the books and records of GB&T and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of GB&T and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC (or in the case of the September 30, 2007 financial statements, as of the date hereof), in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of GB&T and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Mauldin & Jenkins, LLC has served as independent registered public accountant for GB&T for all periods covered in the GB&T SEC Reports and through the fiscal quarter ended September 30, 2007; such firm has not resigned or been dismissed as independent public accountants of GB&T as a result of or in connection with any disagreements with GB&T on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither GB&T nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of GB&T included in the financial statements of GB&T for the fiscal quarter ended September 30, 2007 (including any notes thereto) that have been provided to SunTrust and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

(c) Except as set forth on Section 3.6(c) of the GB&T Disclosure Schedules, since December 31, 2006, (i) through the date hereof, neither GB&T nor any of its Subsidiaries nor, to the knowledge of the officers of GB&T, any director, officer, employee, auditor, accountant or representative of GB&T or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GB&T or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GB&T or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing GB&T or any of its Subsidiaries, whether or not employed by GB&T or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by GB&T or any of its officers, directors, employees or agents to the GB&T Board or any committee thereof or to any director or officer of GB&T.

3.7  Broker’s Fees.  Neither GB&T nor any GB&T Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the GB&T Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to SunTrust.

3.8  Absence of Certain Changes or Events.

(a) Except as set forth in the GB&T SEC Reports and the financial statements of GB&T and its Subsidiaries for the fiscal quarter ended September 30, 2007 that have been provided to SunTrust, since December 31, 2006, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on GB&T. As used in this Agreement, the term “Material Adverse Effect” means, with respect to SunTrust, GB&T or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including national emergencies, the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby or compliance with the terms hereof, (E) actions or omissions of SunTrust or GB&T taken with the prior written consent of the other in contemplation of the transactions contemplated hereby or required hereunder or (F) the application of SunTrust’s credit quality standards (as opposed to GB&T’s credit quality standards) in determining GB&T’s non-performing assets; and provided, further, that, with respect to this clause (i) a Material Adverse Effect shall be deemed to include the circumstances and conditions discussed in clauses (A), (B) and (C) to the extent such changes have a disproportionate impact on either SunTrust and its Subsidiaries or GB&T and its Subsidiaries (on a consolidated basis, in each respective case), as the case may be, in comparison to the banking industry generally, or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since December 31, 2006 through and including the date of this Agreement, GB&T and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Except as set forth on Section 3.8 of the GB&T Disclosure Schedule, since December 31, 2006, neither GB&T nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the GB&T Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any stock appreciation rights or options to purchase shares of GB&T Common Stock, any restricted shares of GB&T Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the GB&T Stock Plans, (iii) changed any accounting methods, principles or practices of GB&T or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any GB&T Common Stock, other than customary dividends, (vi) except for the issuance of stock options granted under the GB&T Stock Plan as described in Section 3.2(a) and as disclosed on Section 3.2(a) of the GB&T Disclosure Schedule, effected or authorized any issuance, split, combination or reclassification of GB&T Common Stock or the capital stock of any GB&T Subsidiary, or (vii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9  Legal Proceedings.

(a) Except as disclosed on Section 3.9 of the GB&T Disclosure Schedule and for routine loan collection or foreclosure actions initiated by GB&T’s bank Subsidiaries in the ordinary course of business, neither GB&T nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of GB&T, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against GB&T or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9 of the GB&T Disclosure Schedule and none of the routine loan collection or foreclosure actions initiated by GB&T’s bank Subsidiaries in the ordinary course of business would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GB&T.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon GB&T, any of its Subsidiaries or the assets of GB&T or any of its Subsidiaries.

3.10  Taxes and Tax Returns.

(a) Each of GB&T and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (except as set forth on Section 3.10(a)(1) of the GB&T Disclosure Schedule, all such returns being accurate and complete in all material respects and prepared in substantial compliance with all applicable laws and regulations), has paid all Taxes due and owing by such entity (whether or not shown on such Tax Returns). Each of GB&T and its Subsidiaries has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent, or are being contested in good faith by GB&T or its Subsidiaries as disclosed on Section 3.10(a)(2) of the GB&T Disclosure Schedule, have not been finally determined and have been adequately reserved against. GB&T and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth on Section 3.10(a)(1) or (a)(2) of the GB&T Disclosure Schedule, to the knowledge of GB&T and its Subsidiaries, GB&T and its Subsidiaries are not subject to examination, investigation, audit or administrative or judicial proceeding by the Internal Revenue Service (“IRS”) or any foreign, state or local taxing authority (including jurisdictions where GB&T and/or its Subsidiaries have not filed Tax Returns) and have not received any notice indicating an intent to open such audit, investigation, review or proceeding. There are no material disputes pending, or claims asserted, for Taxes or assessments upon GB&T or any of its Subsidiaries for which GB&T does not have adequately disclosed reserves that are sufficient under GAAP. Neither GB&T nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither GB&T nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither GB&T nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GB&T and its Subsidiaries). Within the past five years, neither GB&T nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither GB&T nor any of its Subsidiaries is required to include in income, in any Taxable period after the date hereof, any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GB&T or any of its Subsidiaries. Neither GB&T nor any of its Subsidiaries is required to include in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any “closing agreement” as described in Section 7121 of the Code, intercompany transactions or excess loss account described in the Treasury Regulations under Section 1502 of the Code or installment sale or open transaction disposition made prior to the date hereof. Neither GB&T nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section

1.6011-4(b)(1) or acted as a material advisor within the meaning of Section 6111(b) of the Code with respect to any reportable transaction. No power of attorney has been granted by GB&T or any of its Subsidiaries with respect to any matter relating to Taxes, except as disclosed on Schedule 3.10(a)(3) of the GB&T Disclosure Schedule. Neither GB&T nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). GB&T and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that are reasonably likely to give rise to a “substantial understatement” of federal income Tax within the meaning of Section 6662 of the Code. Since September 30, 2000, no claim has ever been made by an authority in a jurisdiction where GB&T or any of its Subsidiaries does not file Tax Returns that GB&T or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. To the knowledge of GB&T and its Subsidiaries, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of GB&T or any of its Subsidiaries and there are no such Liens that are pending. Neither GB&T nor any of its Subsidiaries has directly or indirectly owned an interest in a real estate investment trust or any legal entity whose purpose is to hold and manage investment securities. Neither GB&T nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is GB&T. Neither GB&T nor any of its Subsidiaries has issued or assumed any corporate acquisition indebtedness (within the meaning of Section 279(b) of the Code), or any obligation described in Section 279(a)(2) of the Code. Except as disclosed on Section 3.10(a)(4) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries owns any direct or indirect interest in an entity that is characterized as a partnership for Tax purposes. No excess loss account (within the meaning of Treasury Regulation Section 1.1502-19) exists with respect to GB&T or its Subsidiaries. GB&T has received the Georgia Department of Revenue’s approval letter permitting GB&T and its Subsidiaries to file a consolidated income tax return in Georgia.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, license, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added, alternative or add-on minimum, estimated and all other taxes, charges, duties, levies or any other governmental charges of any kind whatsoever that may be imposed by a governmental entity, whether disputed or not, together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return, claim for refund, declaration or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes GB&T or any of its Subsidiaries, including any schedule or attachment thereto and any estimated returns.

(d) GB&T has made available to SunTrust true, correct and complete copies of all Tax Returns of GB&T and its Subsidiaries (together with any examinations or audit reports and work papers) for taxable years ended on or after December 31, 2004.

3.11  Employee Matters.

(a) Section 3.11(a) of the GB&T Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of GB&T or any of its Subsidiaries entered into, maintained or contributed to by GB&T or any of its Subsidiaries or to which GB&T or any of its

Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “GB&T Benefit Plans”).

(b) With respect to each GB&T Benefit Plan, GB&T has made available to SunTrust true, complete and correct copies of the following (as applicable): (i) the written document evidencing such GB&T Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iii) all amendments, modifications or supplements to any such document; (iv) the most recent actuarial report; (v) the most recent determination letter from the IRS; (vi) the most recent Form 5500 required to have been filed with the Department of Labor, including all schedules thereto; (vii) any notices or other communication to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such GB&T Benefit Plan; and (vii) a list of each person who has options to purchase GB&T Common Stock or has units or other awards outstanding under any stock option or other equity-based plan, program or arrangement sponsored by GB&T or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the GB&T Disclosure Schedule sets forth as of June 30, 2007 the accrued liability, if any, for any such plans, programs and arrangements.

(c) Except as set forth on Section 3.11(c) of the GB&T Disclosure Schedule: (i) GB&T and each of its Subsidiaries have operated and administered each GB&T Benefit Plan in compliance in all material respects with all applicable laws and the terms of each such plan; (ii) each GB&T Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of GB&T, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such GB&T Benefit Plan; (iii) each such GB&T Benefit Plan has received a favorable determination letter from the IRS (covering all changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”)) that such GB&T Benefit Plan is so qualified under Section 401(a) of the Code, the scope of such determination letter is complete and does not exclude consideration of any of the qualification requirements, and nothing has occurred that will adversely affect the qualified status of any such Benefit Plan; (iv) each such GB&T Benefit Plan was timely amended and operated in compliance with all applicable changes in law, regulations and IRS requirements enacted or adopted subsequent to the required changes commonly referred to as “GUST”, including but not limited to, EGTRRA good faith amendments and amendments and operations to comply with Revenue Ruling 2001-62, IRS Notice 2001-37, Revenue Ruling 2002-27, IRS Notice 2005-5, the final and temporary regulations under Sections 401(a) (9), (k) and (m) of the Code; (v) with respect to each such GB&T Benefit Plan, either an application for a new determination letter was filed by the end of such GB&T Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied; (vi) each GB&T Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c) of the GB&T Disclosure Schedule contains (1) a list of assets that are maintained or used to informally fund such plan, (2) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (3) an analysis of the cash surrender value of the split dollar insurance policies held pursuant to the SERPs; (vii) any trust agreement supporting such plan has been provided as described in Section 3.11(b)(ii); (viii) there are no pending or, to the knowledge of GB&T, threatened or anticipated claims by, on behalf of or against any of the GB&T Benefit Plans or any assets thereof (other than routine claims for benefits); and (ix) all contributions, premiums and other payments required to be made with respect to any GB&T Benefit Plan have been made on or before their due dates under applicable law and the terms of such GB&T Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any GB&T Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of GB&T included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since June 30, 2007.

(d) No GB&T Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither GB&T nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the GB&T Benefit Plans and, to the knowledge of GB&T, no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to GB&T or any of its Subsidiaries.

(e) Except as disclosed on Section 3.11(e) of the GB&T Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of GB&T or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) Except as disclosed on Section 3.11(f) of the GB&T Disclosure Schedule, to the knowledge of GB&T, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any GB&T Benefit Plan or with respect to GB&T, its Subsidiaries or any party-in-interest.

(g) Except as disclosed on Section 3.11(g) of the GB&T Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of GB&T or any of its Subsidiaries would not be fully deductible pursuant to Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(h) Neither GB&T nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of GB&T or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of GB&T, threatened and neither GB&T nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither GB&T nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of GB&T and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(i) Section 3.11(i)(1) of the GB&T Disclosure Schedule sets forth a true, complete and correct list of employment agreements, retention agreements and change-in-control agreements with each of GB&T’s employees, copies of which have been made available to SunTrust. Each of the employment agreements, retention agreements and change-in-control agreements set forth on Section 3.11(i)(1) of the GB&T Disclosure Schedule is valid and binding and in full force and effect. Except as disclosed in Section 3.11(i)(2) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries has made any commitment, oral or written, to assume or to reimburse or gross up any employee for excise taxes, penalties, additional income taxes or any other amounts charged to such employee as a result of any payments that are “excess parachute payments” within the meaning of Section 280G of the Code or that violate the requirements of Section 409A of the Code.

(j) Except as disclosed in Section 3.11(j) of the GB&T Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither GB&T nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq.  of ERISA and Section 4980B of the Code.

(k) Except as disclosed in Section 3.11(k) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries maintains, or has ever maintained, any plan that provides post-employee life or health insurance benefits, provides pension benefits under a defined benefit plan, or is or could be classified as a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(l) Section 3.11(l) of the GB&T Disclosure Schedule sets forth the name of each nonqualified deferred compensation plan that is subject to Section 409A of the Code or is exempt from Section 409A of the Code. Except as disclosed in Section 3.11(l) of the GB&T Disclosure Schedule, each such nonqualified deferred compensation plan will be amended to comply with or to be exempt from Section 409A no later than December 31, 2007, or such later date as the IRS may allow by announcement, notice or other publication.

3.12  Compliance with Applicable Law.  GB&T and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to GB&T or any of its Subsidiaries. Except for trust services provided in the ordinary course of business by GB&T and its Subsidiaries and other than as required by (and in conformity with) law, neither GB&T nor any GB&T Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. Since the enactment of the Sarbanes-Oxley Act, GB&T has been and is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to GB&T and its Subsidiaries and their respective businesses. Section 3.12 of the GB&T Disclosure Schedule sets forth a schedule of all officers and directors of GB&T who have outstanding loans from GB&T or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13  Certain Contracts.

(a) Except as disclosed on Section 3.13(a) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from SunTrust, GB&T, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of GB&T or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GB&T SEC Reports filed before the date hereof, (iv) that materially restricts the conduct of any line of business by GB&T or, to the knowledge of GB&T, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this

Section 3.13(a), whether or not set forth in the GB&T Disclosure Schedule, is referred to as an “GB&T Contract,” and neither GB&T nor any of its Subsidiaries knows of, or has received notice of, any material violation of any GB&T Contract by any of the other parties thereto.

(b) (i) Each GB&T Contract is valid and binding on GB&T or its applicable Subsidiary and is in full force and effect, (ii) GB&T and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each GB&T Contract and (iii) except as set forth on Section 3.13(b) of the GB&T Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GB&T or any of its Subsidiaries under any such GB&T Contract.

3.14  Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any GB&T Stock Option.

(b) All Derivative Transactions, whether entered into for the account of GB&T or any of its Subsidiaries or for the account of a customer of GB&T or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by GB&T and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of GB&T or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. GB&T and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to GB&T’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15  Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on GB&T, each of GB&T and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of GB&T or its Subsidiaries. Such securities and commodities are valued on the books of GB&T in accordance with GAAP in all material respects.

(b) GB&T and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that GB&T believes are prudent and reasonable in the context of such businesses. Before the date hereof, GB&T has made available to SunTrust in writing its material Policies, Practices and Procedures.

3.16  Property.  GB&T or one of its Subsidiaries (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in such GB&T SEC Reports as being owned by GB&T or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by GB&T on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as conducted by GB&T on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such GB&T SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering GB&T’s or one of its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and except as set forth on Section 3.16 of the GB&T Disclosure Schedule, is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the GB&T or one of its Subsidiaries or, to GB&T’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of GB&T, threatened condemnation proceedings against the Real Property. GB&T and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

GB&T currently maintains (or causes to be maintained) insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations. GB&T has not received any written notice of termination, nonrenewal or premium adjustment for such policies.

3.17  Intellectual Property.  GB&T and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by GB&T and its Subsidiaries does not, to the knowledge of GB&T, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which GB&T or any Subsidiary acquired the right to use any Intellectual Property. To GB&T’s knowledge, no person is challenging, infringing on or otherwise violating any right of GB&T or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GB&T or its Subsidiaries. Neither GB&T nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by GB&T and its Subsidiaries and, to GB&T’s knowledge, no Intellectual Property owned and/or licensed by GB&T or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.18  Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of GB&T or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance (collectively, “Environmental Laws”), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of GB&T, threatened against GB&T or any of its Subsidiaries. To the knowledge of GB&T, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of GB&T or any of its Subsidiaries. Neither GB&T nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Each of GB&T and its Subsidiaries is and has been, and all properties foreclosed upon by GB&T or any of its Subsidiaries are, in compliance with all applicable Environmental Laws.

3.19  Leases.  Section 3.19 of the GB&T Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $100,000 to which GB&T or any Subsidiary is a party and (b) a list of each parcel of real property leased by GB&T or any Subsidiary together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on GB&T or its applicable Subsidiary and is in full force and effect. GB&T and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither GB&T nor any of its Subsidiaries is in material default under any Property Lease beyond any applicable notice and cure period.

3.20  Securitizations.  Except as provided on Section 3.20 of the GB&T Disclosure Schedule, GB&T is not a party to any agreement securitizing any of its assets.

3.21  Reorganization; Approvals.  As of the date of this Agreement, GB&T (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.22  Opinion.  Before the execution of this Agreement, the GB&T Board has received an opinion from Keefe Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of GB&T from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.23  GB&T Information.  The information relating to GB&T and its Subsidiaries that is provided by GB&T or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to GB&T and other portions within the reasonable control of GB&T will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.24  State Takeover Law.  The GB&T Board has approved the transactions contemplated by this Agreement and the Voting Agreements such that no “moratorium,” “control share,” “fair price,” “business combination” or other anti-takeover laws are applicable to the Merger or any transactions contemplated therein.

3.25  Loan Portfolio.

(a) GB&T has made available to SunTrust a listing, as of September 30, 2007, of the following: (i) each borrower, customer or other party which has notified GB&T or its Subsidiaries during the past 12 months of, or has asserted against GB&T or its Subsidiaries, in each case in writing, any “lender liability” or similar claim; (ii) (A) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to GB&T or its Subsidiaries (each, a “Loan” and collectively, the “Loans”), other than “nonaccrual” Loans, (B) the aggregate outstanding principal amount of all “nonaccrual” Loans, (C) a summary of all Loans designated as of such date by either GB&T, its accountants (whether internal or external) or its auditors (whether internal or external) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, including the aggregate principal amount of such Loans and the amount of specific reserves with respect to all such Loans, (D) any Loan where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loan is less than 90 days past due, (E) any Loan where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay and (F) any Loan where a specific reserve allocation exists in connection therewith; and (iii) all other assets classified by GB&T or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Since September 30, 2007, no Loans have been designated by either GB&T, its accountants (whether internal or external) or its auditors (whether internal or external) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, except for such Loans that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on GB&T.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens in favor of GB&T or its Subsidiaries that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by GB&T or its Subsidiaries, and all such Loans purchased by GB&T or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and GB&T or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c) Except as disclosed in the GB&T SEC Reports or in the financial statements of GB&T and its Subsidiaries for the fiscal quarter ended September 30, 2007 that have been provided to SunTrust, since December 31, 2006, neither GB&T nor any of its Subsidiaries has incurred any unusual or extraordinary loan losses which are material to GB&T and its Subsidiaries on a consolidated basis; to GB&T’s knowledge and in light of their historical loan loss experiences and their managements’ analyses of the quality and performance of their loan portfolios, as of September 30, 2007, their reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management of GB&T and its Subsidiaries’ continuing review and evaluation of the loan portfolio and their judgment as to the impact of economic conditions on the portfolio.

3.26  Administration of Fiduciary Accounts.  GB&T and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither GB&T nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.27  Internal Controls.  The records, systems, controls, data and information of GB&T and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GB&T or its Subsidiaries or accountants (including all means of access thereto and therefrom). Except as disclosed in the GB&T SEC Reports, since December 31, 2000, GB&T and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. GB&T (i) has designed disclosure controls and procedures to ensure that material information relating to GB&T, including its consolidated Subsidiaries, is made known to the management of GB&T by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to GB&T’s auditors and the audit committee of GB&T’s Board (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect GB&T’s ability to record, process, summarize and report financial data and have identified for GB&T’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in GB&T’s internal controls. GB&T has made available to SunTrust the disclosures made by management to GB&T’s auditors and audit committee since January 1, 2004.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUNTRUST

SunTrust has delivered a disclosure schedule (the “SunTrust Disclosure Schedule”) to GB&T in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of SunTrust’s covenants contained herein. Except as set forth on the SunTrust Disclosure Schedule, and subject to the standard set forth in Section 9.2, SunTrust hereby represents and warrants to GB&T as follows:

4.1  Corporate Organization.

(a) SunTrust is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. SunTrust and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) SunTrust is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Articles of Incorporation of SunTrust, as amended (the “SunTrust Articles”) and Bylaws of SunTrust (the “SunTrust Bylaws”), as in effect as of the date of this Agreement, have previously been made available to GB&T.

(c) Each SunTrust Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2  Capitalization.

(a) The authorized capital stock of SunTrust consists of 750,000,000 shares of SunTrust Common Stock, of which, as of October 30, 2007 (the “SunTrust Capitalization Date”), 349,458,350 shares were issued and outstanding, and 50,000,000 shares of preferred stock, no par value (the “SunTrust Preferred Stock”), of which, as of the SunTrust Capitalization Date, (i) 50,000,000 shares were authorized and 5,000 shares were issued and outstanding. As of the SunTrust Capitalization Date, no shares of SunTrust Common Stock or SunTrust Preferred Stock were reserved for issuance, except for no more than 35,000,000 shares of SunTrust Common Stock reserved for issuance pursuant to the equity-based compensation plans of SunTrust or a Subsidiary of SunTrust in effect as of the date of this Agreement (the “SunTrust Stock Plans”) and 5,010 shares of SunTrust Preferred Stock reserved for issuance pursuant to the Stock Purchase Contract Agreement, dated as of October 25, 2006, by and between SunTrust Banks, Inc. and SunTrust Preferred Capital I.. All of the issued and outstanding shares of SunTrust Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of SunTrust is issued or outstanding. As of the SunTrust Capitalization Date, except as disclosed in the SunTrust SEC Reports and/or pursuant to this Agreement, the SunTrust Stock Plans, the terms of the SunTrust Preferred Stock and stock repurchase plans entered into by SunTrust from time to time, SunTrust does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of SunTrust Common Stock, SunTrust Preferred Stock, Voting Debt of SunTrust or any other equity securities of SunTrust or any securities representing the right to purchase or otherwise receive any shares of SunTrust Common Stock, SunTrust Preferred Stock, Voting Debt of SunTrust or other equity securities of SunTrust. The shares of SunTrust Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as disclosed in the SunTrust SEC Reports, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of SunTrust are owned by SunTrust, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.

4.3  Authority; No Violation.

(a) SunTrust has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of SunTrust and no other corporate proceedings on the part of SunTrust are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SunTrust and (assuming due authorization, execution and delivery by GB&T) constitutes the valid and binding obligations of SunTrust , enforceable against SunTrust in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by SunTrust, nor the consummation by SunTrust of the transactions contemplated hereby, nor compliance by SunTrust with any of the terms or provisions of this Agreement, will (i) violate any provision of the SunTrust Articles or the SunTrust Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to SunTrust, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SunTrust or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SunTrust or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4  Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and any applicable state regulatory agencies and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (d) the filing of the Georgia Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC and the filing of the, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable rules and regulations of the NYSE or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SunTrust Common Stock pursuant to this Agreement and approval of listing of such SunTrust Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by SunTrust of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by SunTrust of this Agreement.

4.5  Reports; Regulatory Matters.

(a) SunTrust and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of SunTrust and its Subsidiaries, or as disclosed in the SunTrust SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of SunTrust, investigation into the business, disclosures or operations of SunTrust or any of its Subsidiaries. Since January 1, 2004, except as disclosed in the SunTrust SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of SunTrust, investigation into the business, disclosures or operations of SunTrust or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of SunTrust or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of SunTrust or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in SunTrust’s ordinary course of business or as disclosed in the SunTrust SEC Reports).

(b) Except as disclosed in the SunTrust SEC Reports, neither SunTrust nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “SunTrust Regulatory Agreement”), nor has SunTrust or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SunTrust Regulatory Agreement.

(c) SunTrust has previously made available to GB&T an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by SunTrust since January 1, 2004 pursuant to the Securities Act or the Exchange Act and before the date of this Agreement (the “SunTrust SEC Reports”). No such SunTrust SEC Report or communication, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SunTrust SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of SunTrust has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6  Financial Statements.

(a) The financial statements of SunTrust and its Subsidiaries included (or incorporated by reference) in the SunTrust SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SunTrust and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of SunTrust and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and except as contemplated by SEC Regulation G regarding the use of non-GAAP financial measures. The books and records of SunTrust and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP served as independent registered public accountant for SunTrust from January 1, 2004 through SunTrust’s 2006 fiscal year (which ended December 31, 2006), and Ernst & Young LLP has served as independent registered public accountant for SunTrust since the beginning of SunTrust’s 2007 fiscal year (which began January 1, 2007) to the present date; such firms have not resigned or been dismissed as independent public accountants of SunTrust as a result of or in connection with any disagreements with SunTrust on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither SunTrust nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SunTrust included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

(c) Since December 31, 2006, (i) through the date hereof, neither SunTrust nor any of its Subsidiaries nor, to the knowledge of the officers of SunTrust, any director, officer, employee, auditor, accountant or representative of SunTrust or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SunTrust or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SunTrust or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SunTrust or any of its Subsidiaries, whether or not employed by SunTrust or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SunTrust or any of its officers, directors, employees or agents to the Board of Directors of SunTrust or any committee thereof or to any director or officer of SunTrust.

4.7  Broker’s Fees.  Neither SunTrust nor any SunTrust Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the SunTrust Disclosure Schedule.

4.8  Absence of Certain Changes or Events.

(a) Since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on SunTrust.

(b) Except as disclosed in the SunTrust SEC Reports, since December 31, 2006 through and including the date of this Agreement, SunTrust and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9  Legal Proceedings.

(a) Except as disclosed in the SunTrust SEC Reports, none of SunTrust or any of its Subsidiaries is a party to any, and there are no pending or, to the best of SunTrust’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SunTrust or any of its Subsidiaries.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon SunTrust, any of its Subsidiaries or the assets of SunTrust or any of its Subsidiaries.

4.10  Taxes and Tax Returns.  Each of SunTrust and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as disclosed in the SunTrust SEC Reports, there are no material disputes pending, or claims asserted, for Taxes or assessments upon SunTrust or any of its Subsidiaries for which SunTrust does not have reserves that are adequate under GAAP.

4.11  Compliance with Applicable Law.  SunTrust and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to SunTrust or any of its Subsidiaries.

4.12  Reorganization; Approvals.  As of the date of this Agreement, SunTrust (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13  SunTrust Information.  The information relating to SunTrust and its Subsidiaries that is provided by SunTrust or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to SunTrust and other portions within the reasonable control of SunTrust will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of GB&T’s Business Before the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of SunTrust, during the period from the date of this Agreement to the Effective Time, GB&T shall, and shall cause each GB&T Subsidiary, to:

(a) conduct its business in the ordinary course in all material respects;

(b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either GB&T or SunTrust to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2  GB&T Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the GB&T Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, GB&T shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SunTrust:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, purchases of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends per share of GB&T Common Stock consistent with past practice, subject to Section 6.12, (B) dividends paid by any of the Subsidiaries of GB&T to GB&T or to any of its wholly owned Subsidiaries, (C) the acceptance of shares of GB&T Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of GB&T Common Stock granted under a GB&T Stock Plan, in each case in accordance with past practice and the terms of the applicable GB&T Stock Plan and related award agreements) and (D) open-market purchases pursuant to the GB&T retirement savings and DRIP plans;

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of GB&T Common Stock under any of the GB&T Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a GB&T Stock Plan that are outstanding as of the date of this Agreement.

(c) except as required by applicable law (including, without limitation, Section 409A of the Code) or the terms of any GB&T Benefit Plan as in effect on the date of this Agreement, (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any officer, director or employee of GB&T or any of its Subsidiaries, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any officer, director or employee of GB&T or any of its Subsidiaries, excepting (only with respect to employees who are not executive officers or directors) normal increases made in the ordinary course of business consistent with past practices; (ii) pay any bonus other than bonuses to employees who are not executive officers or directors made in the ordinary course of business and consistent with past practices or (iii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any GB&T Benefit Plan; provided, however that GB&T may enter into retention arrangements, subject to the written consent of SunTrust in an exercise of its sole discretion, with a limited number of key employees whose retention is deemed reasonably necessary by GB&T to facilitate the consummation of the transactions contemplated hereby (which arrangements shall not extend past the Effective Time without SunTrust’s consent);

(d) except for sales of those properties set forth on Section 5.2(d) of the GB&T Disclosure Schedule at market prices in arm’s-length transactions with unrelated parties, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement set forth on Section 5.2(d) of the GB&T Disclosure Schedule;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets or make any investments which would be material, individually or in the aggregate, to GB&T, other than in connection with foreclosures and settlements in lieu of foreclosure in the ordinary course of business consistent with prudent banking practices or (ii) except as disclosed on Section 5.2(f) of the GB&T Disclosure Schedule, open, close, sell or acquire any branches;

(g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend the GB&T Articles or GB&T Bylaws, or otherwise take any action to exempt any person (other than SunTrust or its Subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) except in furtherance of loan collection efforts in the ordinary course, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting GB&T or any of its Subsidiaries to any material restrictions on its current or future business or operations (including the future business and operations of the Surviving Corporation);

(k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;

(l) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) (i) file any Tax Return other than in the ordinary course of business, amend any Tax Return, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election, enter into any closing agreements, settle or compromise any Tax liability, claim or assessment in excess of $100,000, (ii) surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to GB&T or any of its Subsidiaries, or (iii) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such similar action (including election, adoption, change, amendment, agreement, settlement, surrender or consent) would have the effect of increasing the Tax liability of GB&T or any of its Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of GB&T or any of its Subsidiaries existing on the Effective Time;

(n) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any GB&T Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(o) take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby;

(p) fail to comply with the terms of any regulatory orders issued by any Governmental Entity;

(q) make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

(r) file any application to establish, or relocate or terminate the operations of, any banking office of GB&T or any of its Subsidiaries; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3  SunTrust Covenants.  Except as expressly permitted by this Agreement or with the prior written consent of GB&T, during the period from the date of this Agreement to the Effective Time, SunTrust shall not, and shall not permit any of its Subsidiaries to, (i) amend, repeal or otherwise modify any provision of the SunTrust Articles or the SunTrust Bylaws in a manner that would adversely effect, the shareholders of GB&T or the transactions contemplated by this Agreement; (ii) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (iii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (iv) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby; (v) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis; or (vi) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

5.4  Loan Review.  Consistent with GAAP and so long as and to the extent not inconsistent with applicable laws, GB&T agrees that on or before the Effective Time based on a review of GB&T’s loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, GB&T will work with SunTrust in good faith with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used in the SunTrust system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. SunTrust shall provide such assistance and direction to GB&T as is necessary in conforming such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement and the Effective Time. No actions taken by GB&T at the request of SunTrust pursuant to this Section 5.4 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy have occurred.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.

(a) SunTrust and GB&T shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of SunTrust and GB&T shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and GB&T shall thereafter mail or deliver the Proxy Statement to its shareholders. SunTrust shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GB&T shall furnish all information concerning GB&T and the holders of GB&T Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. GB&T and SunTrust shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to GB&T or SunTrust, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require SunTrust to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on SunTrust, a Material Adverse Effect on GB&T or a Material Adverse Effect on the Surviving Corporation (measured in the case of GB&T or the Surviving Corporation with respect to the business, results of operations or financial condition of GB&T only and not any other businesses, results of operations or financial conditions of the Surviving Corporation) (any of which, a “Materially Burdensome Regulatory Condition”).

(c) Each of SunTrust and GB&T shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of SunTrust, GB&T or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of SunTrust and GB&T shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any SunTrust Requisite Regulatory Approval or GB&T Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2  Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of GB&T and SunTrust shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by GB&T, information concerning SunTrust that is reasonably related to the prospective value of SunTrust Common Stock or to SunTrust’s ability to consummate the transactions contemplated hereby). Neither GB&T nor SunTrust, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other party (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving party, (iv) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (v) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).

(c) All information and materials provided by GB&T pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between SunTrust and Keefe Bruyette & Woods, Inc. on behalf of GB&T dated September 10, 2007 (the “Confidentiality Agreement”).

(d) No investigation by a party or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3  Shareholder Approval.

(a) GB&T shall call a meeting of its shareholders (the “GB&T Shareholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The GB&T Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. The GB&T Board shall, subject to the provisions of Section 6.10(c), affirmatively recommend that the GB&T shareholders vote in favor of and adopt this Agreement. GB&T shall submit this Agreement to its shareholders at the GB&T Shareholder Meeting even if the GB&T Board shall have withdrawn, modified or qualified its recommendation, and shall not subject to a vote of its shareholders an Alternative Transaction (as defined below) at the GB&T Shareholder Meeting or any other shareholder meeting of GB&T. The GB&T Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to GB&T’s shareholders for their consideration.

(b) Each of SunTrust and GB&T shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by GB&T or SunTrust or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4  Affiliates.  GB&T shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of GB&T to deliver to SunTrust, as soon as practicable after the date of this Agreement, and before the date of the meeting of the GB&T shareholders to be held pursuant to Section 6.3, a written agreement in the form of Exhibit A.

6.5  NYSE Listing.  SunTrust shall cause the shares of SunTrust Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, before the Effective Time.

6.6  Employee Matters.

(a) For the 12 month period following the Effective Time, SunTrust shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by, or on an authorized leave of absence from, GB&T or one of its Subsidiaries as of the Effective Time, and who continue their employment with SunTrust or one of its Subsidiaries after the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are available for similarly situated employees of SunTrust or its affiliates or Subsidiaries; notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular GB&T Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.6, (iii) limit the right of SunTrust or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require SunTrust or any of its Subsidiaries to provide any such Covered Employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, other than as required by applicable law or pro-rata incentive plan payouts or as otherwise provided under this Agreement; or (iv) obligate GB&T, SunTrust or any of their respective Subsidiaries to (A) maintain any particular GB&T Benefit Plan or (B) retain the employment of any particular employee. Notwithstanding the foregoing, SunTrust shall have a reasonable period following the Effective Date, as it deems appropriate or necessary, in which to transition Covered Employees from GB&T’s Benefits Plans to benefits plans maintained by SunTrust or its Subsidiaries.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by SunTrust or any of its Subsidiaries, other than GB&T or its Subsidiaries, SunTrust shall cause such employee benefit plan to recognize the service of such Covered Employee with GB&T or its Subsidiaries for purposes of eligibility and vesting (but not any benefit accrual), based on information provided by GB&T and the terms and service requirements (including break in service rules) of such employee benefit plan of SunTrust or any of its Subsidiaries; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee. With respect to a Covered Employee who becomes eligible for participation in the SunTrust Retirement Plan, such Covered Employee’s benefits under such plan shall be calculated under the personal pension account formula, and such Covered Employee’s service with GB&T and its Subsidiaries shall be recognized under such plan for purposes of eligibility to participate, vesting and pay credits for such Covered Employee’s personal pension account. SunTrust shall also credit service with GB&T or its Subsidiaries for purposes of eligibility to participate in SunTrust’s retiree health plan on an access only basis (with no employer subsidy for benefits or premiums). In addition, with respect to any health or dental plan of SunTrust or any of its Subsidiaries (other than GB&T and its Subsidiaries), for the plan year in which any Covered Employee first becomes eligible to participate, SunTrust shall (i) cause any pre-existing condition limitations under such SunTrust or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the GB&T Benefit Plan in which such Covered Employee participated immediately before such Covered Employee’s initial participation in such plan of SunTrust or its Subsidiaries and (ii) cause each such health or dental plan of SunTrust or its Subsidiaries to recognize any applicable deductible and annual out-of-pocket expense incurred by each such Covered

Employee in the same calendar year under any such comparable health or dental plan of SunTrust or any of its Subsidiaries.

(c) If a Covered Employee (other than temporary and/or co-operative employees) who does not have an employment, change-in-control or severance agreement with GB&T or any of its Subsidiaries is involuntarily terminated by SunTrust or any of its Subsidiaries during the period beginning at the Effective Time and ending 12 months after the Effective Time, such Covered Employee’s right to severance pay, including the amount and form, shall be determined in accordance with the terms of SunTrust’s severance pay plan (including customary releases and taking into account employee pay grade classifications to be made by SunTrust with respect to Covered Employees and giving service credit for such Covered Employee’s service with GB&T to be made by SunTrust with respect to Covered Employees) as in effect immediately before the date hereof (subject to later amendments for exemption from or compliance with Section 409A of the Code).

GB&T shall take whatever action necessary to terminate any and all other severance arrangements and to ensure it and SunTrust have no other liability for any other severance payments (other than as set forth in this Section 6.6(c) and Section 6.6(d) below with respect to agreements disclosed in Section 3.11(i) of the GB&T Disclosure Schedule). GB&T shall cooperate with SunTrust to effectuate the foregoing, including SunTrust’s compliance with the Worker Adjustment Retraining and Notification Act (“Warn Act”) or any similar state or local law (e.g., GB&T will cooperate with SunTrust to deliver Warn Act notices reasonably requested by SunTrust prior to the Effective Time).

Nothing contained in this Section 6.6(c) shall be construed or interpreted to limit or modify in any way SunTrust at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.6(c) to any Covered Employee who does not have an employment, change-in-control or severance agreement with GB&T be taken into account in determining the amount of any other benefit (including, but not limited to, an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(d) From and after the Effective Time, SunTrust shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of SunTrust, each employment agreement, retention agreement and change-in-control agreement listed on Section 3.11(i) of the GB&T Disclosure Schedule (unless otherwise agreed by SunTrust and the applicable counterparty to such agreement) and the obligations of GB&T and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11(i) of the GB&T Disclosure Schedule. SunTrust agrees to take all action necessary to effectuate and satisfy the obligations set forth in the agreements listed in Section 3.11(i) of the GB&T Disclosure Schedule. GB&T has no contractual responsibility (and has made no promise or commitment to be responsible) for any Tax, penalty or interest imposed on any person by reason of any such agreements (or payments thereunder) that result in “excess” parachute payments under Section 280G of the Code or that fail to satisfy the requirements of Section 409A of the Code. The obligation of SunTrust or any of its Subsidiaries to provide severance pay on the termination of employment of any individual who has an employment agreement, retention agreement or change-in-control agreement listed on Section 3.11(i) of the GB&T Disclosure Schedule shall be determined solely in accordance with the terms of such agreement and neither SunTrust nor any of its Subsidiaries shall have any other obligation to provide severance pay to such individual under Section 6.6(c) or otherwise.

(e) Before the Effective Time, SunTrust may, in its sole discretion, elect to offer to certain GB&T employees (the number and identification of which shall be made in the absolute and sole discretion of SunTrust in coordination with the President of GB&T) retention agreements to assist in the voluntary retention of GB&T employees following the Effective Time.

(f) If SunTrust so requests (which request shall be made no less than 30 days prior to the Effective Time), GB&T shall take any and all actions required (including, without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate GB&T’s 401(k) plan or any other GB&T Benefit Plan immediately prior to the Effective Time, and, if requested by SunTrust, to implement any such actions.

(g) GB&T shall provide to SunTrust at least 15 days prior to the Effective Time documentation that shows the requirements of Code Sections 401(a)(4), 404, 410(b), 412, 415, 416 and 401(k)(3) and (m)(2) are met by or with respect to each GB&T Benefit Plan subject to such requirements as to the plan’s latest three plan years which have ended prior to the date of this Agreement.

6.7  Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of GB&T or any of its Subsidiaries or who is or was serving at the request of GB&T or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of GB&T or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7(a) of the GB&T Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of SunTrust pursuant to Section 6.8, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b) SunTrust shall cause the individuals serving as officers and directors of GB&T or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy maintained by GB&T (provided that SunTrust may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall SunTrust be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by GB&T (which current amount is set forth on Section 6.7(b) of the GB&T Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if SunTrust is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, SunTrust shall obtain as much comparable insurance as is available for the Insurance Amount.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8  Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of SunTrust and GB&T agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by SunTrust.

(c) SunTrust and GB&T shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

6.9  Advice of Changes.  Each of SunTrust and GB&T shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10  No Solicitation.

(a) None of GB&T, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GB&T or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving GB&T or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction; or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the GB&T Board and its representatives shall be permitted, before the approval of this Agreement by GB&T’s shareholders, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to GB&T than, those contained in the Confidentiality Agreement, to furnish nonpublic information regarding GB&T to a person, and to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by GB&T that constitutes or is reasonably likely to result in a Superior Proposal and, if and only to the extent that and so long as the GB&T Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than SunTrust or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of GB&T Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from GB&T or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving GB&T (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than SunTrust or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of GB&T and securities of the entity surviving any merger or business combination including any of GB&T’s Subsidiaries) of GB&T, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of GB&T and its Subsidiaries, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving GB&T or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of GB&T immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of GB&T Common Stock immediately before the consummation thereof.

As used in this Agreement, “Superior Proposal” means an Alternative Proposal that the GB&T Board in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to GB&T’s shareholders than the transactions contemplated by this Agreement (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms in this Agreement) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Alternative Transaction shall be deemed to be references to “a majority.”

(b) GB&T shall notify SunTrust promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to GB&T or any of its Subsidiaries or for access to the properties, books or records of GB&T or any Subsidiary by any person that informs the GB&T Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to SunTrust shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of GB&T or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. GB&T shall keep SunTrust fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. GB&T shall also promptly, and in any event within 24 hours, notify SunTrust, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the approval of this Agreement by GB&T’s shareholders, GB&T receives an Alternative Proposal (or a subsequent amended Alternative Proposal) that the GB&T Board concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by SunTrust pursuant to clause (ii) below, the GB&T Board may effect a withdrawal of its recommendation of this Agreement; provided, that, the GB&T Board may not effect a withdrawal of its recommendation of this Agreement pursuant to the foregoing clause unless: (i) GB&T shall have provided prior written notice to SunTrust, at least five days in advance (the “Notice Period”), of its intention to effect a withdrawal of its recommendation of this Agreement in response to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (ii) prior to effecting a withdrawal of its recommendation of this Agreement, GB&T shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with SunTrust in good faith (to the extent SunTrust desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

(d) GB&T and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than SunTrust) conducted heretofore with respect to any of the foregoing. GB&T agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which GB&T or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

(e) GB&T shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of GB&T or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GB&T or its Subsidiaries, at the direction or with the consent of GB&T or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by GB&T.

(f) Nothing contained in this Section 6.10 shall prohibit GB&T or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has on any other provision of this Agreement.

6.11  Non-Compete Agreements.  Concurrently with the execution and delivery of this Agreement, the individuals listed on Schedule B attached hereto have executed non-compete agreements as a material inducement to SunTrust to enter into this Agreement.

6.12  Dividends.  After the date of this Agreement, each of SunTrust and GB&T shall coordinate with the other the declaration of any dividends in respect of SunTrust Common Stock and GB&T Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of GB&T Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of GB&T Common Stock and any shares of SunTrust Common Stock any such holder receives in exchange therefor in the Merger.

6.13  Exemption from Liability Under Section 16(b).  SunTrust and GB&T agree that, in order to most effectively compensate and retain GB&T Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that GB&T Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of GB&T Common Stock, GB&T Options and GB&T Stock-Based Awards into shares of SunTrust Common Stock, Adjusted Options and Assumed Stock-Based Awards, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Assuming that GB&T delivers to SunTrust the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of SunTrust, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by GB&T Insiders of SunTrust Common Stock in exchange for shares of GB&T Common Stock, of Adjusted Options upon conversion of GB&T Options, and of Assumed Stock-Based Awards upon conversion of GB&T Stock-Based Awards, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term “Section 16 Information” shall mean information accurate in all material respects regarding GB&T Insiders, the number of shares of GB&T Common Stock held by each such GB&T Insider and expected to be exchanged for SunTrust Common Stock in the Merger, and the number and description of the GB&T Options and GB&T Stock-Based Awards held by each such GB&T Insider and expected to be converted into Adjusted Options and Assumed Stock-Based Awards, respectively, in connection with the Merger. The term “GB&T Insiders” shall mean those officers and directors of GB&T who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.14  Procurement Contracts.  Within twenty (20) days after the date hereof, GB&T shall provide a list to SunTrust of all contracts of GB&T and its Subsidiaries under which third parties license software or provide goods or services to GB&T or any of its Subsidiaries involving annual payments of $100,000 or more.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Shareholder Approval.  The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of GB&T Common Stock entitled to vote thereon.

(b) NYSE Listing.  The shares of SunTrust Common Stock to be issued to the holders of GB&T Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE subject to official notice of issuance.

(c) Form S-4.  The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no such Injunction shall be threatened by or before any Governmental Entity which represents a reasonable probability of preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or imposing damages that would reasonably be expected to have a Material Adverse Effect on SunTrust, a Material Adverse Effect on GB&T or a Material Adverse Effect on the Surviving Corporation (measured in the case of GB&T or the Surviving Corporation with respect to the business, results of operations or financial condition of GB&T only and not any other business, results of operations or financial conditions of the Surviving Corporation). No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2  Conditions to Obligations of SunTrust.  The obligation of SunTrust to effect the Merger is also subject to the satisfaction, or waiver by SunTrust, at or before the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of GB&T set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and SunTrust shall have received a certificate signed on behalf of GB&T by the Chief Executive Officer or Chief Financial Officer of GB&T to the foregoing effect.

(b) Performance of Obligations of GB&T.  GB&T shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and SunTrust shall have received a certificate signed on behalf of GB&T by the Chief Executive Officer of GB&T to such effect.

(c) Regulatory Approvals.  All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “SunTrust Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) Federal Tax Opinion.  SunTrust shall have received the opinion of SunTrust’s counsel, dated the Closing Date, in form and substance reasonably satisfactory to SunTrust, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, SunTrust’s counsel may require and rely upon customary representations contained in certificates of officers of GB&T and SunTrust, reasonably satisfactory in form and substance to such counsel.

7.3  Conditions to Obligations of GB&T.  The obligation of GB&T to effect the Merger is also subject to the satisfaction or waiver by GB&T at or before the Effective Time of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of SunTrust set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and GB&T shall have received a certificate signed on behalf of SunTrust by the Chief Executive Officer or the Chief Financial Officer of SunTrust to the foregoing effect.

(b) Performance of Obligations of SunTrust.  SunTrust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and GB&T shall have received a certificate signed on behalf of SunTrust by the Chief Executive Officer or the Chief Financial Officer of SunTrust to such effect.

(c) Regulatory Approvals.  All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “GB&T Requisite Regulatory Approvals”).

(d) Federal Tax Opinion.  GB&T shall have received the opinion of GB&T’s counsel, dated the Closing Date, in form and substance reasonably satisfactory to GB&T, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash received in lieu of fractional share interests in SunTrust Common Stock, no gain or loss will be recognized by any of the holders of GB&T Common Stock in the Merger by virtue of their receipt of SunTrust Common Stock or the treatment of GB&T Options and GB&T Stock-Based Awards provided herein. In rendering such opinion, GB&T’s counsel may require and rely upon customary representations contained in certificates of officers of GB&T and SunTrust, reasonably satisfactory in form and substance to such counsel. Notwithstanding the foregoing, if GB&T’s counsel fails to deliver such opinion, the condition in this Section 7.3(d) may be satisfied, at SunTrust’s sole election, by an opinion of SunTrust’s counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of GB&T:

(a) Consent of the Parties.  By consent of GB&T and SunTrust in a written instrument, if the board of directors of each of GB&T and SunTrust so determines by a vote of the majority of the members of its entire board of directors;

(b) Approvals.  By either GB&T or SunTrust, if

(i) any Governmental Entity that must grant a SunTrust Requisite Regulatory Approval or a GB&T Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(ii) the holders of the GB&T Common Stock entitled to vote thereon do not approve the Merger, on substantially the terms and conditions set forth in this Agreement, by the requisite affirmative vote at the GB&T Shareholder Meeting or any similar meeting of the shareholders of GB&T;

(c) Delay.  By either GB&T or SunTrust, if the Merger shall not have been consummated on or before July 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) Material Breach of Representation, Warranty or Covenant.  By either SunTrust or GB&T (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GB&T, in the case of a termination by SunTrust, or SunTrust in the case of a termination by GB&T, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

(e) Failure to Recommend.  By SunTrust, if the GB&T Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement or (ii) in a manner adverse to SunTrust, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the GB&T Board of this Agreement and/or the Merger to GB&T’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of GB&T’s shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation (including not taking action to convene the GB&T Shareholder Meeting) or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2  Effect of Termination.  If either GB&T or SunTrust terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GB&T, SunTrust, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.6, 9.7 and 9.8 shall survive any termination of this Agreement and (ii) neither GB&T nor SunTrust shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

8.3  Fees and Expenses.

(a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by GB&T and SunTrust, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) GB&T shall pay to SunTrust, by wire transfer of immediately available funds, a termination fee in the amount of $6,000,000 (the “Termination Fee”) and/or expense reimbursement on the following terms:

(i) If this Agreement is terminated by SunTrust pursuant to Section 8.1(e), then GB&T shall pay the Termination Fee on the business day following such termination;

(ii) If (A) either party shall terminate this Agreement pursuant to Section 8.1(b)(ii) and (B) at any time after the date of this Agreement and on or before the date of the GB&T Shareholder Meeting an Alternative Transaction shall have been publicly announced or otherwise communicated to the GB&T Board (a “Public Proposal”) that has not been withdrawn prior to such date, then GB&T shall pay one-third of the Termination Fee on the business day following such termination and, if within 12 months of the date of such termination, GB&T or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, then GB&T shall pay the remaining two-thirds of the Termination Fee on the date of such execution or consummation;

(iii) If (A) either party shall terminate this Agreement pursuant to Section 8.1(b)(ii) and (B) Section 8.3(b)(ii) does not otherwise apply, then GB&T shall promptly, on the business day after being notified by SunTrust, pay SunTrust all of the out-of-pocket expenses incurred by SunTrust relating to or arising out of this Agreement or the transactions contemplated hereby (including the negotiation hereof and thereof and fees and expenses of attorneys and other advisors) in an amount not to exceed $1,000,000 (the “Expense Reimbursement”), and if within 12 months of the date of such termination, GB&T or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, then GB&T shall pay the Termination Fee, less the Expense Reimbursement, on the date of such execution or consummation;

(iv) If (A) either party shall terminate this Agreement pursuant to Section 8.1(c) and (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal that has not been withdrawn prior to such termination, then GB&T shall pay one-third of the Termination Fee on the business day following such termination and, if within 12 months of the date of termination, GB&T or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Alternative Transaction, then GB&T shall pay the remaining two-thirds of the Termination Fee upon the date of such execution or consummation.

Upon payment of all applicable fees and expenses in accordance with this Section 8.3, GB&T shall have no further liability to SunTrust at law or in equity with respect to such termination, or with respect to GB&T Board’s failure to take action to convene the GB&T Shareholder Meeting and/or recommend that GB&T shareholders adopt this Agreement.

(c) GB&T acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, SunTrust would not enter into this Agreement. Accordingly, if GB&T fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, SunTrust commences a suit that results in a judgment against GB&T for the amount payable to SunTrust pursuant to this Section 8.3, GB&T shall pay to SunTrust its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by SunTrust.

8.4  Amendment.  This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of GB&T; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of GB&T, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of GB&T Common Stock, if such alteration or change would adversely affect the holders of any security of GB&T, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation if such alteration or change would adversely affect the holders of any securities of GB&T, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of GB&T, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5  Extension; Waiver.  At any time before the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of SunTrust, then SunTrust may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2  Standard.  No representation or warranty of GB&T contained in Article III or of SunTrust contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of GB&T, or Article IV, in the case of SunTrust, has had or would be reasonably likely to have a Material Adverse Effect with respect to GB&T or SunTrust, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (a) Sections 3.1(a), 3.2, 3.3(a), 3.3(b)(i) and 3.7 in the case of GB&T, and Sections 4.1(a), 4.2, 4.3(a), 4.3(b)(i) and 4.7 in the case of SunTrust, shall be deemed untrue and incorrect if not true and correct in all material respects, and (b) Section 3.8(a) in the case of GB&T and Section 4.8(a) in the case of SunTrust, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8(b) and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to GB&T, to:

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway SE
P.O. Box 2760
Gainesville, GA 30501
Attn: Richard A. Hunt
Facsimile: (770) 531-7368

with a copy to:

Troutman Sanders LLP
600 Peachtree Street
Suite 5200
Atlanta, GA 30308
Attn: Thomas O. Powell
Facsimile: (404) 962-6658

And

(b) if to SunTrust, to:

SunTrust Banks, Inc.
303 Peachtree Street NE, 36th Floor
Atlanta, GA 30308
Attn: Raymond D. Fortin
Facsimile: (404) 724-3550

with a copy to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attn: C. William Baxley
Facsimile: (404) 572-5132

9.5  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The GB&T Disclosure Schedule and the SunTrust Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the knowledge of such person’s directors and senior executive officers.

9.6  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.7  Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8  Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Georgia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Atlanta, Georgia having jurisdiction over the matter; provided, however, that if such a federal court does not have jurisdiction over the matter, any aforementioned suit, action or proceeding shall be brought in a state court located in Atlanta, Georgia having jurisdiction over the matter. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9  Publicity.  Neither GB&T nor SunTrust shall, and neither GB&T nor SunTrust shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of SunTrust, in the case of a proposed announcement by GB&T, or GB&T, in the case of a proposed announcement by SunTrust or any of its Subsidiaries; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of any applicable securities exchange.

9.10  Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.11  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, GB&T and SunTrust have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GB&T BANCSHARES, INC.

By:	/s/ Richard A. Hunt
Name:     Richard A. Hunt

Title:	President and Chief Executive Officer

SUNTRUST BANKS, INC.

By:	/s/ Richard G. Blumberg
Name:     Richard G. Blumberg

Title:	Senior Vice President

Signature Page to Agreement and Plan of Merger

Appendix B

Fairness Opinion of KBW

November 1, 2007

The Board of Directors
GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, SE
Gainesville, Georgia 30501

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of GB&T Bancshares, Inc. (“GB&T”) of the terms and conditions of the proposed merger (the “Merger”) of GB&T into SunTrust Banks, Inc. (“SunTrust”), pursuant to the Agreement and Plan of Merger, dated as of November 1, 2007, between GB&T and SunTrust (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock of GB&T, no par value (the “Common Shares”), will be converted into the right to receive 0.1562 shares of SunTrust common stock, $1.00 par value (the “Merger Consideration”), subject to the formulas and certain adjustments as set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, GB&T and SunTrust, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of GB&T and SunTrust for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of GB&T in rendering this fairness opinion and will receive a fee from GB&T for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of GB&T and SunTrust and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2006, 2005 and 2004 of GB&T; (iii) the Annual Reports to Shareholders, the Annual Report on Form 10-K for the year ended December 31, 2006, 2005 and 2004 of SunTrust; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of GB&T for the fiscal quarters ended March 31, 2007 and June 30, 2007 and certain other communications from GB&T to its shareholders; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of SunTrust for the fiscal quarters ended March 31, 2006 and June 30, 2006 and certain other communications from SunTrust to its shareholders; and (vi) other financial information concerning the businesses and operations of GB&T and SunTrust furnished to us by GB&T and SunTrust for purposes of our analysis. We have also held discussions with senior management of GB&T and SunTrust regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for GB&T and SunTrust with similar information for certain other banking companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the senior management of GB&T and SunTrust as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent and SunTrust’s consent, that the aggregate allowances for loan and lease losses for GB&T and SunTrust are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of GB&T or SunTrust, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of GB&T and SunTrust; (ii) the assets and liabilities of GB&T and SunTrust; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for GB&T or any other business combination in which GB&T might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/  Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the GBCC and the Amended and Restated Bylaws of SunTrust Banks, Inc. (“SunTrust” or “Registrant”) referred to below.

Statutory Authority

The GBCC allows a corporation, pursuant to the corporation’s articles of incorporation, bylaws, contract or resolution approved or ratified by the corporation’s shareholders, to indemnify or obligate itself to indemnify a director or officer made party to a proceeding, including a proceeding brought by or in the right of the corporation. In addition, the GBCC permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision, which has been adopted by the Registrant, pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws).

Bylaw Authority

Article VII of SunTrust’s Amended and Restated Bylaws provides:

Section 1.  Definitions.

As used in this Article, the term:

(A) “Corporation” includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction in which the predecessor’s existence ceased upon completion of the transaction.

(B) “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A “director” is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(C) “Disinterested director” means a director who at the time of a vote referred to in Section 3(C) or a vote or selection referred to in Section 4(B), 4(C) or 7(A) is not: (i) a party to the proceeding; or (ii) an individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

(D) “Employee” means an individual who is or was an employee of the Corporation or an individual who, while an employee of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An “Employee” is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Employee” includes, unless the context requires otherwise, the estate or personal representative of an employee.

(E) “Expenses” includes counsel fees.

(F) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(G) “Officer” means an individual who is or was an officer of the Corporation which for purposes of this Article VII shall include an assistant officer, or an individual who, while an Officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. An “Officer” is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Officer” includes, unless the context requires otherwise, the estate or personal representative of an Officer.

(H) “Official capacity” means: (i) when used with respect to a director, the office of a director in a corporation; and (ii) when used with respect to an Officer, the office in a corporation held by the Officer. Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

(I) “Party” means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(J) “Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

Section 2.  Basic Indemnification Arrangement.

(A) Except as provided in subsection (D) below and, if required by Section 4 below, upon a determination pursuant to Section 4 in the specific case that such indemnification is permissible in the circumstances under this subsection because the individual has met the standard of conduct set forth in this subsection (A), the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or Officer against liability incurred by him in the proceeding if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the Corporation, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(B) A person’s conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 2(A) above.

(C) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 2(A) above.

(D) The Corporation shall not indemnify a person under this Article in connection with: (i) a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant standard of conduct under this section; or (ii) with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

Section 3.  Advances for Expenses.

(A) The Corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director or Officer who is a party to a proceeding because he is a director or Officer in advance of final disposition of the proceeding if: (i) such person furnishes the Corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct set forth in subsection 2(A) above or that the proceeding involves conduct for which liability has been eliminated under the Corporation’s Articles of Incorporation; and (ii) such person furnishes the Corporation a written undertaking meeting the qualifications set forth below in subsection 3(B), executed personally or on his behalf, to repay any funds advanced if it is ultimately determined that he is not entitled to any indemnification under this Article or otherwise.

(B) The undertaking required by subsection 3(A)(ii) above must be an unlimited general obligation of the director or Officer but need not be secured and shall be accepted without reference to financial ability to make repayment.

(C) Authorizations under this Section shall be made: (i) by the Board of Directors: (a) when there are two or more disinterested directors, by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (b) when there are fewer than two disinterested directors, by a majority of the directors present, in which authorization directors who do not qualify as disinterested directors may participate; or (ii) by the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

section 4.  Authorization of and Determination of Entitlement to Indemnification.

(A) The Corporation shall not indemnify a director or Officer under Section 2 above unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of such person is permissible in the circumstances because he has met the relevant standard of conduct set forth in subsection 2(A) above; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or Officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or Officer, the Corporation shall indemnify such person against reasonable expenses incurred by him in connection therewith.

(B) The determination referred to in subsection 4(A) above shall be made:

(i) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(ii) by special legal counsel:

(1) selected by the Board of Directors or its committee in the manner prescribed in subdivision (i); or

(2) If there are fewer than two disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

(iii) by the shareholders; but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(C) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses of a director or Officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 4(B) above, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection 4(B)(ii)(2) above to select counsel.

(D) The Board of Directors, a committee thereof, or special legal counsel acting pursuant to subsection (B) above or Section 5 below, shall act expeditiously upon an application for indemnification or advances, and cooperate in the procedural steps required to obtain a judicial determination under Section 5 below.

(E) The Corporation may, by a provision in its Articles of Incorporation or Bylaws or in a resolution adopted or a contract approved by its Board of Directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in Section 3(C) or Section 4(C).

Section 5.  Court-Ordered Indemnification and Advances for Expenses.

A director or Officer who is a party to a proceeding because he is a director or Officer may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall order indemnification or advances for expenses if it determines that:

(i) The director is entitled to indemnification or advances of expenses under this part; or

(ii) In view of all the relevant circumstances, it is fair and reasonable to indemnify the director or Officer or to advance expenses to the director or Officer, even if the director or Officer has not met the relevant standard of conduct set forth in subsection 2(A) above, failed to comply with Section 3, or was adjudged liable in a proceeding referred to in subsections (i) or (ii) of Section 2(D), but if the director or Officer was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding, unless the Articles of Incorporation of the Corporation or a Bylaw, contract or resolution approved or ratified by shareholders pursuant to Section 7 below provides otherwise.

If the court determines that the director or Officer is entitled to indemnification or advance for expenses, it may also order the Corporation to pay the director’s or Officer’s reasonable expenses to obtain court-ordered indemnification or advance for expenses. The court may summarily determine, without a jury, the Corporation’s obligation to advance expense.

Section 6.  Indemnification of Officers and Employees.

(A) Unless the Corporation’s Articles of Incorporation provide otherwise, the Corporation shall indemnify and advance expenses under this Article to an employee of the Corporation who is not a director or Officer to the same extent, consistent with public policy, as to a director or Officer.

(B) The Corporation may indemnify and advance expenses under this Article to an Officer of the Corporation who is a party to a proceeding because he is an Officer of the Corporation: (i) to the same extent as a director; and (ii) if he is not a director, to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the Board of Directors, or contract except for liability arising out of conduct that is enumerated in subsections (A)(i) through (A)(iv) of Section 7.

The provisions of this Section shall also apply to an Officer who is also a director if the sole basis on which he is made a party to the proceeding is an act or omission solely as an Officer.

Section 7.  Shareholder Approved Indemnification.

(A) If authorized by the Articles of Incorporation or a Bylaw, contract or resolution approved or ratified by shareholders of the Corporation by a majority of the votes entitled to be cast, the Corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, without regard to the limitations in other sections of this Article, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. The Corporation shall not indemnify a person under this Section 7 for any liability incurred in a proceeding in which the person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

(i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(iv) for any transaction from which he received an improper personal benefit.

(B) Where approved or authorized in the manner described in subsection 7(A) above, the Corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

(i) the proposed indemnitee furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection 7(A)(i) — (iv) above; and

(ii) the proposed indemnitee furnishes the Corporation a written undertaking, executed personally, or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

Section 8.  Liability Insurance.

The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 2 or Section 3 above.

Section 9.  Witness Fees.

Nothing in this Article shall limit the Corporation’s power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

Section 10.  Report to Shareholders.

If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance, in writing, to shareholders with or before the notice of the next shareholders’ meeting.

Section 11.  Severability.

In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

Section 12.  Indemnification Not Exclusive.

The rights of indemnification provided in this Article VII shall be in addition to any rights which any such director, Officer, employee or other person may otherwise be entitled by contract or as a matter of law.

Section 13.  Amendments to Georgia Business Corporation Code.

In the event that, following the date of these Bylaws, the Georgia Business Corporation Code is amended to expand the indemnification protections that a Georgia corporation is permitted to provide to its directors, Officers and/or Employees, as applicable, the indemnification protections set forth in this Article VII shall be automatically amended, without any further action by the Board of Directors, the shareholders of the

Corporation or the Corporation, to provide the same indemnification protections to the fullest extent provided by such amendments to the Georgia Business Corporation Code.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of November 2, 2007, by and between SunTrust Banks, Inc. and GB&T Bancshares, Inc., included as Appendix A to the Proxy Statement/ Prospectus forming a part of this Registration Statement and incorporated in this document by reference. Certain exhibits have been omitted from the Agreement as filed with the SEC. The omitted information is not considered material from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit upon request from the SEC.
3.1	Amended and Restated Articles of Incorporation of the Registrant effective November 14, 1989, as amended effective as of April 24, 1998 (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed March 26, 1999), as amended effective April 18, 2000 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 15, 2000), as amended September 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 12, 2006), as amended October 23, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-A filed October 24, 2006), and as amended effective April 17, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 17, 2007).
3.2	Bylaws of the Registrant, as amended effective November 13, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed November 14, 2007).
5.1	Opinion of Raymond D. Fortin as to the validity of securities being registered.
8.1	Opinion of King & Spalding LLP as to certain tax matters.
8.2	Opinion of Troutman Sanders LLP as to certain tax matters.
23.1	Consent of Raymond D. Fortin (included in Exhibit 5.1 hereto).
23.2	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto).
23.3	Consent of Troutman Sanders LLP (included in Exhibit 8.2 hereto).
23.4	Consent of PricewaterhouseCoopers LLP.
23.5	Consent of Mauldin & Jenkins, LLC.
23.6	Consent of Ernst & Young LLP.
24.1	Powers of Attorney.*
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Form of GB&T Proxy Card.

* Previously filed.

(b) Financial Statement Schedules. Not applicable.

(c) Reports, Opinions or Appraisals. Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix B to the proxy statement/prospectus which is a part of this registration statement).

Item 22.	Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered in this document, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (1) that is filed pursuant to the paragraph immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of this registration statement pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SunTrust Banks, Inc. has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, March 11, 2008.

SUNTRUST BANKS, INC.

By:	/s/ James M. Wells III
James M. Wells III
President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities indicated below, on this 11th day of March, 2008.

Signatures	Title

* James M. Wells III	President, Chief Executive Officer and Director

* Mark A. Chancy	Corporate Executive Vice President and Chief Financial Officer

* Thomas E. Panther	Senior Vice President, Controller and Chief Accounting Officer

* L. Phillip Humann	Executive Chairman and Director

* Robert M. Beall, II	Director

* J. Hyatt Brown	Director

* Alston D. Correll	Director

* Jeffrey C. Crowe	Director

* Thomas C. Farnsworth, Jr.	Director

Patricia C. Frist	Director

* Blake P. Garrett, Jr.	Director

Signatures	Title

* David H. Hughes	Director

* E. Neville Isdell	Director

* M. Douglas Ivester	Director

* J. Hicks Lanier	Director

* G. Gilmer Minor, III	Director

* Larry L. Prince	Director

* Frank S. Royal, M.D.	Director

* Karen Hastie Williams	Director

Dr. Phail Wynn, Jr.	Director

* By: /s/ Raymond D. Fortin Attorney-in-Fact

LIST OF EXHIBITS

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of November 2, 2007, by and between SunTrust Banks, Inc. and GB&T Bancshares, Inc., included as Appendix A to the Proxy Statement/ Prospectus forming a part of this Registration Statement and incorporated in this document by reference. Certain exhibits have been omitted from the Agreement as filed with the SEC. The omitted information is not considered material from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit upon request from the SEC.
3.1	Amended and Restated Articles of Incorporation of the Registrant effective November 14, 1989, as amended effective as of April 24, 1998 (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed March 26, 1999), as amended effective April 18, 2000 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 15, 2000), as amended September 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 12, 2006), as amended October 23, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-A filed October 24, 2006), and as amended effective April 17, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 17, 2007).
3.2	Bylaws of the Registrant, as amended effective November 13, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed November 14, 2007).
5.1	Opinion of Raymond D. Fortin as to the validity of securities being registered.
8.1	Opinion of King & Spalding LLP as to certain tax matters.
8.2	Opinion of Troutman Sanders LLP as to certain tax matters.
23.1	Consent of Raymond D. Fortin (included in Exhibit 5.1 hereto).
23.2	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto).
23.3	Consent of Troutman Sanders LLP (included in Exhibit 8.2 hereto).
23.4	Consent of PricewaterhouseCoopers LLP.
23.5	Consent of Mauldin & Jenkins, LLC.
23.6	Consent of Ernst & Young LLP.
24.1	Powers of Attorney.*
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Form of GB&T Proxy Card.

* Previously filed.